             AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON

                                  JULY 19, 2000

                                                     REGISTRATION NO. [       ]

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                           --------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------

                         HIGH SPEED NET SOLUTIONS, INC.
              (Exact Name of Registrant as Specified in its Charter

FLORIDA                                             7389                           65-0185306
-------------------------------         ----------------------------         ----------------------
(State or other Jurisdiction of         (Primary Standard Industrial           (I.R.S. Employer
Incorporation or Organization)              Classification Code)             Identification Number)


                        TWO HANNOVER SQUARE, SUITE 2120,
           434 FAYETTEVILLE STREET MALL, RALEIGH, NORTH CAROLINA 27601
                                 (919) 645-2610
   (Address, including zip code, and telephone number, including area code of
                   Registrant's principal executive offices)

                           --------------------------

                                   COPIES TO:

                                  JIM VERDONIK
                             KILPATRICK STOCKTON LLP
                                3737 GLENWOOD AVE
                          RALEIGH, NORTH CAROLINA 27612
                                 (919) 420-1700

                           --------------------------

         APPROXIMATE COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

                           --------------------------

         If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. [x]


         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


         If this form is a post-effective amendment filed pursuant to Rule 4629(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

                                            PROPOSED
   TITLE OF                                 MAXIMUM              AMOUNT OF
 SHARES TO BE        AMOUNT TO BE        OFFERING PRICE         REGISTRATION
  REGISTERED          REGISTERED          PER SHARE (1)             FEE
---------------      ------------        --------------         ------------
common stock par       1,874,717             $6.375              $3,155.15
value $.001 per
share

         (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c); estimated by taking the Over the Counter Bulletin Board (OTCBB) close price on Monday, July 10, 2000.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                TABLE OF CONTENTS

   TABLE OF CONTENTS..............................................................................................3
   PROSPECTUS SUMMARY.............................................................................................5
   RISK FACTORS..................................................................................................11
   FORWARD LOOKING STATEMENTS....................................................................................26
   USE OF PROCEEDS...............................................................................................28
   PRICE RANGE OF COMMON STOCK...................................................................................28
   DIVIDEND POLICY...............................................................................................29
   SELECTED FINANCIAL DATA.......................................................................................29
   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.........................29
   BUSINESS......................................................................................................39
   MANAGEMENT....................................................................................................52
   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................................................64
   PRINCIPAL AND SELLING SHAREHOLDERS............................................................................71
   DESCRIPTION OF CAPITAL STOCK..................................................................................75
   PLAN OF DISTRIBUTION..........................................................................................78
   LEGAL MATTERS.................................................................................................78
   EXPERTS.......................................................................................................78
   CHANGE IN REGISTRANT'S CERTIFYING ACCOUNTANT..................................................................79
   WHERE YOU CAN FIND MORE INFORMATION...........................................................................80
   INDEX TO FINANCIAL STATEMENTS.................................................................................80
PART II........................................................................................................II-1
   ITEM 13. EXPENSES OF ISSUANCE AND DISTRIBUTION..............................................................II-1
   ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS..........................................................II-1
   ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES............................................................II-2
   ITEM 16. EXHIBITS..........................................................................................II-15
   ITEM 17. UNDERTAKINGS......................................................................................II-19
   SIGNATURES.................................................................................................II-21

         You should rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

         THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


         Prospectus  Subject to Completion


         Dated  July 19, 2000


                                1,874,717 Shares

                         High Speed Net Solutions, Inc.

                                [High Speed LOGO]


                                  Common Stock

                          --------------------------


         The Selling Stockholders are offering 1,874,717 Shares. We will not receive any of the proceeds from the sale of the common stock.

         Our designated NASD Over the Counter Bulletin Board (OTCBB) symbol is HSNS. Currently our trading symbol includes a warning noted by an "E". The "E" is a warning indicating that we are not current in our reporting obligations and, consequently and in our situation, that our common stock could become ineligible for quotation on the OTCBB at any time. On July 10, 2000 the last reported sale price of the common stock on the NASD Over the Counter Bulletin Board was $6.375 per share.

              THIS INVESTMENT INVOLVES RISK. SEE THE "RISK FACTORS"
                           SECTION IN THIS PROSECTUS

         The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

July 19, 2000

PROSPECTUS SUMMARY

         The information below is only a summary of more detailed information included in other sections of this prospectus. This summary may not contain all of the information that is important to you or that you should consider before buying shares in the offering. The other information is important, so please read this entire prospectus carefully.


HIGH SPEED NET SOLUTIONS

     OUR BUSINESS

         We are launching a new business to provide clients with a service to deliver audio, video and graphics content and advertising over the Internet. In February 2000, we entered into agreements with Summus Ltd. (Summus) to license their MaxxSystem software to help implement our business plan. Summus is the largest shareholder of our company, with the power to vote 45.4% of our common stock.

         We plan to use MaxxSystem software, plus other third party software, for content compression and decompression and for management of rich media content (media that contains one or more of the following: audio, video, images or animation). We will use MaxxSystem in conjunction with other generally available software products to implement out business plan. We plan to provide an Internet service called Rich Media Direct(SM) for rich media delivery.

         Our business plan assumes that the Internet will evolve into a collection of distinct communities and individuals with specific wants, needs and definable characteristics. If this evolution occurs, our business plan assumes that the market will increase for services that can entice individuals to examine companies, products or web sites that appeal to them or for advertisements geared toward their preferences. We will use Rich Media Direct to provide services to web commerce companies that seek to increase customer awareness and revenues by targeting specific groups and individuals for Internet e-mail advertising and content delivery services. We will also provide our clients with tracking information related to how many times an advertisement was viewed and who viewed it.

         Currently we have contracts with four customers. We intend to continue to focus our marketing efforts on dedicated Internet companies with web properties, as well as traditional companies seeking to take advantage of the commercial opportunities afforded by Internet direct marketing. We intend to use a range of marketing activities to pursue our objectives, including trade shows, trade advertisements, selected media events and our own website and service. We also intend to publish additional marketing materials to support the sales process, including company brochures, feature descriptions, technology research papers and client case studies.

         Currently, we only have enough cash to continue operations until October of 2000 unless we receive additional funds either through earnings or financing. We anticipate the need to raise approximately $5 million to implement our business plan and fund our marketing activities for the approximate period of October of 2000 through October of 2001.

         RECENT DEVELOPMENTS

         In June 2000, we entered into a settlement agreement with William R. Dunavant and Michael Cimino to resolve a litigation suit filed in Florida. The settlement agreement provides, among other things, that we register 350,000 shares of common stock owned by Mr. Dunavant with the Securities and Exchange Commission. Under the settlement agreement, we issued 175,000 new shares of our common stock to Mr. Dunavant on the execution date of the settlement agreement. In addition, the settlement calls for the payment of $12,750 per month and 25,000 shares of common stock per month until the registration of all shares are effective. If our registration statement is not effective on or before January 1, 2001, from that date forward and until we have delivered an effective registration statement, we pay Mr. Dunavant $12,750 and issue 50,000 shares of common stock each month. We must also register all shares delivered under these monthly allotments. Finally, we must also issue and register an allotment of shares of our common stock, which is determined by a calculation that depends on the date upon which the registration statement becomes effective and the difference between the price of our common stock as traded on the OTCBB and $23.00 per share.

         In May 2000, we filed a motion for an emergency stay of delisting with the SEC. In the emergency stay and subsequent brief filed with the SEC, High Speed alleged that the delisting of High Speed's stock from the OTCBB harmed High Speed shareholders. The SEC is currently reviewing the brief.

         On June 30, 2000 we acquired a marketing and advertising company, Douglas May & Co., Inc., a Texas corporation, for approximately $1,376,000 in fair market value consideration granted in the form of new issuances of our common stock. We plan to hold and operate Douglas May & Co. as a wholly-owned subsidiary. The sole shareholder of Douglas May & Co. has joined us as an employee with the position of Executive Vice President and Chief Creative Officer. Prior to the acquisition, Mr. May was not a stockholder in High Speed and had no relations with us. Under the terms of the acquisition, we issued three allotments of our common stock to Mr. Douglas May based on a negotiated partition of the $1,376,000 valuation assigned to Douglas May & Co. during our negotiations. The three allotments comprise and guarantee Mr. May approximately $1,376,000 in consideration for his conveyance to us of all of the outstanding capital stock of Douglas May & Co.. The common stock we issued was assigned a value based on its OTCBB trading price around the date of the closing of the transaction by compiling the ten-day average of the closing price. The terms of each allotment of common stock vary based on the partitioning of the $1,376,000. The first allotment corresponded to $500,000 of value and we issued 50,000 shares of our common stock coupled with a guarantee that if the OTCBB trading price of our common stock one year from the close of the transaction is less than $10.00 per share then we will issue additional shares of our common stock to make up the difference in value. The second allotment corresponded to $576,000 of value and we issued 87,498 shares of our common stock coupled with contractual obligations that (i) we would register these shares in this registration and (ii) if the registration is not effective by a certain date then Mr. May has the right to cause us to repurchase these shares from him by making six cash installment payments to Mr. May. The third allotment corresponded to $300,000 of value and we issued 45,572 shares of our common stock coupled with contractual obligations that (i) we would register these shares in this registration and (ii) if the registration is not effective by a certain date then Mr. May has the right to cause us to repurchase these shares from him by releasing funds the acquisition agreement places into an escrow account, the funds being from certain accounts receivable of Douglas May & Co. valued at $300,000 and anticipated to be collected during the next several months.

              -----------------------------------------------------

         Our principal executive offices are located at Two Hannover Square, Suite 2120, 434 Fayetteville Street Mall, Raleigh, North Carolina. Our telephone number is (919) 645-2610.

THE OFFERING

Common stock offered by the
selling shareholders............... 1,874,717 shares, of which 1,109,717 shares of common stock are currently issued and outstanding, and of which 765,000 shares represent shares of our common stock that would be issued if this entire offering is sold.

                                    Of the 765,000 shares that would be issued, 115,000 shares represent options that two selling shareholders could exercise.

                                    Of the 765,000 shares that would be issued, the remaining 650,000 shares represent an estimate of the additional shares that we will have to issue for Mr. William R. Dunavant on or before the date this registration statement goes effective according to the terms of our settlement agreement with Mr. Dunavant.

Common stock to be outstanding
after this offering if the entire
offering is sold..................  22,267,719 shares.

                                    This assumes that all 1,874,717 shares of common stock in this registration are sold, which would entail the issuance of 765,000 new shares of our common stock. This does not include: (i) any issuance of shares for stock options not included in the 765,000 allotment; and (ii) any issuance of shares for conversion of the Series A Convertible Preferred Stock that we have outstanding.

                                    As of July 10, 2000, we had 21,502,719
                                    shares of our common stock issued and
                                    outstanding.

Dividend policy...................  We do not expect to pay dividends on our common stock in the foreseeable future. We anticipate that all future earnings, if any, generated from operations will be retained to develop and expand our business.

Use of proceeds.................... We will not receive any proceeds from the sale of Common stock outstanding after this offering.

Risks of investment in our common
stock.............................. An investment in our common stock is subject to significant risks. Before making your investment decision, you should consider carefully the information set forth in the "Risk Factors" section of this prospectus as well as the other information set forth in this prospectus, including our financial statements and related notes.

NASD Over the Counter Bulletin      HSNSE*
Board symbol

         *Our designated NASD Over the Counter Bulletin Board (OTCBB) symbol is HSNS. Currently our trading symbol includes a warning noted by an "E". The "E" is a warning indicating that we are not current in our reporting obligations and, consequently and in our situation, that our common stock could become ineligible for quotation on the OTCBB at any time.

SUMMARY FINANCIAL DATA

         The following is a summary of the more complete financial information provided in our financial statements appearing elsewhere in this prospectus. The financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Conditions and Results of Operations" and the historical financial statements and notes included in this prospectus. The statement of operations data for the years ended 1998 and 1999 and the balance sheet data as of December 31, 1998 and 1999 is derived from the audited financial statements included in this document. The statement of operations data for the three months ended March 31, 1999 and March 31, 2000 and the balance sheet data as of March 31, 2000 were derived from the unaudited financial statements included in this document.

                                                             YEARS ENDED                       THREE MONTHS ENDED
                                                  ----------------------------------------------------------------------
                                                  DECEMBER 31,       DECEMBER 31,         MARCH 31,          MARCH 31,
                                                      1998               1999               1999               2000
                                                  ------------       ------------       ------------       ------------
                                                                                                  (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Selling, general and administrative expenses      $    374,841       $  7,541,627       $  2,125,437       $    839,890
Interest expense (income), net                              --          2,655,749                 --             (7,577)
                                                  ------------       ------------       ------------       ------------
Loss from continuing operations                       (374,841)       (10,197,376)        (2,125,437)          (832,313)
Loss from discontinued operations                   (1,265,965)                --                 --                 --
                                                  ------------       ------------       ------------       ------------

Net loss                                          $ (1,640,806)      $(10,197,376)      $ (2,125,437)      $   (832,313)
                                                  ============       ============       ============       ============

PER SHARE AMOUNTS:
Loss from continuing operations                   $      (0.03)      $      (0.53)      $      (0.12)      $      (0.05)
Loss from discontinued operations                 $      (0.11)                --                 --                 --
                                                  ------------       ------------       ------------       ------------

Net loss per share                                $      (0.14)      $      (0.53)      $      (0.12)      $      (0.05)
                                                  ============       ============       ============       ============

Weighted average shares outstanding                 11,898,867         19,080,492         17,220,996         21,112,149
                                                  ============       ============       ============       ============




                                                  December 31              March 31,
                                              1998            1999           2000
                                          --------------------------      ----------
BALANCE SHEET DATA:
Cash and Cash Equivalents                 $   18,609      $  248,740      $1,427,606
Total Assets                              $   95,058      $6,717,722      $7,924,565


Total Stockholders' (Deficit) Equity      $ (208,957)     $5,228,081      $6,024,637
                                          ==========      ==========      ==========

RISK FACTORS

         This Form S-1 contains forward-looking statements. These forward-looking statements are based on current expectations, estimates and projections about our industry, management's beliefs, and certain assumptions made by management. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks" and "estimates" and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and actual actions or results may differ materially. These statements are subject to certain risks, uncertainties and assumptions that are difficult to predict.

         We undertake no obligation to update publicly any forward-looking statements as a result of new information, future events or otherwise, unless required by law.

         You should carefully consider the risks described below, together with all of the other information included in this Form S-1, before making an investment decision. The risks and uncertainties described below are not the only ones we face. If any of the following risks actually occurs, our business, financial condition or operating results could be harmed. In such case, the trading price of our common stock could decline, and you could lose all or part of your investment.

RISKS ARISING FROM HIGH SPEED'S DEPENDENCY ON OUR RELATIONSHIP WITH SUMMUS LTD.

         OUR CURRENT SYSTEM REQUIRES ENHANCEMENTS TO ALLOW US TO PROVIDE SERVICES THAT WILL REMAIN ATTRACTIVE TO POTENTIAL CUSTOMERS.

         The services that our current system allows us to provide to our customers involve attaching video commercials to e-mails. We believe that the method we use to deliver video commercials with e-mails will need to be enhanced for our services to compete with competitive services. A critical enhancement we need in order for us to remain competitive is the ability for a recipient of an e-mail to immediately begin viewing the video commercial upon initial receipt of the e-mail. Since we depend on Summus for the media compression and decompression technology that we will use to deliver our services, we are dependent on Summus to add to the software we use the capability to immediately view the video.

         Our capabilities must be enhanced to increase the speed of delivery of video commercials. Our enhancement goal is to produce a video commercial that is immediately viewable. Our current software forces a viewer to wait until the entire video has been downloaded before it can be viewed. While this time period varies, it can sometimes be so long as to cause dissatisfaction in the viewer. We believe that to keep our product competitive, we will need to use software that allows the video to begin to play concurrent with its downloading. That is to say, it should be viewable as it is being received instead of making a recipient wait for downloading first.

         WE DO NOT DEVELOP THE TECHNOLOGY NECESSARY TO EXECUTE OUR BUSINESS
PLAN.

         Summus Ltd. has developed the media compression technology we currently use. We have no technology development capability and all enhancements and new media compression technology we need to execute our business plan will depend upon Summus or third parties being able to develop such enhancements and new technology.

         Because our staff does not include software product developers, we depend entirely on the media compression software products developed by Summus Ltd. If Summus does not provide us with these products, then we would be entirely dependent on the products of other companies. Because we do not have our own software products, any unfavorable event at Summus that delays or prevents development of Summus' products would have a material adverse effect on us. If Summus were to stop developing the software products we plan to use, and if we were not able to acquire equivalent software products from a third party source, then our ability to execute our business plan would be materially affected.

         Our technology supplier, Summus, has no contractual obligation to deliver new technology or enhancements of old technology to us.

         The agreements between Summus and us give us nonexclusive rights to certain software of Summus if it is developed, but the agreements create no contractual obligation by Summus to develop technology for us other than MaxxSystem. Summus may fail to develop technology in time for us to sell products and generate revenue. Future delays could have a material adverse effect on our business.

         WE HAVE LIMITED RIGHTS TO SUMMUS TECHNOLOGY AND OUR RIGHTS ARE NONEXCLUSIVE.

         Our rights to Summus' technology are limited to those rights defined in the agreements between Summus and us. In addition, our rights are nonexclusive. Summus retains ownership of all intellectual property rights related to the software products we license. We have a license to use their products for only a finite amount of time. We do not have the right to modify or sell their products nor do we have the right to license its use by third parties.

         The only exclusive rights we have is that Summus will not compete with our business as presently constituted, i.e., as a service bureau, during the term of the new agreements and that Summus will not sell MaxxSystem to our competitors for a finite amount of time. After July 1, 2001, Summus is free to license MaxxSystem to our competitors.

         CONFLICTS OF INTEREST BETWEEN SUMMUS AND US MAY LIMIT OUR OPPORTUNITIES AND THEREFORE HARM OUR ABILITY TO GENERATE REVENUE.

         As of July 10, 2000, Summus held 8,474,360 shares of our common stock (39.4% of our outstanding common stock, and 35.9% on a fully diluted basis). Summus also has the right to vote an additional 1,279,667 shares of our common stock under voting agreements with and/or proxies from 14 persons. Total Summus voting power is 45.4% of our outstanding common stock. One member of our Board of Directors is an officer of Summus, Dr. Bjorn Jawerth. Our Board of Directors only has five members and one is a Summus officer. In addition, one of our officers, Alan R. Kleinmaier, owns Summus stock and has stock options for shares of Summus common stock and is an Executive Vice President of Summus. Summus formerly employed Andrew L. Fox, our Acting President and Chief Executive Officer.

         If Summus decides that our business conflicts with the interests of Summus, conflicts of interests between us and our major shareholder, our Board members, and our officers, may limit our ability to operate in a way that is contrary to the interest of Summus. The duty these Summus officers have to Summus obligates them to act in Summus' financial interest. Summus' financial interest may be adverse to our financial interests in some instances but not in others. If a situation were to arise where a revenue-generating opportunity could be presented to either Summus or us, but not to both companies, then members of our Board of Directors who are also officers of Summus have incentives and duties arising from their relationships with Summus to protect Summus' interests, possibly to the detriment of High Speed. As a result of this situation, it is possible that decisions of our Board of Directors may favor Summus over us in the event that there is a conflict.

         Dr. Bjorn Jawerth owns, as of July 10, 2000, 54.0% of the outstanding shares of Summus and is the chairman of our Board of Directors. The fact that Dr. Jawerth can also benefit personally from Summus' financial success means that he has a personal financial incentive to maximize profits in Summus, which could be adverse to maximizing profits at High Speed. For example, situations could arise where Summus and High Speed negotiate an agreement between the two companies to allocate an opportunity in the market.

         IF SUMMUS CHANGES ITS TECHNOLOGY DEVELOPMENT DIRECTION, WE COULD BE DEPRIVED OF VITAL SOFTWARE.

         Even if Summus grows and is successful, Summus could decide to dedicate its development resources to applications that are not useful to us. In that case, Summus could decide to focus on another unrelated type of software that Summus determines to be more advantageous for them than the technology that benefits us. In that case, improvements to the compression/decompression software that are necessary for us to remain competitive may not or will not be made.

         OUR RELATIONSHIP WITH SUMMUS MAY PREVENT US FROM ENTERING INTO BENEFICIAL LONG-LASTING BUSINESS AGREEMENTS WITH OTHER COMPANIES.

         It may be in our interest to enter into relationships with companies that are competitive with Summus or that otherwise would not want to have a relationship with us because of our relationship with Summus. For example, because our Board of Directors and other officers have access to our confidential business information, including trade secrets, other businesses that wish to keep information away from Summus may choose to keep the same information away from us. Our relationship with Summus, therefore, could cause us to miss opportunities to enter into alliances with other companies that would allow us to generate revenue.

         Our close relationship with Summus may dissuade some companies from entering into a relationship with us. Additionally, the overlap in directors between us and Summus could prevent the formation of beneficial relationships between us and other companies.

         SALES OF OUR SHARES BY SUMMUS MAY HAVE AN ADVERSE EFFECT ON THE MARKET PRICE OF OUR COMMON STOCK.

         As of July 10, 2000, Summus owns 8,474,360 shares of our common stock. Summus has sold 2,568,000 shares of our common stock since August 25, 1999 for prices ranging from $1.35 to $8.50 per share. Our shares are the primary liquid asset of Summus, and Summus may sell more of the High Speed shares it owns to finance its own operations. Future sales of our shares by Summus could adversely affect the market price of our common stock.

         SHAREHOLDERS MAY NOT BE ABLE TO EXERCISE CONTROL BECAUSE SUMMUS OWNS OR HAS VOTING POWER FOR 45.4% OF OUR COMMON STOCK.

         As of July 10, 2000 our largest shareholder and important software supplier, Summus, owns 8,474,360 shares of our common stock (39.4% of our outstanding common stock, and 35.9% on a fully diluted basis). Dr. Bjorn Jawerth, the founder and chairman of the board of Summus, beneficially owns approximately 39.4% of our outstanding common stock and 35.9% of our common stock on a fully diluted basis. Summus can also vote an additional 1,279,667 shares of our common stock under voting agreements with and/or proxies from 14 persons. Total Summus voting power is 45.4% of our outstanding common stock and 41.4% on a fully diluted basis. As a result, Dr. Jawerth and Summus will likely have the power to:

         -        Elect, or defeat the election of, our directors;

         - Amend, or prevent amendment of, our articles of incorporation or bylaws;

         - Effect, or prevent, a merger, sale of assets or other corporate transaction; and

         - Control the outcome of any other matter submitted to the shareholders for vote.

         WE NEED TO ENTER INTO RELATIONSHIPS WITH ADDITIONAL COMPANIES IN ORDER TO BE ABLE TO IMPLEMENT OUR BUSINESS PLAN.

         In addition to our relationship with Summus, if we do not enter into beneficial business relationships with other companies we will:

         - Decrease the adoption rate of our services due to a lack of distribution arrangements;

         - Be limited in the type of e-mail video commercial content we can develop;

         - Lose the quantity and availability of attractive video and graphics content that is available for our e-mail video commercial direct marketing;

         -        Not achieve recognition and value of our brand name;

         - Decrease the range of businesses that may rely on our services;

         - Not achieve a high degree of quality, performance, and usefulness of our services.

RISK RELATED TO OTCBB STATUS AND MARKET FACTORS

         OUR STOCK MAY CEASE TO BE QUOTED IN THE OTCBB, RESULTING IN A SEVERE LOSS OF LIQUIDITY AND VALUE.

         Our stock was prohibited from being quoted on the Over the Counter Bulletin Board ("OTCBB") as of 4:00 p.m., Eastern Standard Time, on May 17, 2000. This occurred because the NASD, the organization that operates the OTCBB, determined that we were not current in our reporting obligations on that date and time and consequently concluded that SEC-approved NASD rules barred members of the OTCBB from quoting our common stock. On May 18, 2000, we appealed the NASD's determination by petitioning the SEC for an emergency order to suspend the effect of the NASD determination. On that same day the SEC granted our emergency order and on May 19, 2000 our common stock resumed trading on the OTCBB. Since that time our stock has continued to trade on the OTCBB under the protection of the emergency order. If our stock would again cease to be quoted on the OTCBB, either temporarily or permanently our shareholders will lose liquidity, and as trading stops the market value of our stock is likely to decrease substantially.

         Our designated NASD Over the Counter Bulletin Board (OTCBB) symbol is HSNS. Currently our trading symbol includes a warning noted by an "E". The "E" is a warning indicating that we are not current in our reporting obligations and, consequently and in our situation, that our common stock could become ineligible for quotation on the OTCBB at any time.

         The warning on our trading symbol will continue until the issue of whether we are current in our reporting obligations is resolved. We have requested that the SEC extend the emergency order that overrode the NASD determination that our stock should cease to be traded on the OTCBB. The SEC is currently considering our request. At any time the SEC could decide against extending the emergency order and our stock could cease to be traded on the OTCBB.

         THE VALUE OF OUR STOCK MAY BE LIMITED BECAUSE OUR STOCK ONLY TRADES IN THE OTCBB MARKET.

         In addition, the stock market in general, and the Over the Counter Bulletin Board (OTCBB) and the market for Internet and technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. These broad market and industry factors may reduce our stock price, regardless of our operating performance. The trading prices of the stocks of many technology companies have been at or near historical highs in the past 12 months and reflect price earnings ratios substantially above levels previously seen in recent decades. These trading prices and price earnings ratios may not be sustained.

         Our shares are traded on the Over the Counter Bulletin Board (OTCBB), an electronic quotation service. Approximately 17 broker-dealer firms are currently market makers for our common stock. The OTCBB does not impose listing standards or requirements, does not provide automatic trade executions and does not maintain relationships with quoted issuers. Stocks traded on the OTCBB may face a loss of market makers, lack of readily available bid and ask prices for its stock, experience a greater spread between the bid and ask price of its stock and a general loss of liquidity with its stock. In addition, many investors have policies against purchasing or holding OTCBB securities. Both trading volume and the market value of the securities have been, and will continue to be, affected by trading on the OTCBB.

         As an OTCBB company, the market price of our securities has the potential to be very volatile as a result of many factors, some of which are outside of our control, including, but not limited to, quarterly variations in financial results, announcements by us, our competitors, partners, customers, potential customers or government agencies and predictions by industry analysts, as well as general economic conditions. Sales by our existing stockholders (including Summus and/or the selling shareholders whose shares we are registering in this registration statement), trading by short-sellers and other market factors may adversely affect the market price of our securities. Any or all these risks have had and are likely to have a material adverse affect on the market price of our securities. With the potential for substantially lower trading volumes that may occur because we are an OTCBB company, the foregoing factors would then have a greater adverse impact on the market price of the securities.

         OUR STOCK PRICE MAY BE VOLATILE AS A RESULT OF OTHER FACTORS.

         The trading price of our common stock has been and is likely to continue to be highly volatile. For example, during the 52-week period ended June 30, 2000, the price of our common stock ranged from $1.5 to $31.875 per share and traded at $6.375 at the close of business on July 10, 2000. We are not aware of any reason related to our business for the changes in the price of our stock. Our stock price could be subject to wide fluctuations in response to factors such as:

         - Actual or anticipated variations in our quarterly operating results;

         - Announcements of technological innovations, new products or services by us or our competitors;

         - Changes in our financial estimates or recommendations by securities analysts;

         - Conditions or trends in e-mail video commercial delivery over the Internet;

         -        Changes in the market valuations of similar companies;

         -        Additions of key personnel;

         - If key personnel such as, Andrew L. Fox, our Acting President and Chief Executive Officer, Alan R. Kleinmaier, an Executive Vice President, Gregory S. Gush, an Executive Vice President, Robert S. Lowrey, our Chief Financial Officer, and Douglas May, an Executive Vice President and our Chief Creative Officer were no longer employed by us;

         -        Sales of our common stock;

         - Better understanding of our business by the investing public as the information disclosed in this document becomes available to the market.

RISKS RELATED TO FINANCIAL RESULTS AND CONDITION

         OUR OPERATING HISTORY IS BRIEF, WHICH MAKES IT DIFFICULT TO EVALUATE OUR BUSINESS.

         We have a limited operating history because we terminated operations in all market segments during the fourth quarter 1998. In the third quarter of 1999, we began preparations to enter the Internet video commercial delivery services market. We have extremely limited financial results on which future performance can be predicted as a result of our brief history.

         The risks and uncertainties we face include the following:

         - Market acceptance of our services is not established and there is no indication that even if our services were established that they could be profitable;

         - Target markets have not been determined nor have channels of distribution to those markets been established, in fact they may not exist;

         -        We have no brand name recognition;

         - We may not be able to develop new services when they are needed or be able to increase the value of existing services before they become archaic or obsolete;

         - There is no evidence that we can successfully compete with any competitor company.

         Our business strategy may be unsuccessful and we may be unable to address the risks we face in a cost-effective manner, if at all. Our inability to successfully address these risks will harm our business. We lack sufficient financial resources to implement our business plan and in order to continue we will require additional funding through either debt or equity financing.

         WE LACK SUFFICIENT FINANCIAL RESOURCES TO IMPLEMENT OUR BUSINESS PLAN.

         On July 10, 2000, we had approximately $350,000 of cash. Two occurrences have allowed us to pay our expenses over the last nine months. First, in February of 2000 we sold 2000 shares of Series A Convertible Preferred Stock to unaffiliated and unrelated investors at a price of $1,000 per share, resulting in net proceeds of $1,892,202. Second, Summus has advanced us approximately $250,000 during the period beginning in August 1999 through March 31, 2000 to help us pay our expenses. We have no commitment from Summus to continue to advance money to sustain operations. Therefore, to implement our business plan we will need to raise additional capital in the near future from investors other than Summus. We plan to raise $5,000,000 to implement our business plan and operate from October of 2000 until October of 2001. There can be no assurance that we will be able to raise capital on terms that are favorable to us. We plan to raise the $5,000,000 we need through a private placement of our capital stock to institutional investors. We may be forced to sell shares at prices below the market price of our stock on the OTCBB. Our sale of shares of capital stock to finance implementation of our business plan will dilute the ownership of our existing shareholders. Currently, we only have enough cash to continue operations until October of 2000 unless we receive additional funds either through earnings or financing.

         WE HAVE A HISTORY OF LOSSES AND MAY NOT BECOME PROFITABLE.

         We have not yet generated any revenue and we may never become profitable. As of May 31, 2000, we had an accumulated deficit of approximately $13.5 million dollars.

         In 1999, we lost $10.2 million dollars.  In 1998, we lost $1.6 million.

         We plan to build a field and inside sales force and to use our own services and third party advertising to market our services. To implement our marketing, sales and promotional plan we will need to expend $1.0 million between now and October of 2001.

         OUR OPERATING RESULTS ARE LIKELY TO FLUCTUATE SIGNIFICANTLY.

         As a result of our brief operating history and the rapidly changing nature of the markets in which we compete, our quarterly and annual revenues and operating results are likely to fluctuate from period to period. Our revenue stream will be generated by work we do for our customers. This work will be done on a project-by-project basis. Our ability to succeed financially will be dependent on our customers' willingness and ability to pay us and our ability to implement projects.

         In addition, because the market for our services is relatively new and rapidly changing, it is difficult to predict future financial results. Our sales and marketing efforts, and business expenditures generally, are partially based on predictions regarding certain developments for Internet video e-mail delivery services. To the extent that these predictions prove inaccurate, our revenues and operating expenses may fluctuate. For these reasons, investors should not rely on period-to-period comparisons of our financial results as indications of future results. Our future operating results could fall below the expectations of public market analysts or investors and significantly reduce the market price of our common stock. Fluctuations in our operating results will likely increase the volatility of our stock price.

         Of all of these factors that influence fluctuations in our operating results, the factors beyond our control are:

         -        The demand for Internet e-mail advertising;

         -        The emergence and success of new and existing competition; and

         -        The cost of obtaining capital.

         Within our control are factors such as:

         - How and when we introduce new services and enhance these services;

         - The timing and success of our brand building and marketing campaigns;

         -        Our ability to establish and maintain strategic relationships;

         -        Our ability to attract, train and retain key personnel;

         - Our ability to manage varying operating costs and capital expenditures related to the expansion of our business operations and infrastructure, including the hiring of new employees; and

         - Our ability to manage costs related to the acquisition of businesses or technology.

RISKS RELATED TO OUR OPERATIONS

         WE MAY BE UNABLE TO SUCCESSFULLY COMPETE IN THE INTERNET VIDEO COMMERCIAL MARKET.

         Our services may apply an advertising model to Internet e-mail commercials by adding high quality video content to enhance the viewer's experience and give the viewer the option to choose to obtain more information, provide feedback, or even buy something. There has been no research to date that indicates that viewers will examine or watch video delivered via e-mail. We may be unable to develop a successful revenue model or sufficient demand for video delivered via e-mail to take advantage of any market opportunity that may or may not exist.

         Our business success depends on the general growth of Internet advertising and the frequency at which consumers visit web sites and use e-mail. Other Internet content and advertising services that compete with our service may be more attractive to advertisers, which would harm our ability to generate revenue.

         Our video commercial Internet delivery service will also compete with other media such as television, radio and print for a share of advertisers' total advertising budgets. Our advertising sales force and infrastructure are still in the early stages of development relative to those of our competitors. We cannot be certain that advertisers will place advertising with us. If we lose advertising customers, fail to attract new customers, are forced to reduce advertising rates or otherwise modify what we charge to retain or attract customers, our revenues or earnings, if any, could be harmed.

         Increased competition may result in price reductions, reduced margins, loss of market share, loss of customers, and a change in our business and marketing strategies, any of which could harm our revenues or earnings, if any.

         DoubleClick and 24/7 are a few of our dominant competitors in the online advertising and direct marketing space that provide banner-advertising services. Banner advertisements are advertisements on web pages that connect to or link to the advertiser's web site or location on the World Wide Web. Our other dominant competitors are companies that provide e-mail direct marketing services such as YesMail and Message Media . These companies compete on their ability to enhance the reach of the advertisement either through access to banner advertising space (as in the case of DoubleClick and 24/7) and through the acquisition of e-mail account names (as in the case of YesMail and Message Media).

         WE MAY BE UNABLE TO SUCCESSFULLY COMPETE WITH OTHER COMPANIES THAT OPERATE IN THE BROADER MEDIA DELIVERY MARKET.

         Because we only offer one kind of advertising medium, the video commercial sent by e-mail, we may not be able to compete with companies who distribute advertisements through multiple media outlets. For example, a company that has revenue from placing advertisements on television, radio, magazines as well as the Internet will be able to spread its risks better than us because we are limited to one type of communication, Internet based video content.

         WE MAY NOT SUCCESSFULLY DEVELOP NEW SERVICES.

         To date, the software we are currently using from Summus only allows video and graphical messages to be attached to e-mails. Our growth depends on our ability to license from Summus, or from third parties, other media distribution and management solutions. Our business and operating results would be harmed if we fail to develop future services that achieve widespread market acceptance or that fail to generate significant revenues to offset development costs. We may not timely and successfully identify, develop and market new service opportunities. If we introduce new services, they may not attain broad market acceptance or contribute meaningfully to our revenues or profitability.

         Because the markets for our services are rapidly changing, we must develop new offerings quickly. Delays and cost overruns could affect our ability to respond to technological changes, evolving industry standards, competitive developments or customer requirements. Our services also may contain undetected errors that could cause increased development costs, loss of revenues, adverse publicity, reduced market acceptance of the services or lawsuits by customers.

         WE DEPEND ON KEY PERSONNEL WHO MAY LEAVE US AT ANY TIME.

         Our success depends substantially on the continued employment of our acting Chief Executive Officer and President, Andrew L. Fox, Alan R. Kleinmaier, an Executive Vice President, Gregory S. Gush, an Executive Vice President, Robert S. Lowrey, our Chief Financial Officer, Harris Glover our Vice President of Software Development and Douglas May an Executive Vice President and Chief Creative Officer. The loss of the services of these individuals would harm our business.

         With the exception of Mr. May who has an Employment Agreement and Mr. Lowrey who has a non-competition agreement with us none of our other executive officers have a contract that guarantees employment or a non-competition agreements with us. We have in place a "key person" life insurance policy on Mr. Fox.

         WE DO NOT HAVE THE KEY EMPLOYEES REQUIRED TO IMPLEMENT OUR BUSINESS PLAN AND WE MUST RECRUIT AN ENTIRE NEW TEAM.

         We have only thirteen employees, and ten of these employees are new employees who were only hired within the last several months. In addition, most of our marketing, service and financial staff must be recruited in the future. There is a very limited number of people with experience in Internet marketing and service. In addition, since we lack an operating history or financial resources, people we desire to recruit may not find us to be an attractive employer.

Therefore, we may not be able to recruit a team with the skills and experience required to implement our business plan.

         Our operations also depend on our ability to attract, train and retain qualified personnel, specifically those with management and service provider skills. In particular, we must hire skilled technology employees to establish our service business. Competition for such personnel is intense, particularly where we are located in Raleigh, North Carolina near the Research Triangle Park, Durham and Chapel Hill, North Carolina.

         In making employment decisions, particularly in the Internet and high-technology industries, job candidates consider the value of stock options they may receive in connection with their employment. As a result of potential volatility in our stock price because we are an OTCBB company, we are disadvantaged in competing with companies that have not experienced similar volatility or that have not yet sold their stock publicly. If we do not succeed in attracting new personnel or retaining and motivating our current personnel, our business could be harmed.

         WE CURRENTLY LACK EQUIPMENT AND SYSTEMS TO IMPLEMENT OUR BUSINESS PLAN.

         We are entering a new market with a new business plan. We currently lack the underlying infrastructure and service network as well as employees needed to manage these systems. Our inability to successfully implement these systems in a timely fashion could impede our ability to grow our business and could harm revenue generation.

         The purchase and implementation of our new information software systems will require expenditure of approximately $1.5 million over the next 36 months.

         WE NEED TO BUILD OR ACQUIRE A WEB SITE AND NETWORK INFRASTRUCTURE FOR OUR BUSINESS TO SUCCEED.

         A reduction in the performance, reliability and availability of our web site and network infrastructure, once acquired, will harm our ability to distribute our services to our users, as well as our reputation and ability to attract and retain users, customers, advertisers and content providers. We estimate that within 3 months we will have a working web site and sufficient infrastructure to generate revenue, although there is no guarantee that when this web site is functional that we will generate revenue. In addition, our systems and operations could be damaged or interrupted by fire, flood, power loss, telecommunications failure, Internet breakdown, earthquake and similar events.

         Our systems are also subject to break-ins, sabotage, intentional acts of vandalism and similar misconduct. Our computer and communications infrastructure, once acquired, will be located at a single leased facility in Raleigh. If we had a back-up system or systems then the failure of our single and only system would not be fatal to our operations. Due to insufficient capital, we do not plan to have fully redundant systems; we have only one system located in only one place. Operating from a single location makes our business vulnerable to site specific disturbances such as fire, natural disasters or power-outages.

         Our electronic commerce and digital content distribution activities will be managed by sophisticated software and computer systems to be acquired when we raise capital. We may encounter delays in developing or upgrading these systems, and the systems may contain undetected errors that could cause system failures. Any system error or failure that causes interruption in availability of our services or content or an increase in response time could result in a loss of potential or existing business services customers, users, advertisers or content providers. If we suffer sustained or repeated interruptions, our services and web sites could be less attractive to such entities or individuals and our business would be harmed.

         A sudden and significant increase in traffic on our planned web sites could strain the capacity of the software, hardware and telecommunications systems that we plan to use in the future. This could lead to slower response times or system failures. Our operations will also depend on receipt of timely content feeds from the content providers we plan to hire in the future, and any failure or delay in the transmission or receipt of such content feeds could disrupt our planned operations. In addition, many different factors could temporarily interrupt our planned web site operations in response to a heavy load of video commercial e-mail content transmission. These types of interruptions could continue or increase in the future.

         OUR NETWORK WILL BE SUBJECT TO SECURITY RISKS THAT COULD HARM OUR REPUTATION AND EXPOSE US TO LITIGATION OR LIABILITY

         On-line commerce and communications depend on the ability to transmit confidential information securely over public networks. Any compromise of our ability to transmit confidential information securely, and costs associated with preventing or eliminating any problems, could harm our business. On-line transmissions are subject to a number of security risks. For example, our own or licensed encryption and authentication technology may be compromised, breached or otherwise be insufficient to secure customer information. We could also potentially experience unauthorized access, computer viruses and other disruptive problems, whether intentional or accidental. It would also be possible for a third party to circumvent our security measures and misappropriate proprietary information or interrupt operations.

         The occurrence of any of these or similar events could damage our reputation and expose us to litigation or liability. We may also be required to expend significant capital or other resources to protect against the threat of security breaches or to alleviate problems caused by such breaches.

         WE WILL RELY ON CONTENT PROVIDED BY THIRD PARTIES TO INCREASE MARKET ACCEPTANCE OF OUR SERVICES.

         We will depend on third parties to develop or offer content such as audio, video, graphics, and animation to be delivered by us over the Internet. We and our anticipated future advertisers and anticipated future content creators will rely on third-party content providers, such as radio and television stations, record labels, media companies, web sites and other companies, to develop and offer content in formats that can be delivered using our services and viewed using our services. We cannot guarantee that third-party content providers will decide to offer content compatible with our system.
If they do not, then we will not be able to generate revenue.

RISKS RELATED TO OUR INDUSTRY

         THE GROWTH OF OUR BUSINESS DEPENDS ON THE INCREASED USE OF THE INTERNET BY CONSUMERS FOR COMMUNICATIONS AND ELECTRONIC COMMERCE.

         The growth of our business will depend on the continued growth of the Internet as a medium for communications, electronic commerce and advertising. Our business will be harmed if Internet usage does not continue to grow, particularly as a source of information and entertainment and as a vehicle for trade in goods and services. Our success will also depend on the efforts of third parties to develop the infrastructure and complementary products and services necessary to maintain and expand the Internet as a viable commercial medium. The Internet may not be accepted as a viable commercial medium for broadcasting the same content consumers are used to receiving via television.

         In addition, we believe that other issues, such as security, reliability, cost, ease of use and quality of service and privacy contribute to the lack of establishment of the Internet and its related risks. These risks may affect the amount of business that is conducted over the Internet.

         If Internet usage grows, the Internet infrastructure may not be able to support the demands placed on it by such growth, specifically the demands of delivering e-mail video commercials. As a result, its performance and reliability may decline. In addition, web sites have experienced interruptions in service as a result of outages and other delays occurring throughout the Internet. If these outages or delays occur frequently in the future, Internet usage, as well as the usage of our services and web sites, could grow more slowly or not grow at all.

         CHANGES IN NETWORK INFRASTRUCTURE, TRANSMISSION METHODS AND BROADBAND TECHNOLOGIES POSE RISKS TO OUR BUSINESS.

         It is possible that increased Internet use may depend on the availability of greater capacity or faster data transmission speeds (also known as broadband transmission). If broadband access becomes widely available, we believe it presents a significant business challenge for us. Development of video commercial services for a broadband transmission infrastructure involves a number of additional risks. We have not yet begun to develop video commercial services for broadband transmissions.

         We will depend on the efforts of third parties to develop and provide a successful infrastructure for broadband transmission. Even if broadband access becomes widely available, heavy use of the Internet may negatively impact the quality of media delivered through broadband connections. If these third parties experience delays or difficulties establishing a widespread broadband transmission infrastructure or if heavy usage limits the broadband experience, the release of our video commercial services for Internet broadband transmission could be delayed. Even if a broadband transmission infrastructure is developed for widespread use, our services may not achieve market acceptance or generate sufficient revenues to offset our development costs.

RISKS RELATED TO LEGAL UNCERTAINTY

         WE ARE SUBJECT TO RISKS ASSOCIATED WITH GOVERNMENTAL REGULATION AND LEGAL UNCERTAINTIES.

         Few existing laws or regulations specifically apply to the Internet, other than laws and regulations generally applicable to businesses. Certain U.S. export controls and import controls of other countries, including controls on the use of encryption technologies, may apply to our services. However, it is likely that a number of laws and regulations may be adopted in the United States and other countries with respect to the Internet. These laws may relate to areas such as content (i.e., obscenity, indecency and defamation), copyright and other intellectual property rights, encryption, use of key escrow data, caching or storing graphics, multimedia and other content found on web sites for faster access by servers, electronic authentication or "digital signatures," personal privacy, advertising, taxation, electronic commerce liability, e-mail, network and information security and the convergence of traditional communication services with Internet communications, including the future availability of broadband transmission capability. Other countries and political organizations are likely to impose or favor more and different regulation than that which has been proposed in the United States, thus furthering the complexity of regulation. The adoption of such laws or regulations, and uncertainties associated with their validity and enforcement, may affect the available distribution channels for and costs associated with our services, and may affect the growth of the Internet. If such laws or regulations are enacted or created by case law, they may harm our business.

         We do not know for certain how existing laws governing issues such as property ownership, copyright and other intellectual property issues, taxation, illegal or obscene content, retransmission of media and personal privacy and data protection will be applied to the Internet by case law or regulatory bodies. The vast majority of such laws were adopted before the advent of the Internet and related technologies and do not address the unique issues associated with the Internet and related technologies. Most of the laws that relate to the Internet have not yet been interpreted. Many judges who may decide cases dealing with Internet issues may have no knowledge or understanding of computer technology or the Internet. The nature of controlling legal precedent could cause unexpected results such as exposing us to significant liabilities associated with content available on our planned web sites or distributed or accessed through our services.

         On October 28, 1998, the Digital Millennium Copyright Act (DMCA) was enacted. The DMCA includes statutory licenses for the performance of sound recordings and for the making of recordings to facilitate transmissions. Under these statutory licenses, we and customers or our video commercial e-mail services will be required to pay licensing fees for sound recordings we deliver in original and archived programming. The DMCA does not specify the rate and terms of the licenses, which will be determined either through voluntary inter-industry negotiations or arbitration. We currently anticipate that representatives of the webcasting industry, who use the Internet, and the world wide web in particular, to broadcast information, will engage in arbitration with the Recording Industry Association of America to determine what, if any, licensee fee should be paid. Depending on the rates and terms adopted for the statutory licenses, our business could be harmed both by increasing our own cost of doing business, as well as by increasing the cost of doing business for our customers.

         The Child Online Protection Act and the Child Online Privacy Protection Act (COPA) were enacted in October 1998. The COPA imposes civil and criminal penalties on persons distributing material harmful to minors (e.g., obscene material) over the Internet to persons under the age of 17, or collecting personal information from children under the age of 13. We do not knowingly collect and disclose personal information from such minors. The manner in which the COPA may be interpreted and enforced cannot be fully determined, and future legislation similar to the COPA could subject us to potential liability, which in turn could harm our business. Such laws could also damage the growth of the Internet generally and decrease the demand for our services.

         OUR EFFORTS TO PROTECT OUR TRADEMARKS MAY NOT BE ADEQUATE TO PREVENT THIRD PARTIES FROM MISAPPROPRIATING OUR REGISTERED TRADEMARKS.

         The protective steps we have taken in the past have been, and may in the future continue to be, inadequate to deter misappropriation of our trademark rights in the mark Rich Media Direct(SM). Although we do not believe that we have suffered any material harm from misappropriation to date, we may be unable to detect the unauthorized use of, or take appropriate steps to enforce our trademark rights. We have filed for the registration of one of our service marks, Rich Media Direct, in the United States. In the future we may file for registration of our marks in Europe and Canada and other countries. Effective trademark protection may not be available in every country in which we offer or intend to offer our products and services. Failure to adequately protect our trademark rights could damage or even destroy our Rich Media Direct(SM) brand and our company name and impair our ability to compete effectively. Furthermore, defending or enforcing our trademark rights could result in the expenditure of significant financial and managerial resources.

         WE MAY BE SUBJECT TO ASSESSMENT OF SALES AND OTHER TAXES FOR THE SALE OF OUR SERVICES.

         We may have to pay past sales or other taxes that we have not collected from our customers. We do not currently collect sales or other taxes on the sale of our services in states and countries other than those in which we have offices or employees.

         In October 1998, the Internet Tax Freedom Act (ITFA) was signed into law. Among other things, the ITFA imposes a three-year moratorium on discriminatory taxes on electronic commerce. Nonetheless, foreign countries or, following the moratorium, one or more states, may seek to impose sales or other tax obligations on companies that engage in such activities within their jurisdictions. Our business would be harmed if one or more states or any foreign country were able to require us to collect sales or other taxes from current or past sales of services, particularly because we would be unable to go back to customers to collect sales taxes for past sales and may have to pay such taxes out of our own funds.

         YEAR 2000 COMPLIANCE ISSUES COULD HARM OUR BUSINESS.

         We are in the process of assessing any potential Year 2000 issues associated with our envisioned services, and the computer systems, software, other property and equipment we plan to purchase and use. Despite our efforts, our envisioned services and systems, and those of third parties, including content providers, advertisers, affiliates and end users, may contain errors or faults with respect to the year 2000. Known or unknown errors or defects that affect the operation of our services and systems or those of third parties could result in delay or loss of revenues, interruptions of services, cancellation of customer contracts, diversion of development resources, damage to our reputation, increased service and warranty costs and litigation costs, any of which could harm our business.

FORWARD LOOKING STATEMENTS

         We have made forward-looking statements in this document, all of which are subject to risks and uncertainties. These forward-looking statements have been made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, estimates and projections about High Speed's industry, management's beliefs, and certain assumptions made by management. Forward-looking statements include information concerning our possible or assumed future business success or financial results. Such forward-looking statements include, but are not limited to, statements as to our expectations regarding:

         - the future development and growth of, and opportunities for video commercial e-mail advertising and content distribution services, the Internet and the on-line media delivery market;

         - the future adoption of our planned future services and technologies;

         -        future revenue opportunities;

         -        the establishment and future growth of our customer base;

         - our ability to successfully develop and introduce future services;

         -        future international revenues;

         - future expense levels (including cost of revenues, research and development, sales and marketing and general and administrative expenses);

         -        future sales and marketing efforts;

         -        future capital needs;

         - the future of our relationships with Summus and other companies;

         -        the effect of past and future acquisitions;

         - the future effectiveness of our intellectual property rights should we acquire any such rights;

         - the effect of any litigation in which we would become involved; and

         -        the effect of the Year 2000 situation.

         When we use words such as "believe," "expect," "plan," "intend," "assume," "seek," "estimate" and "anticipate" or similar words, we are making forward-looking statements.

         You should note that an investment in our common stock involves certain risks and uncertainties that could affect our future business success or financial results. These forward-looking statements are not guarantees of future performance and our actual actions or results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in this "Risk Factors" section and elsewhere in this Form S-1.

         High Speed undertakes no obligation to update publicly any forward-looking statements as a result of new information, future events or otherwise, unless required by law. Readers should, however, carefully review the risk factors included herein or in other reports or documents to be filed by High Speed from time to time with the Securities and Exchange Commission, particularly the Quarterly Report on Form 10-Q and any Current Reports on Form 8-K.

         We believe that it is important to communicate our expectations to our investors. However, there may be events in the future that we are not able to predict accurately or over which we have no control. Before you invest in our common stock, you should be aware that the occurrence of the events described in this "Risk Factors" section and elsewhere in this Form S-1 could materially and adversely affect our business, financial condition and operating results.

USE OF PROCEEDS

         The selling stockholders will receive all of the proceeds from the sale of the shares of common stock that may be sold using this prospectus. We will not receive any of the proceeds from the sale of these shares of common stock.


PRICE RANGE OF COMMON STOCK.

         Our common stock, $.001 par value, is traded in the over-the-counter market and is quoted on the NASD Over the Counter Bulletin Board ("OTCBB") under the symbol "HSNS." Prior to January 25, 1999, we were quoted on the OTCBB under the symbol "ZZNT."


         Our designated NASD Over the Counter Bulletin Board (OTCBB) symbol is HSNS. However, currently our trading symbol includes a warning noted by an "E". The "E" is a warning indicating that we are not current in our reporting obligations and, consequently and in our situation, that our common stock could become ineligible for quotation on the OTCBB at any time.


         The following tables set forth the high and low daily bid prices for each quarter during the entire trading history of our common stock as reported by the OTCBB. Such quotations reflect inter-dealer prices without markup, markdown or commissions and may not necessarily represent actual transactions.

2000                                             LOW              HIGH
----                                          ----------       ----------
First Quarter                                 $    6.750       $   31.875
Second Quarter                                $    3.000       $   13.250
Third Quarter through  July 10, 2000          $    5.938       $    7.375

1999                                             LOW              HIGH
----                                          ----------       ----------

First Quarter                                 $    1.000       $    6.250
Second Quarter                                $    1.125       $    4.875
Third Quarter                                 $    1.500       $    6.625
Fourth Quarter                                $    2.625       $   18.250

1998                                             LOW              HIGH
----                                          ----------       ----------

First Quarter                                 Not Traded       Not Traded
Second Quarter                                Not Traded       Not Traded
Third Quarter                                 $    3.000       $    8.250
Fourth Quarter                                $    2.125       $    6.125


         The OTCBB is a regulated quotation service that displays real-time quotes and volume information in over-the-counter (OTC) equity securities. The OTCBB does not impose listing standards or requirements, does not provide automatic trade executions and does not maintain relationships with quoted issuers. Stocks traded on the OTCBB may face a loss of market makers, lack of readily available bid and ask prices for its stock, experience a greater spread between the bids and ask price of its stock and a general loss of liquidity with its stock. In addition, certain investors have policies against purchasing or holding OTC securities. Both trading volume and the market value of our securities have been, and will continue to be, materially affected by the trading on the OTCBB.

         As of June 30, 2000 there were 152 holders of record of the High Speed's common stock. As of July 10, 2000 we had 21,502,719 shares of common stock issued and outstanding. As of July 10, 2000, an amount of 1,280,000 shares of our common stock are subject to outstanding options.

DIVIDEND POLICY

         We have never paid any cash dividends on our common stock. We anticipate that we will retain earnings, if any, to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends on our common stock for the foreseeable future. Any future determination to pay cash dividends will be at the discretion of the board of directors and will be dependent upon our financial condition, operating results, capital requirements and such other factors as the board of directors deems relevant.

SELECTED FINANCIAL DATA

         We derived the statement of operations data for the years ended December 31, 1998 and 1999 and the balance sheet data as of December 31, 1998 and December 31, 1999 from the audited financial statements included in this document. We derived the statements of operation data for the three months ended March 31, 1999 and March 31, 2000 and the balance sheet data at March 31, 2000 from the unaudited financial statements included in this document.

         The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes thereto included elsewhere in this document. All amounts, except per share amounts, are presented in dollars. No cash dividends have been declared or paid in any of the periods presented.

         We have been in existence since our original incorporation in 1984, however, we have had no substantial operations until 1998. We have audited financial statements of High Speed for 1996 and 1997. These audited financial statements present the audited balance sheets as of December 31, 1996 and December 31, 1997 and the related statements of operations and cash flows for each the two years in the period ended December 31, 1997, however, they show no assets or liabilities or no revenues or expenses and no activity in the capital accounts. Consequently, we have not presented statement of operations or balance sheet data for 1995, 1996, or 1997 in the following table of selected financial data because any amounts presented for these time periods would show no amounts except for the outstanding shares of common stock. From the beginning of 1995 through the end of 1997, we had 5,000 shares of our common stock issued and outstanding.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion should be read in conjunction with the consolidated financial statements and accompanying notes, which appear elsewhere in this document. It contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed below and elsewhere in this document, particularly under the heading "Risk Factors."

OVERVIEW

         High Speed was incorporated in 1984 and was inactive until it acquired all of the assets of Marketers World, Inc. ("MWI") on August 24, 1998. Prior to the merger, High Speed was a non-operating public shell and MWI was a private operating company. In legal form, this merger was effected by High Speed issuing its shares in exchange for the net assets of MWI. At the time of the merger, High Speed had no assets or liabilities, and accordingly, the transaction was accounted for as a recapitalization of High Speed.

         MWI, which was incorporated in January 1998, was not able to execute its planned activities and consequently ceased all operating activities in December 1998. Accordingly, the operating results of MWI were presented as discontinued operations in 1998.

         Pursuant to an Agreement and Plan of Merger dated April 18, 2000, between High Speed and J.S.J Capital Corp. ("JSJ"), a Nevada corporation, High Speed has acquired all outstanding shares of common stock of JSJ from the sole stockholder thereof in an exchange for 50,000 shares of restricted common stock of High Speed in a transaction in which High Speed was the successor corporation. Legal fees of $420,000 were paid in cash in connection with this transaction.

         In January of 2000, we launched an Internet service for rich media direct marketing and content delivery. Our service currently allows us to deliver video advertisements, through electronic mail, to targeted e-mail lists. We can also provide customers consulting services for creating video advertisements that maintain a high quality visual experience when compressed and delivered over the Internet. We plan to derive our revenues from providing a service that is fully equipped and ready to go into operation for creation, hosting and delivery of rich media advertisements and content for customer's campaigns. In addition, we plan to derive revenues from complementary services that are offered to customers such as call center routing and voice-over-the-Internet services. We have not generated any revenue to date from these services. We are a development stage company.

         We anticipate that revenues will result from revenue-sharing agreements as well as fixed rate pricing and flat fees. Revenues will be recognized when services are provided for initiating a campaign, when rich media advertisements are delivered and when results of a campaign (such as `revenue' or `reach') are reported.

         Our prospects must be considered in light of our limited operating history. We face all the risks and uncertainties of development-stage companies. Our future success depends upon, among other things, our ability to generate revenues from future customers. Specifically, we must:

         - Generate sales of our Rich Media Direct service to companies with web sites, e-commerce companies and other entities interested in direct marketing on the Internet;

         - Generate sales of our complementary service offerings such as content hosting, streaming content (immediately and steadily delivering content via the Internet) from the hosted storage location to the listener or viewer, voice-over-the-Internet services and call center services;

         - Add personnel to establish and begin operating our sales and marketing programs in connection with our Rich Media Direct service; and

         - Establish our ability to resell our services through reseller channels.

RECENT DEVELOPMENTS

         We have recently accomplished a number of key milestones that are important to our business and revenue generation. Since the beginning of January 2000 we have accomplished the items described immediately below.


         To facilitate the implementation of our business plan, we have restructured our license agreements with Summus Ltd. The new license agreements give High Speed a nonexclusive right to use Summus' software product, MaxxSystem, to distribute compressed content over the Internet or over private network environments for the purposes of advertising or content delivery. In addition, the new license agreements with Summus gives us a 20% revenue share of all upfront or royalty based license revenue that might result from Summus licensing MaxxSystem to a third party service bureau. As part of the new agreements, Summus cannot license MaxxSystem to a third party who wants to establish an online advertising service bureau until July 1, 2001. In addition, the new license agreements give High Speed a percentage of the revenue Summus may derive from licensing its products or technology to Samsung Electronics of America, Inc., if Samsung signs an agreement with Summus. As of yet, no revenue has been derived from Summus under the new license agreements.


         To further describe how we have restructured the license agreements, in January of 2000, we entered into a Master Agreement with Summus Ltd. ("Summus"). The Master Agreement includes a Software License Agreement ("SLA"), a Software Maintenance Agreement ("SMA") and a Revenue Sharing Agreement ("RSA") (collectively with the Master Agreement and a letter agreement between High Speed and Summus, dated March 13, 2000 ("Letter Agreement"), the "New Agreements"). The New Agreements entirely replace the Marketing License Agreement and the related agreements incorporated by it or referenced by it, and replace the various letter agreements between Summus and us concerning one potential customer, Samsung Electronics of America, Inc. (collectively, the "Terminated Agreements"). Under the terminated Marketing License Agreement, we made payments of $2,250,000 in cash toward payment of the $3,000,000 originally due under the Marketing License Agreement. We renegotiated the final amount due under the Marketing License Agreement and agreed to issue 1,500,000 shares of our common stock to Summus in lieu of making the final cash payment of $750,000. These shares were valued at $2,278,125, bringing the total value of the transaction to $4,528,125. Summus used the prepaid royalties under the Marketing License Agreement for working capital, which included working capital used to develop the products to deliver to us as contemplated by the Marketing License Agreement.

         The New Agreements give us a nonexclusive license to a group of software products designed to work together that Summus has labeled MaxxSystem. MaxxSystem allows us to compress, decompress and manage audio, video, animation and graphical content. We will deliver this content for our customers over the Internet or over private networks using MaxxSystem. To perform this delivery, MaxxSystem uses a compression technique developed by Summus and marketed under the brand name of Dynamic Wavelets. As of July 10, 2000, Summus is approximately ten days late in delivering two of the various components of MaxxSystem as called for by the delivery dates set forth in the New Agreements.


         On March 31, 2000, we entered into a "Letter of Agreement" with Summus. This Letter Agreement is one of the New Agreements. Under the New Agreements we do not have an exclusive license to MaxxSystem or any other Summus product or technology. However, in the Letter Agreement Summus has agreed that neither Summus nor its affiliates will operate as an Internet advertising service bureau during the term of the New Agreements. Further, Summus has also agreed that until July 1, 2001, it will not license MaxxSystem to others for Internet advertising service bureau use. For the purpose of this paragraph, an Internet advertising service bureau under the Letter Agreement means a business that is directly competitive with our business as constituted at the date of execution of the Letter Agreement.

         We have entered into a "Letter of Intent" with Samsung Electronics of America, Inc. and Summus Ltd. The Letter of Intent is for the purposes of integrating and optimizing Summus Dynamic Wavelet compression methodology onto Samsung's digital signal processor ("DSP") platform for sale as a semiconductor component. No definitive agreement has been reached as a result of this Letter of Intent, and no revenue has been derived from this relationship.

         With regards to the Samsung relationship, High Speed acted as a marketing agent for Summus. High Speed was responsible for marketing Summus technology to Samsung and developing the proposed business venture. As part of the Revenue Sharing Agreement, High Speed will receive the following revenue streams from any revenue derived if Summus and Samsung sign an agreement: Year 1
- 50% of all revenue, Year 2 - 50% of all revenue, Year 3 - 40% of all revenue - Year 4 through 6 - 20% of all revenue.

         We have entered into a contract with WorldQuest Networks. The contract calls for High Speed to deliver media advertisements through e-mail for WorldQuest Networks e-commerce campaigns. We have generated no revenue from this agreement to date.

         We have entered into a contract with New Millennium Health Services. The contract calls for High Speed to deliver media advertisements through e-mail for New Millennium Health Services e-commerce campaigns. We have generated no revenue from this agreement to date.

         We have entered into a contract with Learnkey. The contract calls for High Speed to deliver media advertisements through e-mail for Learnkey's e-commerce campaigns. We have generated no revenue from this agreement to date.

         On February 28, 2000, we sold 2,000 shares of Series A Convertible Preferred Stock to investors at a price of $1,000 per share, resulting in net proceeds of $1,892,202. The investors who purchased these shares were F. van Lanschot Bankiers (350 shares), Insinger de Beaufort (250 shares) and AAA Trust (1,400 shares). In connection with this financing, we entered into a subscription agreement in the amount of $250,000, which has been collected in June of 2000. The holders of the preferred stock are unrelated and not affiliated with High Speed Net Solutions, Summus Ltd. or counterparty to any agreement of High Speed. The rights of the Series A Convertible Preferred Stock include the following rights: (i) a cumulative dividend of $80.00 each year per share of Series A Convertible Preferred Stock, and we have the right to pay this dividend by issuing additional shares of Series A Convertible Preferred Stock;
(ii) the right to convert the Series A Convertible Preferred Stock into shares of our common stock at a conversion price of $14.24, subject to antidilution adjustment in the case of common stock dividends, splits and reorganizations; and (iii) a liquidation preference of $1,000 per share of Series A Convertible Preferred Stock, plus accrued unpaid dividends, payable in the event of any liquidation, dissolution, or winding up of High Speed. After March 1, 2002, we have the right to redeem any outstanding shares of the Series A Convertible Preferred Stock at a redemption price of $1,000 per share of Series A Convertible Preferred Stock plus accrued dividends that have not been paid. A total of 10,000 shares of Series A Convertible Preferred Stock are authorized. The 2000 issued shares of Series A Convertible Preferred Stock are convertible to 140,449 common shares of High Speed common stock.

         On June 30, 2000 we acquired a marketing and advertising company, Douglas May & Co., Inc., a Texas corporation for approximately $1,376,000 in fair market value consideration granted in the form of new issuances of our common stock. We plan to hold and operate Douglas May & Co. as a wholly-owned subsidiary. The sole shareholder of Douglas May & Co. has joined us as an employee with the position of Executive Vice President and Chief Creative Officer. Prior to the acquisition, Mr. May was not a stockholder in High Speed and had no relations with us. Under the terms of the acquisition, we issued three allotments of our common stock to Mr. Douglas May based on a negotiated partition of the $1,376,000 valuation assigned to Douglas May & Co. during our negotiations. The three allotments comprise and guarantee Mr. May approximately $1,376,000 in consideration for his conveyance to us of all of the outstanding capital stock of Douglas May & Co.. The common stock we issued was assigned a value based on its OTCBB trading price around the date of the closing of the transaction by compiling the ten-day average of the closing price. The terms of each allotment of common stock vary based on the partitioning of the $1,376,000. The first allotment corresponded to $500,000 of value and we issued 50,000 shares of our common stock coupled with a guarantee that if the OTCBB trading price of our common stock one year from the close of the transaction is less than $10.00 per share then we will issue additional shares of our common stock to make up the difference in value. The second allotment corresponded to $576,000 of value and we issued 87,498 shares of our common stock coupled with contractual obligations that (i) we would register these shares in this registration and (ii) if the registration is not effective by a certain date then Mr. May has the right to cause us to repurchase these shares from him by making six cash installment payments to Mr. May. The third allotment corresponded to $300,000 of value and we issued 45,572 shares of our common stock coupled with contractual obligations that (i) we would register these shares in this registration and (ii) if the registration is not effective by a certain date then Mr. May has the right to cause us to repurchase these shares from him by releasing funds the acquisition agreement places into an escrow account, the funds being from certain accounts receivable of Douglas May & Co. valued at $300,000 and anticipated to be collected during the next several months.

THREE MONTHS ENDED MARCH 31, 2000

         REVENUE

         We had no revenue during the three months ended March 31, 2000. During the quarter we launched Rich Media Direct 1.0 and have been working with potential customers to sign contracts for services.

         INTEREST INCOME

         Interest income of $7,577 for the three months ended March 31, 2000 represents interest earnings on cash balances in demand deposit accounts.

         NET LOSS

         Our net loss during the three months ended March 31, 2000 was $832,313, or $0.05 per share. The net loss was primarily attributable to general and administrative expenses.

         GENERAL AND ADMINISTRATIVE EXPENSES

         General and administrative expenses were $839,890 for the three months ended March 31, 2000. This amount includes an increase to the loss contingency accrual associated with the Dunavant settlement of $184,375, as well as substantial fees for legal, accounting and other professional services. We expect professional services fees will continue to be high for the third quarter of 2000 and as we implement disclosure, financial reporting and other related activities. The remaining balance of the general and administrative expenses relate to salaries and other operating costs.

THREE MONTHS ENDED MARCH 31, 1999

         REVENUES

         We had no revenues during the three months ended March 31, 1999, because we had neither products to sell nor any capacity to provide services during this period.

         NET LOSS

         Our net loss for the three months ended March 31, 1999 was $2,125,437 and was primarily attributable to general and administrative expenses. The net loss included a non-cash compensation cost of $2,000,000 related to the granting of a stock option to an employee for services rendered. The stock option had no exercise price. The remaining loss was attributable to salary and other operating costs.

YEAR ENDED DECEMBER 31, 1999

         REVENUE

         We generated no revenue during the year ended December 31, 1999, because we had no products to sell or any capacity to provide services during this period.

         NET LOSS

         Our net loss during the year ended December 31, 1999 was $10,197,376. This loss was primarily attributable to general and administrative expenses and non-cash interest expense.

GENERAL AND ADMINISTRATIVE EXPENSES

         General and administrative expenses were $7,541,627 for the year ended December 31, 1999. Of this amount, $5,905,164 relates to non-cash compensation and consulting costs related to the granting of stock options and stock awards to employees and stockholders for services rendered and the execution of stock subscription agreements with per share selling prices set below the traded value of the common stock. The stock options and stock awards vested upon issuance and had nominal or no exercise prices. Of the general and administrative expenses, $800,000 relates to the loss contingency accrual associated with the Dunavant settlement. The remaining balance of the general and administrative expenses of approximately $836,463 related to salary and other operating expenses.

INTEREST EXPENSE

         Non-cash interest expense of $2,655,749 was incurred relating to the issuance of convertible debentures during 1999 that included common stock conversion prices, which were below the fair market value of the common stock on the date the debentures were issued. Since all the debentures were convertible into common stock upon their issuance, the beneficial conversion feature of $2,655,749, which reflects the difference between the debentures' conversion prices and the fair market value of the common stock, has been recorded as non-cash interest expense during 1999.

YEAR ENDED DECEMBER 31, 1998

         REVENUES

         We had no revenues during the year ended December 31, 1998, because we had no products to sell or any capacity to provide services during this period.

         NET LOSS

         Our net loss for the year ended December 31, 1998 was $1,640,806, which consisted of a net loss from continuing operations of $374,841 and a loss from discontinued operations of $1,265,965.

         The loss from continuing operations included non-cash compensation expense of $23,500 related to the granting of stock to employees for services rendered. The remaining loss was attributable to salary and other operating costs.

         The loss from discontinued operations of $1,265,965 reflects the operating results of MWI for the year ended December 31, 1998. MWI ceased all operating activity by the end of 1998. During 1998, MWI earned revenues of $1,335,300 and generated a loss from operations of $1,265,965. MWI incurred no operating costs subsequent to December 31, 1998.

LIQUIDITY AND CAPITAL RESOURCES

         Our operations to date have been primarily funded by private placements of our preferred and common stock and related party loans and debentures. As of March 31, 2000, we had cash and cash equivalents of $1,427,606, and other current assets of $19,000 and current liabilities of $1,899,928 resulting in a working capital deficiency of $453,322.

         Net cash used in operating activities of $291,420 during the three months ended March 31, 2000 reflects cash paid for salaries and our other operating expenses.

         Net cash used in investing activities of $17,916 during the three months ended March 31, 2000 represents capital expenditures for office furniture and computer equipment.

         Net cash provided by financing activities of $1,488,202 during the three months ended March 31, 2000 resulted from the net proceeds of the sale of our preferred stock of $1,642,202, net of a reduction in the amounts due to related parties of $154,000.

         Net cash used in operating activities from continuing operations during the three months ended March 31, 1999 of $132,794, resulted from the payment of salaries and other operating expenses. Net cash provided by financing activities for the three months ended March 31, 1999 resulted from the sale of our common stock.

         Net cash used in operating activities of $885,885 during the year ended December 31, 1999 reflects cash paid for salaries and our other operating expenses plus $60,000 paid to Summus as a prepaid royalty. The total amount of prepaid royalties paid to Summus as of December 31, 1999 is $4,528,125, which consists of: (i) the issuance of 1,500,000 shares of our common stock valued at $2,278,125; (ii) the $60,000 cash payment made by us to Summus; and (iii) $2,190,000 paid by our shareholders to Summus on our behalf and for which we issued debentures that were converted into 3,968,640 shares of our common stock.

         Net cash used in investing activities of $106,052 during the year ended December 31, 1999 include $4,052 paid for office furniture, and $102,000 paid in connection with the acquisition of our ownership interest in Summus. Our total investment in Summus is $1,897,127, which consists of a cash payment of $102,000 and the issuance of 795,001 shares of our common stock valued at $1,792,127.

         Net cash provided by financing activities of $1,222,068 during the year ended December 31, 1999 resulted from the proceeds of the sale of our common stock of $242,062, proceeds from the issuance of convertible debentures of $558,640 and net advances from stockholders totaling

$421,366. During 1999, $2,097,109 of convertible debentures were issued to a stockholder as partial settlement for cash advances made by the stockholder to Summus, on our behalf, for the payment of royalties.

         Net cash used in operating activities from continuing operations during the year ended December 31, 1998 of $291,685, resulted from the payment of salaries and other operating costs. Net cash used in discontinued operations of $1,285,965 represents the net cash used to operate MWI during 1998. Net investing activities for the year ended December 31, 1998 included the purchase of equipment. Net financing activities during the year ended December 31, 1998 of $1,626,407 included proceeds from the sale of our common stock of $317,000, stockholder capital contributions of $1,091,648 and stockholder advances of $445,378, less $227,619 used to acquire 38,500 shares of our stock.

         On February 28, 2000, we issued, 2,000 shares of our Series A Convertible Preferred stock at a price of $1,000 per share. We received net proceeds from this issuance of $1,892,202, which is inclusive of a stock subscription receivable of $250,000, which was collected in June 2000. The proceeds from this issuance will not be sufficient to fund operations for the next 12 months. Currently we have enough cash to last operations until October of 2000. However, we anticipate that our existing cash resources, plus our planned $5,000,000 private placement, plus expected internally generated cash from customers will be sufficient to fund our capital requirements for the 12 months commencing from October of 2000. We believe we will generate cash from operations over the next 12 months as a result of revenue sharing contracts that we have signed with customers for rich media direct marketing campaigns. While we do expect to generate cash from customers in the next twelve months, we still expect net cash flow from operations to be negative for that period. As discussed previously, we are also engaged in discussions to raise additional capital through a private placement of our capital stock. There can be no assurance that additional equity or debt financing, if required, will be available on terms that will be favorable to us.

         At March 31, 2000 the company had positive adjusted working capital of $531,053. This working capital was calculated exclusive of the loss contingency accrual of $984,375, which we expect to settle primarily through the issuance of additional stock rather than cash.

         Liquidity on a long-term basis is expected to be provided by cash generated through the sales of our services.

         Our continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to obtain additional financing as may be required, and ultimately to attain profitability. Management expects that eventually we will obtain customer orders for our services, which will produce revenues to reduce our operating losses. Management also expects additional capital can be raised to further fund operations. However, there can be no assurances that management's plans will be executed as anticipated.

NEW ACCOUNTING PRONOUNCEMENTS

         In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS 133 requires that derivative instruments be recognized as either assets or liabilities in the consolidated balance sheet based on their fair values. Changes in the fair values of such derivative instruments will be recorded either in results of operations or in other comprehensive income, depending on the intended use of the derivative instrument. The initial application of SFAS 133 will be reported as the effect of a change in accounting principle. SFAS 133 is effective for all fiscal years beginning after June 15, 2000. We have not yet determined the effect that the adoption of SFAS will have on our consolidated financial statements.

YEAR 2000

         Because we have no operations and no material operational assets it has not been necessary for us to undertake traditional Year 2000 measures such as inventory, assessment, remediation and testing.

         Our primary Year 2000 risk exists to the extent that suppliers of products, service and systems that we anticipate purchasing in the future, and others with whom we may transact business, do not have business systems or products that comply with Year 2000 requirements. We plan to obtain assurances from these future suppliers with regard to Year 2000 compliance of their products and services as we engage with these suppliers. We believe that obtaining these assurances will not produce additional material cost beyond the ordinary and customary costs of interacting with suppliers.

         Although we believe that our Year 2000 compliance plan is adequate to address Year 2000 concerns, there can be no assurance that we will not experience negative consequences as a result of undetected defects or the non-compliance of third parties with whom we interact. If realized, these risks could result in adverse affect on the business, results of operations and financial condition.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         The following discusses our exposure to market risk related to changes in interest rates, equity prices and foreign currency exchange rates. This discussion contains forward-looking statements that are subject to risks and uncertainties. Actual results could vary materially as a result of a number of factors including those set forth in the section entitled "Risk Factors."

         We do not use any derivative financial instruments for hedging, speculative or trading purposes. We do not own any equity investments other than the shares of Summus. Because Summus is a private company and is not traded on any public market, our exposure to market risk is immaterial and does not effect our operations. However, our investment in Summus is subject to changes in market conditions since the value of a private company can change according to perceptions of general market risk or industry-specific market risk despite the fact that the private company is not being publicly traded.

BUSINESS

GENERAL

         We are launching a new business of providing clients with a service of delivering audio, video and graphics content and advertising over the Internet. This business will utilize compression and decompression software licensed from Summus Ltd. See "New Agreements with Summus."

         As of July 10, 2000, Summus held 8,474,360 shares (39.4% of our outstanding common stock, and 35.9% on a fully diluted basis). Summus also has the power to vote an additional 1,279,667 shares of our common stock through voting agreements with and/or proxies from 14 persons. Summus' total voting power is 45.4% of our outstanding common stock and 41.4% on a fully diluted basis.

HISTORY OF HIGH SPEED NET SOLUTIONS (HIGH SPEED)

         We were incorporated as a Florida corporation in 1984 under the original name of EMN Enterprises, Inc. High Speed is a development stage company and our auditors have raised substantial doubt about our ability to continue operations as a going concern. From our inception in 1984 until mid-1998, High Speed was inactive and had no significant operations.

         In September of 1998, we changed our name from EMN Enterprises to ZZAP.NET, Inc., in association with a transaction in which we acquired all of the assets and liabilities of Marketers World, Inc., in exchange for issuing 9,275,000 shares of our common stock. This transaction was accounted for as a recapitalization of High Speed. While under the name of ZZAP.NET, our common stock began trading on the NASD's Over the Counter Bulletin Board (OTCBB). On January 25, 1999, we changed our trading symbol from ZZNT to HSNS to reflect our new name, High Speed Net Solutions, Inc.

         During 1998, we operated our business based on the assets of Marketers World. Marketers World's principal operations were to lease computer systems to businesses and to distribute Internet oriented products and perform related services. During 1998, we were not able to execute these planned activities, other than the sale of pilot products and services. By the end of 1998, all business operations based on Marketer's World assets had ceased. During 1999, our operations were limited to obtaining financing and changing our business plan. In 1998 we incurred a net loss of $1,640,806 and in 1999 we incurred a net loss of $10,197,376.

         In February 1999, Summus Ltd., and High Speed entered into the Marketing License Agreement, in which we obtained the right to distribute certain Summus products and technology. The term of the Marketing License Agreement was three years. In exchange for these rights, we agreed to make an upfront payment of $3,000,000 dollars in several installments during the first year of the Marketing License Agreement. We made payments of $2,250,00 in cash toward payment of the $3,000,000. We satisfied the final $750,000 due under the Marketing License Agreement by issuing 1,500,000 shares of our common stock to Summus. We terminated the Marketing License Agreement on February 18, 2000 and on that same date entered into new agreements with Summus to support the requirements of our new business plan. The new agreements are for a six-year term and give us rights to use certain Summus products and rights to maintenance and support for these products. For a description of the new agreements, see "Business - New Agreements with Summus."

         In August 1999, Summus acquired 9,542,360 shares of our common stock (at that time, approximately 51% of our outstanding shares, and approximately 49% on a fully diluted basis) from the shareholders who obtained our stock in our acquisition of Marketers World. As of July 10, 2000, Summus held 8,474,360 shares (39.4% of our outstanding common stock, and 35.9% on a fully diluted basis). Summus also has the power to vote an additional 1,279,667 shares of our common stock through voting agreements with and/or proxies from 14 persons. Summus has the power to vote 45.4% of our outstanding common stock and 41.4% on a fully diluted basis.

         Andrew L. Fox became our Acting President and Chief Executive Officer in August of 1999 to develop and start our business operations. In September of 1999, we moved our operations from Florida to Raleigh, North Carolina into office space at 434 Fayetteville St. Mall, Suite 2120.

         Our current business operations are those of a development stage company. We are building our team by hiring employees and we are creating an information system infrastructure with which we plan to deliver our Internet e-mail advertising and content delivery services. While we have contracts with four customers, we have not yet generated any revenue. Our energies are currently devoted to implementing our business plan, both from a sales and marketing perspective to gain new customers, and from an operational perspective to be able to serve the customers we do acquire.

         Our practices with respect to working capital are typical of companies that operate in the Internet advertising business.

BUSINESS STRATEGY

         In September of 1999, we began investigating Internet opportunities to generate revenue as a service business. To become a service bureau business, we plan to license the use of various software products, including using Summus' software product, MaxxSystem, for digital content compression, decompression and management. This research and subsequent discussions with potential customers led us to launch our new service called Rich Media Direct(SM) on January 24, 2000. Rich Media Direct is an Internet service for rich media (media that contains one or more of the following: audio/video/graphics/animation) direct marketing, where users can target customers' that have specific demographic characteristics.

         Our Rich Media Direct service will utilize Summus' software but will not be wholly dependent on it. Our Rich Media Direct service is intended to provide services to web commerce companies and other entities on the Internet that desire to increase traffic, awareness and e-commerce revenue. Summus provides the MaxxSystem product, which allows us to compress, decompress and manage audio, video, animation and graphical content.

         Our business plan assumes that the creation, delivery and consumption of rich media on the Internet will increase. Our plan further assumes that the Internet is evolving into a collection of distinct communities and individuals with specific wants and needs. High Speed's service


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

will deliver rich media advertisements and content to defined groups of individuals based on their preferences, a concept known as microcasting. The principle of microcasting is that if people only receive what they favor, it increases the probability of a response. Initially, we intend to use e-mail applications to deliver advertising to targeted individuals and demographic groups. However, we plan to expand from e-mail to other techniques that deliver media content over the Internet, such as streaming, i.e., immediately and steadily delivering the content via the Internet.

         Because of our license agreement with Summus, we have access to multimedia compression that Summus markets under the name of Dynamic Wavelets(TM). Dynamic Wavelets is Summus' method for compressing audio, video and graphic information into smaller file sizes contributing to faster delivery of this information over networks such as the Internet. Because less information is actually delivered, the recipient receives an equivalent quality of uncompressed audio, video or image information at a faster rate.

HIGH SPEED AND SUMMUS RELATIONSHIP

         Our business is to deliver audio, video, and graphics content and advertising over the Internet for our clients. We plan to offer this service under the brand name of Rich Media Direct(SM). Summus is currently developing some of the software products we will use to accomplish this delivery for our customers. There is, however, no assurance that Summus will deliver the software products we need, or that if delivered, whether the performance and features of the software products will meet the needs of our business operations.

         We have licensed from Summus for a six-year term a group of software products designed to work together labeled MaxxSystem. The MaxxSystem products enable us to incorporate audio, video, and graphics content and advertising into e-mails for delivery over the Internet. As of July 10, 2000, Summus is approximately ten days late in delivering two of the various components of MaxxSystem as called for by the delivery dates set forth in the New Agreements.

         In addition to the Software License Agreement, Summus and High Speed have entered into a "Letter Agreement" with Summus that prohibits Summus or any of its affiliates from using MaxxSystem software or any of the product functionality contained in the MaxxSystem Software to directly compete with High Speed, as our business is presently constituted, for the term of the Software License Agreement. In addition, Summus shall not sell, license or grant any other rights to use the MaxxSystem software or the product functionality contained in MaxxSystem to entities that are directly competitive to the business of High Speed, as our business is presently constituted, through the earlier of July 1, 2001 or termination of the Software License Agreement.

         We announced our service to deliver content and advertising over the Internet on January 14, 2000. In order to ramp up our business operations and satisfy anticipated future customer demand, we have borrowed and will borrow resources from Summus to satisfy basic business needs such as operations, communications, web site development and product management. Obtaining resources in this manner is intended to temporarily support our operations until qualified individuals can be hired to operate these functions. High Speed is obtaining these


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

resources from Summus under an oral agreement and we will pay to Summus, without interest, the value of the resources we are using. High Speed is currently in the process of recruiting and hiring its own employees to handle these functions.

RICH MEDIA DIRECT(SM) SERVICE.

         We announced our Rich Media Direct service in January of 2000. Rich Media Direct is an Internet direct marketing service that delivers advertising and content over the Internet to targeted demographic groups through applications such as e-mail where recipients select, or "opt-in," to receiving content and messages. This service allows customers to distribute content and advertisements for purposes such as creating or increasing (1) product or brand awareness, (2) customer traffic to web properties, and (3) revenue for Internet web sites. Our Rich Media Direct service will provide customers with dedicated bandwidth and a distributed infrastructure to efficiently distribute content and advertisements to targeted audiences. Our service will allow our customers to provide to us the list of e-mail recipients. We will then deliver content or advertising to the recipients on the list. Alternatively, we can identify a targeted group and purchase distribution lists from third-parties, provided that these lists contain individuals who have requested that content and advertising be sent to them.

         In addition, we plan to offer customers the following features in our Rich Media Direct service after we are able to hire additional employees and establish our operations:

         -        Seven days per week and 24 hours per day service and support

         -        Content packaging and compression

         -        Online Internet tracking and reporting of campaigns

         - Customized videomail player using the Internet to transmit video data for brand extension and hyperlinks. A hyperlink is the text on a web site that when "clicked on" takes the computer user to another web site or different area on the same web page.

         -        Online repeat campaign and list selection

         -        Trustee' compliance (to maintain the privacy of customer data)

         - Streaming services which is immediately and steadily delivering content via the Internet

         Our business plan assumes that our Rich Media Direct service will enable our clients to achieve a higher response rate in the market than traditional Internet advertisements on a webpage that connect to or link to the advertiser's website known as banner advertisements. Our Rich Media Direct advertisements will initially be in the form of a rich media commercial (audio, video, graphics) attached to an `opt-in' e-mail message. This will offer advertisers, publishers and media buyers an advertising distribution medium through e-mail attachments which affords the ability to: (1) target a demographically selective audience; (2) focus on the first application that Internet users typically open; and (3) take advantage of the possibility that a user may forward relevant information to friends and family thereby extending the effective reach of the campaign.


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

COMPETITION

         We believe that the primary competitive factors in the rich media content and advertising delivery services market will include:


         -        pricing and licensing terms;


         -        compatibility with new and existing media formats;


         - compatibility with the user's existing network components and software systems;

         - scalability of rich media content and advertising delivery technology and cost per user;

         - the quality and reliability of the overall rich media advertisement or content;

         - access to distribution channels necessary to achieve broad distribution and use of our services;

         - the availability of content for delivery over the Internet and access to necessary intellectual property rights;

         - the ability to license or develop and support secure formats for digital media delivery, particularly video;

         - the ability to license and support popular and emerging media formats for digital media delivery, particularly video, in a market where competitors may control the intellectual property rights for these formats;

         - the size of the active audience for rich media advertisements and its appeal to content providers and advertisers;

         - features for creating, editing and adapting content for the Internet;

         -        ease of use and interactive user features in products;

         -        ease of finding and accessing content over the Internet;

         - challenges caused by bandwidth constraints and other limitations of the Internet infrastructure.

         Our failure to adequately address any of the above factors could harm our business strategy and operating results.

         Our business plan calls for us to use Summus' MaxxSystem software product for compression/decompression so that our rich media, i.e., video commercial e-mail messages can be encoded and compressed for delivery over the Internet using Summus' Dynamic Wavelet compression technique. If Summus' Dynamic Wavelet technique has better compression performance than other compression methods then recipients of e-mail advertisements sent by us will have a more satisfactory viewing experience because they will receive and begin viewing the content attached or associated with the e-mail more quickly.

         The marketplace for rich media advertisement delivery is extremely competitive. Traditional Internet advertisement network companies such as CMGI, 24/7 Media and DoubleClick have included rich media advertisements, through banner ads, as part of their product mix.

         We believe our service will be more like direct response marketing than pure advertising and will not initially compete directly with these companies, although we recognize that these companies may change their products and services and compete with us in the future.

         We will compete with many companies in the Internet direct marketing space, including companies that currently utilize e-mail (specifically `opt-in' e-mail) as a way to target specific demographic groups. These companies include Message Media, Digital Impact, YesMail, Juno Mail Services, E-commercial.com and others. Several companies, such as E-commercial.com and RadicalMail are focusing more specifically on rich media delivery than on traditional banner advertisements.

         We may experience additional competition from Internet service providers, advertising and direct marketing agencies and other large established businesses such as America Online, DoubleClick, Microsoft, IBM, AT&T, Yahoo! and RealNetworks. Each of these companies possesses large, existing customer bases, substantial financial resources and established distribution channels and could develop, market or resell a rich media direct marketing service that could target customer demographic groups through applications like e-mail. These potential competitors may also choose to enter this marketplace by acquiring one of our existing competitors or by forming strategic alliances with these competitors or others, including alliances with Summus.

MARKET OPPORTUNITY

         According to Jupiter Communications, a leading consultant on online advertising, use of e-mail is the number one activity on the web (95.7% of all users) followed by searching (87.5%) and research products (71.7%). Our business plan assumes that advertisers are aware of the role that the Internet could play in influencing purchases and creating awareness, and will increase their spending for Internet advertising.

         ADVERTISING ON THE WEB. Our business plan anticipates that Internet advertising budgets in the United States and elsewhere will grow as companies' demand for media exposure continues to increase. Although Internet advertising was only 1.25% of the total amount spent by advertisers in 1998, by 2003 Jupiter Communications expects Internet advertising to be 5.3% of the total amount spent by advertisers in all media. Jupiter Communications believes that online advertising will grow from $2.1 billion in 1998 to $11.5 billion in 2003, fueled by increases in the online population, time spent online, and Internet commerce adoption. Our business plan anticipates that as the general online advertising market grows, our opportunity within this larger market will expand.

         DIRECT RESPONSE MARKETING ON THE WEB. Our business plan assumes that Internet direct response marketing will play an important role in helping web sites produce revenue. Forester Research expects direct response marketing on the web (mainly through e-mail) to make up 60% of all Internet advertising by 2003, compared to 15% in 1998.

         Our business plan anticipates that direct response marketing will migrate to the Internet, and that rich media will play an increasingly significant role in that migration.

SALES AND MARKETING

         We currently have four contracts with customers. We have been actively marketing our services since December of 1999, and have two dozen customer prospects in development or negotiation stage. We currently have five sales personnel, four full time sales representatives and one part time sales representative. We intend to sell our rich media direct marketing services through a combination of both inside and outside sales forces, as well as resellers. We currently have one reseller, Williams Communications Group, and we have three outside sales people and two inside sales people.

         We intend to focus our marketing efforts on dedicated Internet companies with web properties, as well as traditional companies seeking to take advantage of the commercial opportunities afforded by Internet direct marketing. We intend to use a range of marketing activities to pursue our objectives, including trade shows, trade advertisements, selected media events and our own web site and service. Of these methods, to date we have only used our own web site to market our services. We intend to publish additional marketing materials to support the sales process, including company brochures, feature descriptions, technology research papers and client case studies.

         Currently, we lack funding for such activities and will need to raise approximately $5,000,000 to implement our business plan and fund these marketing activities from October of 2000 to October of 2001. We plan to raise these funds in a private offering of our capital stock sometime during the remainder of the year 2000.

RESEARCH AND DEVELOPMENT

         We do not invest in research and development of software products or technology. Instead, we rely on third parties to produce generally available software products with which we can build our service bureau business. One important example of these suppliers is Summus.

         Our business plan anticipates that we will use third party software products, including Summus' MaxxSystem software product to implement and differentiate our services. Because of the central role that compression and decompression plays in the delivery of video e-mail advertisements, our plans are somewhat dependant on Summus' research and development progress toward improving MaxxSystem. However, if necessary, we could change our plans and seek to license other generally available compression/decompression software products, although doing so would cause delays in offering our service and generate additional costs for offering our service.

         Summus has a limited track record in developing generally available commercial software products; however, it has applied its Dynamic Wavelet compression methodology in defense-related and contract research projects with success. In the last two years, Summus has focused on commercial applications. In doing so, it has not developed commercial products as quickly as we anticipated in 1999 when we first entered into agreements with Summus. Summus is currently developing a group or suite of software products designed to work together labeled

MaxxSystem. To develop MaxxSystem, Summus has recently expanded its management team and software product development organization to develop this suite of software products. Summus has 62 full-time employees. Limited financial resources may limit Summus' ability to develop products. Summus has disclosed to us that without additional financing (which could include additional sales of the High Speed common stock it owns) or an increase in sales of its commercial software products it may not be able to continue its operations.

         As of July 10, 2000, Summus is approximately ten days late in delivering two of the various components of MaxxSystem as called for by the delivery dates set forth in the New Agreements.

INTELLECTUAL PROPERTY

         We do not hold any patents nor do we hold any trademark or service mark registrations. We do not have any U.S. patent applications pending. We recently filed a United States service mark application for Rich Media Direct(SM) and we intend to file applications for the same mark in some foreign countries. There is no assurance, however, that our service mark application will result in our service mark being approved.

         Our success and ability to compete are substantially dependent upon technology and intellectual property. We will rely on copyright, trade secret and trademark law to protect our technology and intellectual property. Neither Summus nor we have any intellectual property infringement claims or suits against us of any kind. We also believe that factors such as the technological and creative skills of our personnel, new service developments and frequent service enhancements are essential to establishing and maintaining an intellectual property leadership position.

         We anticipate entering into confidentiality agreements with our employees and consultants. We will implement confidentiality agreements, which require our employees and consultants to hold in confidence and not disclose any of our proprietary information. Despite our efforts to protect our proprietary information, unauthorized parties may attempt to obtain and use our proprietary information. Policing unauthorized use of our proprietary information is difficult, and the steps we will take might not prevent misappropriation, particularly in foreign countries where the laws may not protect our proprietary rights as fully as do the laws of the United States.

         We will collect and use data derived from our clients, within the limits assigned by Trustee, an online privacy rights organization. This creates the potential for claims to be made against us, either directly or through contractual indemnification provisions with customers, including copyright or trademark infringement, invasion of privacy, or other legal theories. Our insurance may not cover potential claims of this type or may not be adequate to protect us for all liability that may be imposed.

         From time to time, third parties have asserted and may assert exclusive patent, copyright, trademark and other intellectual property rights to technologies and related standards that are important to us or to Summus. We and/or Summus may increasingly face infringement claims as the number of competitors in our industry segments grows and the functionality of products and services in different industry segments overlaps. Neither Summus nor we have any intellectual property infringement claims or suits against us of any kind. Although we have not been party to any litigation asserting claims that allege infringement of intellectual property rights, we may be party to litigation in the future. Any third party claims, with or without merit, could be time-consuming to defend, result in costly litigation, divert management's attention and resources or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us, if at all. A successful claim of infringement against Summus or us could harm our future competitiveness and profitability.

NEW AGREEMENTS WITH SUMMUS

         To facilitate the implementation of our business plan, in February of 2000, we entered into a Master Agreement with Summus Ltd. ("Summus"). The Master Agreement includes a Software License Agreement ("SLA"), a Software Maintenance Agreement ("SMA") and a Revenue Sharing Agreement ("RSA") (collectively with the Master Agreement and a letter agreement between High Speed and Summus, dated March 13, 2000 ("Letter Agreement), the "New Agreements"). The New Agreements entirely replace the Marketing License Agreement and the related agreements incorporated by it or referenced by it, and replace the various letter agreements between Summus and us concerning one potential customer, Samsung Electronics of America, Inc. (collectively, the "Terminated Agreements"). Under the terminated Marketing License Agreement, we made payments of $2,250,000 in cash toward payment of the $3,000,000. We satisfied the final $750,000 due under the Marketing License Agreement by issuing 1,500,000 shares of our common stock to Summus.

         The New Agreements give us a nonexclusive license to a suite of products Summus has labeled MaxxSystem. MaxxSystem allows us to compress, decompress and manage audio, video, animation and graphical content. We will deliver this content for our customers over the Internet or over private networks using MaxxSystem. To perform this delivery, MaxxSystem uses a compression technique developed by Summus and marketed under the brand name of Dynamic Wavelets. As of July 10, 2000, Summus is approximately ten days late in delivering two of the various components of MaxxSystem as called for by the delivery dates set forth in the New Agreements.

         Our use of MaxxSystem requires us to make ongoing royalty payments of ten percent (10%) of the revenue we generate from the use of MaxxSystem. Although the 10% fee is due as soon as we generate revenues, no royalty is payable by us until our cumulative revenue exceeds $10 million because the New Agreements grant us a $1,000,000 credit to be applied by offsetting the 10% revenue fee we would otherwise have to pay. We negotiated this credit as a condition of terminating the Marketing License Agreement.

         The credit will be exhausted when we exceed $10,000,000 in revenues from our use of MaxxSystem. Our licensed use of MaxxSystem under the New Agreements also required an up-front license payment of $1,000,000.00. Like the revenue-based payment, we also negotiated a $1,000,000.00 credit to offset the up-front license fee as a condition to terminating the Marketing License Agreement.

         Under the New Agreements we also have: (i) rights to maintenance, support, and any new versions of MaxxSystem at an annual fee of $180,000, although this fee is waived for the first year; and (ii) the right to make a public announcement of our use of MaxxSystem two weeks in advance of our competition. The capabilities of MaxxSystem will allow us to offer a variety of customized services for advertising and content delivery.

         The term of the New Agreements is six years, three years longer than the Terminated Agreements. The New Agreements give us access to software support and upgrades from Summus Ltd. We had no maintenance or support rights under the Terminated Agreements.

         Under the New Agreements, we have the right to maintenance, support and all upgrades for six years. For software support and upgrades, we will pay, on an annual basis, $180,000 annually for maintenance, support and upgrades. Under the New Agreements, Summus has the right to increase, but is not scheduled or required to increase, the $180,000 payment at a rate no greater than a U.S. government published inflationary index. Summus waived the maintenance fee for the first year. Support from Summus will include the following:

         - Level 2 and 3 support. We provide Level 1 support to our customers. Level 1 support is providing telephone support for basic questions about how to use a software product and how to fix regularly recurring problems. Level 2 support is similar except that Level 2 support provides a support person who has comprehensive in-depth knowledge of almost all aspects of the software product. Level 3 support is provided directly by the software product development team that wrote the software product.

         - Upgrades or `dot' releases of the software system or components of the software system. These are upgrades that increment to the right of the `dot' (i.e. Version 1.2 to 1.3)

         - Generational releases of the software system. These are upgrades to the left of the `dot' (i.e. Version 2.0 to 3.0)

         We do not have an exclusive license to MaxxSystem or any other Summus product or technology. Instead, Summus has agreed to pay us 20% of all revenues that Summus receives during the six-year term of the New Agreements from third party licensees of MaxxSystem who also operate as a service bureau. Also, under the Letter Agreement, Summus has agreed that neither Summus nor its affiliates will operate as an Internet advertising service bureau during the term of the New Agreements. Further, Summus has also agreed that until July 1, 2001, it will not license MaxxSystem to others for Internet advertising service bureau use. Summus has not generated any revenue with MaxxSystem because the system is still under development. For the purpose of this paragraph, an Internet advertising service bureau under the Letter Agreement means a business that is directly competitive with our business as constituted at the date of execution of the Letter Agreement.

         During the six year term of the New Agreements, for all qualified engagements that we refer to Summus for technology licensing, consulting or other products and/or service sales, Summus will pay us 15% of the revenue received from such engagements during the first year of the agreement between Summus and the customer.

         Under the New Agreements, Summus and we have agreed to a mutual revenue sharing arrangement for all revenues derived from Samsung Electronics of America, Inc. We have entered into a letter of intent by and among Samsung, Summus, and High Speed. There can be no assurance that the letter of intent will result in an agreement with Samsung or actual revenues for us. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Recent Developments."

         The Samsung revenue sharing provisions do not split equally any revenue we may receive from Samsung. The revenue split changes over time according to the schedule described in the remainder of this paragraph. To date, we have not generated any revenue from Samsung and neither Summus nor we have signed a definitive agreement with Samsung. Under the Samsung provisions, Summus will pay us 50% of the revenue it receives from Samsung during the first and second years of an agreement between Summus and Samsung; Summus will pay us 40% of the revenue it receives during the third year; and Summus will pay us 20% of the revenue it receives during the fourth, fifth, and sixth years. Similarly, we will pay Summus 50% of the revenue we receive from Samsung during the first and second years of an agreement between High Speed and Samsung; we will pay Summus 40% of the revenue we receive during the third year; and we will pay Summus 20% of the revenue we receive during the fourth, fifth, and sixth years. There can be no assurance that either Summus or High Speed will enter into any agreement with Samsung.

TERMINATION OF THE MARKETING LICENSE AGREEMENT

         The New Agreements replace entirely the Terminated Agreements. The Terminated Agreements gave us certain exclusive and nonexclusive rights to market and distribute Summus products and technology. We no longer have these rights. Our former rights included:

         - Exclusive rights to license a streaming demonstration product utilizing Summus wavelet technology

         - Nonexclusive rights to license MaxxNote 1.0 and 2.0 (a videomail product)

         - Nonexclusive rights to license 4U2C - an image compression tool

         - Nonexclusive rights to license version 1.0 of a video conferencing product

         To date we have not used these rights to generate revenue in the marketplace.

SUMMUS LTD. OVERVIEW

         This section describes material information concerning the business and products of Summus. This information is included because our future ability to deliver our services and execute our business plan depends in part upon Summus products and technology.

         HISTORY OF SUMMUS LTD.

         Historically, since it's founding in 1991, Summus' business has focused on contract engineering and research and development for the Department of Defense. Summus performed projects where they wrote software to analyze images and pictures so that the software could recognize an object, such as a military vehicle, in an image or picture. Summus also wrote and implemented software for military applications in electronic components that compressed and transmitted images and pictures over low-bandwidth communications channels.

         As of July 10, 2000, Summus employs 62 persons on a full time basis, has 10 contract employees and has 12 part time employees. Summus has limited financial resources. Failure by Summus to raise additional capital will have a material adverse affect on Summus' ability to deliver key software products to us. Its founder, Dr. Bjorn Jawerth, owns a majority of Summus' shares and there is no public market for Summus shares. Summus is a private corporation in the state of Delaware. Although we own 167,000 shares of Summus common stock and Summus owns 8,474,360 shares of our common stock, Summus is an independent entity from High Speed. Except as provided in the agreements between us and Summus that are described in this document, we have no rights to any products or technology of Summus. Our 167,000 shares of Summus common stock constituted approximately 14.1% of the issued and outstanding shares of Summus at July 10, 2000. When options, warrants and convertible securities are taken into account, we owned only 12.8% of Summus' shares on a fully diluted basis at July 10, 2000. Summus will continue to seek to raise capital to support its investment in research and product development. Therefore, there is potential future dilution to our ownership position in Summus.

         Summus' wavelet compression technique uses image outlines or edges as the basis for information processing to compress and decompress video and other data. In 1998, Summus commercialized some of its technology through software development kits and licensed its technology using the software development kits to the general software market. Summus' business plan calls for continued commercialization of its technology and expansion into the commercial products market and Internet solution business. Specific Summus' objectives include creating widespread use of its wavelet compression technique through licensing and distribution and completion of its MaxxSystem software product.

PROPERTIES

         Our headquarters is in 6,785 square feet of office space located at 434 Fayetteville Street Mall, Suite 2120, in Raleigh, North Carolina. Our lease expires September 30, 2005. We pay $118,650 annually. We believe the terms are consistent with local market conditions.

         The space that we currently occupy is adequate for our projected growth needs over the next 12 months.

LEGAL PROCEEDINGS

         In June 2000, we entered into a settlement agreement with William R. Dunavant and Michael Cimino to resolve a litigation suit filed in Florida. The settlement agreement provides, among other things, that we register 350,000 shares of common stock owned by Mr. Dunavant with the Securities and Exchange Commission. Under the settlement agreement, we issued 175,000 new shares of our common stock to Mr. Dunavant on the execution date of the settlement agreement. In addition, the settlement calls for the payment of $12,750 per month and 25,000 shares of common stock per month until the registration of all shares are effective. If our registration statement is not effective on or before January 1, 2001, from that date forward and until we have delivered an effective registration statement, we will pay Mr. Dunavant $12,750 and issue 50,000 shares of common stock each month. We must also register all shares delivered under these monthly allotments. Finally, we must also issue and register an allotment of shares of our common stock that is determined by a calculation that depends on the date upon which the registration statement becomes effective and the difference between the price of our common stock as traded on the OTCBB and $23.00 per share.

MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    CURRENT DIRECTORS

         The following table sets forth information regarding the members of our Board of Directors:

                                        FIRST YEAR
                                        ELECTED AS                TERM
             NAME                        DIRECTOR                EXPIRES                 AGE
             ----                       ----------               -------                 ---
Dr. Bjorn Jawerth                          2000                    2001                   47
Andrew L. Fox                              2000                    2001                   36
Richard F. Seifert                         1999                    2001                   49
Herman Rush                                2000                    2001                   70
C. Cristine Wittress                       2000                    2001                   34

    EXECUTIVE OFFICERS OF THE REGISTRANT

         Executive Officers are elected annually and serve at the pleasure of the Board of Directors. Our current executive officers are as follows:

                NAME                                       OFFICE                         OFFICER SINCE      AGE
                ----                                       ------                         -------------      ---
Andrew L. Fox                        Acting President, Chief Executive Officer and            1999           36
                                     Executive Vice President

Alan R. Kleinmaier                   Executive Vice President, Secretary and Treasurer        2000           52

Robert S. Lowrey                     Chief Financial Officer and Vice President of            2000           40
                                     Finance


    BIOGRAPHIES OF DIRECTORS AND EXECUTIVE OFFICERS

         Andrew L. Fox is our acting President and Chief Executive Officer and our Executive Vice President. Before coming to High Speed, Mr. Fox spent over 2 1/2 years at RealNetworks as a Senior Marketing Manager where he managed marketing and sales operations for the corporate enterprise division of RealNetworks. Before RealNetworks, Mr. Fox spent 10 years at IBM in a variety of sales, marketing and product management roles. He was responsible for marketing and sales for IBM's Wireless Data Division and was a product manager at IBM's Networking Hardware Division. Summus Ltd. also employed Mr. Fox from August 1999 until January 2000 as its Executive Vice President of Sales and Marketing. Mr. Fox has a Masters in Business Administration degree from Duke University's Fuqua School of Business in Durham, North Carolina and an undergraduate degree in Computer Science and Electrical Engineering from Duke University's School of Engineering.

         Dr. Bjorn Jawerth, Chairman, President and Founder of Summus Ltd., received an Masters of Science in Mathematics and Statistics, as well as an M.Sc. In Technical Physics and Electrical Engineering in 1974 from Lund Institute of Technology, Lund, Sweden. He also received his Ph.D. in Mathematics from Lund Institute in 1977. Dr. Jawerth is the David W. Robinson Palmetto Professor, Professor of Mathematics and Adjunct Professor of Computer Science at the University of South Carolina. Dr. Jawerth founded Summus Ltd. in 1991 and has been employed with Summus since that time. He directs a group of approximately 50 researchers in Mathematics, Computer Science, Mechanical Engineering and Chemistry at the University of South Carolina and Chalmers University of Technology in Gothenburg, Sweden. Dr. Jawerth has more than 25 years of experience as a consultant in the areas of image processing and finite element analysis. Dr. Jawerth has over 90 publications to his credit in books and referred journals. He has won and administered numerous grant awards from both industry and government agencies. His research interests include computational harmonic analysis and partial differential equations, image processing and pattern recognition.

         Alan R. Kleinmaier is our Executive Vice President, Secretary, and Treasurer. Mr. Kleinmaier has more than 20 years of management experience. From 1976 to 1992, he served as President and Chief Executive Officer of Specialty Retail Concepts, Inc., a retail chain of more than 400 confectioneries and coffee stores which he founded in 1976. From 1993 to 1998, Mr. Kleinmaier was a principal and consultant for EK Retail Group, Inc., a privately held management and consulting firm. Mr. Kleinmaier is currently the Acting Chief Financial Officer of Summus Ltd. He joined Summus in May 24, 1999. Mr. Kleinmaier is a graduate of the University of North Carolina at Chapel Hill, where he was a Morehead Scholar. Mr. Kleinmaier is also a graduate of University of North Carolina at Chapel Hill School of Business's Executive Program and holds his North Carolina Real Estate Broker's license.

         Robert S. Lowrey is our Chief Financial Officer and Vice President of Finance. Prior to joining High Speed on June 1, 2000, Mr. Lowrey served as a senior audit manager for Ernst & Young LLP in Raleigh, North Carolina since November 1993. During this time period, Mr. Lowrey participated extensively on initial public offerings, secondary debt and equity offerings and merger and acquisition due diligence. From July 1992 to November 1993, Mr. Lowrey was the Chief Financial Officer of Florida Dental Care, a company engaged in the delivery of full service dental care. From January 1985 to June 1992, Ernst & Young in Tampa, Florida employed Mr. Lowrey. Mr. Lowrey is licensed as a Certified Public Accountant in North Carolina and is a graduate of Grove City College in Grove City, Pennsylvania.

         Richard F. Seifert is a Director at High Speed, having joined us in March of 1999 as the Vice President of Operations. In late 1999 Mr. Seifert discontinued his operational role but continued to serve us as a member of our board of directors. Under and advisory and consulting agreement with us, Mr. Seifert has been involved in formulating strategic partnerships and raising capital for us. Mr. Seifert has over 20 years experience in the areas of business development, finance, strategic planning and marketing. Mr. Seifert began his career in the aviation industry where he flew and ran operations for several private and commercial airlines, including Summit Airlines, Air Indiana, Nevada Airlines, and the Royal Family of Saudi Arabia. Mr. Seifert holds a degree in Business Administration from Montgomery County College and Penn State University.

         Herman Rush is a Director at High Speed, having joined us in March of 2000. Mr. Rush has over 30 years experience in the entertainment industry in executive, production and sales position. Since 1999 Mr. Rush has been Chairman of the Board and Chief Executive Officer of Infotainment International, Inc., a company that produces content for the Internet. He has been a partner in Rush Cooperman Associates since 1999 and Chairman of the Board of Internet Program Providers. From 1995 until 1998 Mr. Rush was Chairman of New Tech Entertainment, an Internet production company that, in association with American Interactive Media, is currently producing nine Internet program sites. From 1988 until 1997 he was a partner in Katz/Rush Entertainment, a television production company. Mr. Rush was the Chief Executive Officer and President of Columbia Pictures Television Group from 1980 to 1989. Mr. Rush was responsible for creating and producing such shows as The Montel Williams Show from 1991 to 2000, and remains an executive producer to that series. He also previously served as Chairman and Chief Executive Officer of Coca-Cola Telecommunications and senior vice president of the Entertainment Business Sector of The Coca-Cola Company from 1980 to 1989

         C. Cristine Wittress is a Director at High Speed, having joined us in April of 2000. Ms. Wittress has expertise in launching products and services to various marketplaces. Ms. Wittress was at Microsoft from 1994 to 1996 where she helped launch eight critical Microsoft products, including Microsoft Excel 3.0 and 4.0, Windows NT, and Microsoft SQL Server. Ms. Wittress was the overall business and product manager for the worldwide Visual FoxPro business, Microsoft's first Windows 95 and Internet-enabled product. Ms. Wittress was recruited by RealNetworks in August 1998 and was there until October 1999. At RealNetworks she managed strategic customer and third-party relationships for RealNetworks' business-to-business enterprise software sales, and launched a line of vertical business solutions to augment enterprise sales. Additionally, Ms. Wittress helped launch RealNetworks' consumer music product, RealJukebox. In July 1999, Ms. Wittress co-founded The Chakra Group, a hospitality company, where she is still currently a co-owner and on the Board of Directors. She is also on the Board of Advisors on a number of other Internet companies including Planetsquid.com, RadioRiot.com, BraTopia.com and NutrititionGrocer.com. She holds a Masters in Business Administration from the Harvard Business School in Cambridge, Massachusetts, where she focused on Internet entrepreneurship and public relations.

         Executive officers are appointed by the board of directors on an annual basis and serve until their successors have been duly elected and qualified. There are no family relationships among any of our directors or executive officers.

     COMPOSITION OF OUR BOARD OF DIRECTORS

         Our bylaws provide that the number of members of our board of directors will consist of at least one director and that the board has the power to determine the number of directors, when not determined by the stockholders, and to fill vacancies on the board. Currently, the number of directors is fixed at five and we have five directors and no vacancies on the board of directors. All directors are elected annually to serve until the next annual stockholders' meeting following their election and until their successors are elected and qualified.

         The compensation committee of the board of directors reviews the performance of all executive officers, determines the salaries and benefits for all executive officers and administers our stock option plan. The entire Board of Directors is currently administering the duties of the compensation committee. The appointment of a compensation committee will be on the agenda for the next meeting of the Board of Directors.

EXECUTIVE COMPENSATION

     SUMMARY COMPENSATION TABLE

         The following table and the narrative text discloses the compensation paid during 1999, 1998, and 1997 to our current Acting President and Chief Executive Officer and the three individuals who served at different times during 1999 as our President and Chief Executive Officer. The table also shows the three (3) other highest paid executive officers whose annual salary and bonuses exceeded $100,000 during 1999, including individuals who were not serving as an executive officer at the end of 1999.

                           SUMMARY COMPENSATION TABLE

                                           ANNUAL COMPENSATION                     LONG TERM COMPENSATION
                                           -------------------                     ----------------------
                                                                                           AWARDS (3)
                                                                                    ---------------------
                                                                  OTHER ANNUAL      RESTRICTED     OPTIONS/        ALL OTHER
          NAME AND                                      BONUS     COMPENSATION        STOCK         SARS          COMPENSATION
     PRINCIPAL POSITION        YEAR     SALARY ($)     ($) (1)         ($)            AWARDS       (#) (2)            ($)
     ------------------        ----     ----------     -------    ------------      ----------     -------        ------------
Andrew L. Fox (5)              1999        66,100      55,000        30,891            (4)         240,000            (4)
Director, Acting President     1998          --          --            --               --            --               --
and Chief Executive            1997          --          --            --               --            --               --
Officer, Executive Vice
President

Michael Cimino (6)             1999         (4)          (4)         50,879          425,000         (4)              (4)
Former President and Chief     1998         (4)          (4)         11,000          705,000         (4)              (4)
Executive Officer,             1997          --          --            --               --            --               --
Secretary, and Treasurer

Myung K. Kim (7)               1999        66,346        (4)         12,153            (4)         265,000        100,000 (10)
Former President and Chief     1998          --          --            --               --            --               --
Executive Officer              1997          --          --            --               --            --               --

Peter R. Rogina (8)            1999        17,308        (4)          8,895            (4)         240,000        110,000 (10)
Former President and Chief     1998          --          --            --               --            --               --
Executive Officer              1997          --          --            --               --            --               --

Richard F. Seifert(9)          1999        24,000        (4)        112,646            (4)         250,000            (4)
Former Vice President          1998          --          --            --               --            --               --
of Operations                  1997          --          --            --               --            --               --

         (1) Amounts in this column include amounts earned during the year specified but deferred for payment either the following year or thereafter.

         (2) Number of shares of common stock issuable upon exercise of options granted during 1999. We did not grant any Stock Appreciation Rights during 1999.

         (3) Long Term Incentive Plan compensation for executive officers is not reported because we did not pay any compensation of this type and we have never had a Long Term Incentive Plan for our executive officers.

         (4)      No compensation of this type received.

         (5) Mr. Fox has served as our Acting President and Chief Executive Officer and Executive Vice President from August 25, 1999, to present.

         (6) Mr. Cimino served as our President and Chief Executive Officer from September 10, 1998 to March 1, 1999. He continued to be employed as Chairman of the Board of Directors from September 10, 1998 to August 25, 1999.

         (7) Mr. Kim served as our President and CEO from April 20, 1999 to August 25, 1999. We agreed to pay Mr. Kim a termination amount of $100,000 per a verbal agreement. ($21,346.00 was disbursed to Mr. Kim in calendar 1999 and $78,654 was disbursed in 2000. See footnote 12.)

         (8) Mr. Rogina served as our President and CEO from March 15, 1999 to April 20, 1999. We paid Mr. Rogina $110,000 in connection with the termination of his employment contract, as well as 240,000 options on our common stock.

         (9) Richard F. Seifert served as our Vice President of Operations from February 10, 1999 to August 25, 1999. The amount under Other Annual Compensation for Mr. Seifert includes $62,500 that we paid to Mr. Seifert pursuant to our agreement with him under which Mr. Seifert receives a fee for identifying successful financing opportunities for us.

         (10) Represents disbursements in connection with termination of employment, see footnote numbers 7 and 8.

    EMPLOYMENT AGREEMENTS

         The section below summarizes all material terms of the employment agreements that we have with our officers.

         We entered into an employment agreement with Andrew L. Fox by a letter dated January 20, 2000 (the "Fox Employment Agreement"). Set forth below is a summary of certain terms of the Fox Employment Agreement. This summary is not a complete description of the terms and conditions of the Fox Employment Agreement and is qualified in its entirety by reference to the Fox Employment Agreement, a copy of which is filed as an exhibit to this registration statement.

         In August of 1999, under an employment arrangement without a fixed term that either party may terminate at any time, we employed Andrew L. Fox as our acting president and chief executive officer and executive vice president and elected him as a director. Under this agreement, Mr. Fox's base annual salary is $135,000 and he is eligible to receive a bonus initially targeted to be up to an amount equal to his base annual salary. The bonus is based upon goals and objectives to be established by the compensation committee of the board of directors annually following our fiscal year-end. While employed as acting Chief Executive Officer, Mr. Fox will receive an additional bonus of $2,500 per month. These bonuses may be increased or decreased by the compensation committee. Mr. Fox will receive COBRA reimbursement until we establish our health care plan, and will receive life insurance coverage through Summus Ltd. until we establish life insurance coverage. Finally, Mr. Fox receives a $600 per month car allowance. If we terminate Mr. Fox's employment we are obligated to pay him six months of salary paid monthly or in a lump sum.

         Mr. Fox received an option to purchase 240,000 shares of High Speed common stock that will vest in three equal installments over a three-year period beginning on August 25, 1999. The vesting of these options is dependent on the attainment of certain performance goals such as revenue, EBITDA or other metrics to be determined by our Board of Directors. The exercise price for the options is Four Dollars and Thirty-Eight Cents ($4.38) per share for Eighty Thousand (80,000) of the Two Hundred Forty Thousand (240,000) shares of common stock, and Thirteen Dollars ($13.00) per share for the remaining One Hundred and Sixty Thousand (160,000) shares of our common stock.

         We entered into an employment agreement with Alan R. Kleinmaier by a letter dated February 7, 2000 (the "Kleinmaier Employment Agreement"). Set forth below is a summary of certain terms of the Kleinmaier Employment Agreement. This summary is not a complete description of the terms and conditions of the Kleinmaier Employment Agreement and is qualified in its entirety by reference to the Kleinmaier Employment Agreement, a copy of which is filed as an exhibit to this registration statement.

         In August of 1999, under an employment arrangement without a fixed term that either party may terminate at any time, we employed Alan R. Kleinmaier as our executive vice president, secretary, treasurer and acting chief financial officer. Under this agreement, Mr. Kleinmaier's base annual salary is $100,000 and he is eligible to receive a bonus initially targeted to be up to an amount equal to his base annual salary. The bonus is based upon goals and objectives to be established by the compensation committee of the board of directors annually following our fiscal year-end. These bonuses may be increased or decreased by the compensation committee. Mr. Kleinmaier will receive full medical, dental and vision for himself and his dependents. Finally, Mr. Kleinmaier receives a $600 per month car allowance. If we terminate Mr. Kleinmaier's employment, we are obligated to pay him six months of salary.

         Mr. Kleinmaier received an option to purchase 50,000 shares of High Speed common stock that are fully vested as of August 25, 1999. The exercise price for the options is Four Dollars ($4.00) per share of our common stock.

         Mr. Kleinmaier is also employed by Summus and currently serves as an Executive Vice President of Summus. Mr. Kleinmaier allocates approximately 10% of his time to Summus and the remainder of his time to High Speed. Mr. Kleinmaier is paid $25,000 annually by Summus and owns 5,000 shares of Summus common stock. He has been granted an additional 5,000 shares of Summus stock, which becomes fully vested in May 2000. Additionally, he has options to purchase 10,000 shares of Summus' common stock, which vests in May 2001.

         We entered into an agreement with Robert S. Lowrey by a letter dated March 29, 2000 (the "Lowrey Employment Agreement"). Set forth below is a summary of certain terms of the Lowrey Employment Agreement. This summary is not a complete description of the terms and conditions of the Lowrey Employment Agreement and is qualified in its entirety by reference to the Lowrey Employment Agreement, a copy of which is filed as an exhibit to this registration statement.

         In May 2000, under an employment arrangement without a fixed term that either party may terminate at any time, we employed Robert S. Lowrey as our Chief Financial Officer. Under this agreement, Mr. Lowrey's base annual salary is $125,000 and he is eligible to receive a bonus initially targeted to be up to an amount equal to one half of his annual base salary. The bonus will be based upon goals and objectives to be established by the compensation committee of the board of directors annually following our fiscal year end. Bonuses may be increased or decreased by the compensation committee. Mr. Lowrey will receive full medical, dental and vision insurance coverage for himself and his dependents. Finally, Mr. Lowrey receives a $500 per month car allowance. If we terminate Mr. Lowrey's employment, we are obligated to pay him six months of salary.

         Mr. Lowrey received an option to purchase 100,000 shares of High Speed Common stock that will vest in three equal installments over a three-year period. The exercise price for this option is Seven Dollars and Fifty Cents ($7.50) per share.

     STOCK OPTIONS GRANTED

         The following table sets forth information about the stock options granted to our executive officers during 1999. We did not grant any stock options to our executive officers during 1998.

         No stock appreciation rights have ever been exercised by any of our executive officers because we have never granted any stock appreciation rights.

                              OPTION GRANTS IN 1999

                                  % OF TOTAL                                                       ANNUAL RATES OF STOCK
                                    OPTIONS                   MARKET PRICE                         PRICE APPRECIATION FOR
                                   GRANTED TO   EXERCISE OR    ON DATE OF                              OPTION TERM (1)
                       OPTIONS    EMPLOYEES IN  BASE PRICE       GRANT      EXPIRATION      -------------------------------------
     NAME              GRANTED    FISCAL YEAR     ($/SH)         ($/SH)        DATE              0%           5%             10%
------------------    ----------  ------------  -----------   ------------  ----------      ----------    ---------      --------
Michael Cimino        425,000(2)       24%        $ 0.01         $2.375     01/01/05        $1,005,125         --(3)         --(3)
Peter R. Rogina       200,000(4)       11%        $ 0.01         $ 2.75      9/22/04        $  548,000     $699,955      $883,781
Peter R. Rogina        40,000(5)        2%        $ 0.01         $ 2.75      9/22/04        $  109,600     $139,991      $176,756
Richard F. Seifert     50,000(6)        3%        $ 4.00         $2.375      5/27/09              --(7)        --(7)     $108,007
Richard F. Seifert    200,000(6)       11%        $ 0.01         $2.375      5/27/09        $  473,000         --(3)         --(3)

Myung K. Kim          200,000(8)       11%        $ 0.01        $2.375      4/12/09        $  473,000         --(3)         --(3)
Myung K. Kim           65,000(8)        4%        $ 4.00        $2.375      4/12/09              --(7)        --(7)      108,007
Andrew L. Fox         160,000(9)        9%        $13.00        $ 4.38      8/25/09              --(7)        --(7)         --(7)
Andrew L. Fox          80,000(9)        5%        $ 4.38        $ 4.38      8/25/09        $        0     $220,365      $558,447
Alan R. Kleinmaier     50,000(10)       3%        $ 4.00        $ 4.38      8/25/09        $   19,000     $156,728      $368,030

         (1) The potential realizable value of the options reported above was calculated by assuming 5% and 10% annual rates of appreciation of the price of our common stock from the date of grant of the options until the expiration of the options. These assumed annual rates of appreciation were used in compliance with the rules of the Securities and Exchange Commission and are not intended to forecast future price appreciation of our common stock. We chose not to report the present value of the options because we do not believe any formula will determine with reasonable accuracy a present value because of unknown or volatile factors. The actual value realized from the options could be substantially higher or lower than the values reported above, depending upon the future appreciation or depreciation of the common stock during the option period and the timing of exercise of the options. We have reported the 0% column to describe the value of the options granted to the named executive on the date of the grant.

         (2) These options were granted in May of 1999 per Mr. Cimino's verbal employment agreement.

         (3) No value is reported because these options have been exercised. These options are included in this table to show their value to the named executive on the grant date because the options were granted at an exercise price below the market price at the date of the grant.

         (4) Pursuant to a settlement agreement with Peter R. Rogina, dated September 22, 1999, we granted Mr. Rogina an option, exercisable in full on September 22, 1999, to purchase 200,000 shares of common stock having an exercise price of $0.01. Mr. Rogina may exercise the option at any time during the five-year period commencing on September 22, 1999. The option includes protection from dilution due to recapitalizations, issuances of securities at less than 67% of fair market value, granting of other options or similar rights, and dividend or distribution rights. We have not issued any new diluting shares after the grant date of Mr. Rogina's option for 200,000 shares, therefore, Mr. Rogina's option is now exercisable for 200,000 shares.

         (5) Pursuant to the settlement agreement with Mr. Rogina, dated September 22, 1999, we granted Mr. Rogina an option to purchase 40,000 shares of common stock having an exercise price of $0.01. Mr. Rogina may exercise the option during the period commencing on July 1, 2000 and ending on September 22, 2004.

         (6) These options were granted on May 27, 1999 per Mr. Seifert's verbal employment agreement.

         (7) There is no calculated potential realized value for these options for the 5% and 10% annual rates of appreciation because at these rates the exercise price remains higher than the market price during the entire period of the options life.

         (8) Mr. Kim's options were originally granted as an option to purchase 200,000 shares at an exercise price of $0.01 per share of common stock and an option to purchase 50,000 shares at an exercise price of $4.00 price per share. Mr. Kim has exercised the option for 200,000 shares. The remaining option for 50,000 shares included protection from dilution due to recapitalizations, issuances of securities at less than 67% of fair market value, granting of other options or similar rights, and dividend or distribution rights. Mr. Kim has agreed to exchange an additional 15,000 options for termination of his antidilution rights. The additional 15,000 options are included in Mr. Kim's total number of options in the above table. Based on this, Mr. Kim's option is now exercisable for 65,000 shares of our common stock.

         (9) These options were granted on August 25, 1999 per Mr. Fox's employment agreement and become exercisable, subject to continued employment, in cumulative annual increments of one third each beginning on the date of grant and the first, second and third anniversaries of the date of grant.

         (10) We employed Alan R. Kleinmaier from August of 1999 through May 31, 2000 as our acting Chief Financial Officer. We employed Alan R. Kleinmaier from August of 1999 through the present as our Executive Vice President, Secretary and Treasurer. We have granted Mr. Kleinmaier an option to purchase 50,000 shares of our common stock that are immediately exercisable.

         STOCK OPTIONS EXERCISED AND YEAR END VALUES OF UNEXERCISED OPTIONS

         The following table sets forth information about the stock options exercised by our named executive officers during 1999.

                       AGGREGATED OPTION EXERCISES IN 1999

                                                                  NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED IN-THE-
                     SHARES ACQUIRED        VALUE                  OPTIONS AT FY-END(#)          MONEY OPTIONS AT FY-END($)
                       ON EXERCISE         REALIZED             -------------------------       ----------------------------
 NAME                      (#)              ($)(1)              EXERCISABLE/UNEXERCISABLE       EXERCISABLE/UNEXERCISABLE(2)
 -----------------   ---------------      -----------           -------------------------       ----------------------------
Michael Cimino           425,000(3)        $952,000(3)                           0/0                                0/0
Richard F. Seifert       200,000           $448,000                         50,000/0                         $600,000/0
Myung K. Kim             200,000           $448,000                         65,000/0                          780,000/0
Peter R. Rogina                0                  0                   200,000/40,000                 3,198,000/$639,600
Andrew L. Fox                  0                  0                        0/240,000                       0/$1,409,600
Alan R. Kleinmaier             0                  0                         50,000/0                          600,000/0

         (1) Upon exercise of the option an option holder did not receive the amount reported above under the column Value Realized. The amounts reported above under the column Value Realized merely reflect the amount by which the value of our common stock, on the date the option was exercised, exceeded the exercise price of the option. The option holder does not realize any cash until the shares of common stock issued upon exercise of the options are sold.

         (2) The value of our common stock on December 31, 1999 was $16.00 per share. Value was determined by taking the last sale price of our common stock on that date as reported by OTCBB. The value of options was determined by subtracting the aggregate exercise prices of the options from the value of the common stock issuable upon exercise of the options.

         (3) This grant of an option to purchase 425,000 shares of common stock was exercised by Mr. Cimino for all 425,000 shares. Later, the shares acquired by Mr. Cimino were reduced to 95,000 shares of common stock through share cancellations implemented by High Speed. The value realized amount at the grant date would have been $213,750 if the original option grant had been for 95,000 shares of our common stock.

STOCK OPTION PLAN

         The following summary description of Equity Compensation Plan is not intended to be complete and is qualified by reference to the copy of the Equity Compensation Plan, filed as an exhibit to this registration statement.

         Our Equity Compensation Plan was adopted by our board of directors on January 27, 2000, and approved by our stockholders on February 11, 2000. The plan provides that the board may grant stock options for our common stock to officers, other employees, directors, consultants and independent contractors who provide services to us pursuant to the terms of the plan. An aggregate of 2,000,000 shares of common stock is reserved for issuance under this plan, some of which has been issued and is outstanding. If shares subject to outstanding stock options are not purchased or are reacquired because of termination, expiration or cancellation of such stock options or for other reasons, the plan provides that those shares will be available for issuance pursuant to future stock option grants under the plan. Shares of common stock subject to the stock option plan are made available from authorized and unissued shares of our common stock.

         The compensation committee of the board of directors currently administers the plan. The compensation committee may interpret the plan and may prescribe, amend and rescind rules and make all other determinations necessary or desirable for the administration of the plan. The stock option plan permits the compensation committee to select the eligible parties who will receive stock option awards under the plan and generally to determine the terms and conditions of those awards.

         We may issue two types of stock options under this plan: incentive stock options, which are intended to qualify for certain tax treatment under section 422 of the Internal Revenue Code of 1986, as amended, and which may be granted only to eligible parties who are employees; and nonqualified stock options, which may be granted to all types of eligible parties. The plan contains special provisions applicable to incentive stock options granted under the plan, including but not limited to the requirement that the exercise price of each incentive stock option be at least equal to the fair market value of a share of common stock on the date the incentive stock option is granted. Stock options granted under the plan are generally not transferable by the optionees.

         In connection with any underwritten public offering of our equity securities pursuant to an effective registration statement filed under the Securities Act of 1933, including an initial public offering, an optionee shall not sell, make any short sale of, loan, hypothecate, pledge, grant any option for the purchase of, or otherwise dispose or transfer for value or otherwise agree to engage in any of the foregoing transactions with respect to any, stock acquired under the plan without our or our underwriters prior written consent. Such restriction shall be in effect for such period of time from and after the effective date of the final prospectus for the offering as our underwriters or we may request.

         If a reorganization, recapitalization, reclassification, stock split, stock dividend, or consolidation of shares of our common stock, merger or consolidation of High Speed or sale or other disposition by us of all or a portion of our assets, other change in our corporate structure, or any distribution to shareholders other than a cash dividend results in the outstanding shares of our common stock, or any securities exchanged therefore or received in their place, being exchanged for a different number or class of shares of our common stock or other securities we might issue, or for shares of common stock or other securities of any other corporation, or new, different or additional shares or other securities of the company or of any other corporation being received by the holders of outstanding shares of common stock, then the compensation committee of our board of directors shall make equitable adjustments in the limitation on the aggregate number of shares of common stock that may be awarded as stock option grants under the plan, the number and class of stock that may be subject to the grant of stock options under the plan and which have not been issued or transferred under outstanding stock options, and the terms, conditions or restrictions of any stock option or the corresponding award agreement (including the exercise price thereunder). However, the plan requires that all such adjustments shall be made such that incentive stock options granted under the plan shall continue to constitute incentive stock options within the meaning of section 422 of the Internal Revenue Code of 1986, as amended. The plan provides that our board of directors may amend or terminate this plan at any time, provided, however, that certain types of amendments require approval of our stockholders and no such action may be taken which adversely affects any rights under outstanding stock options without the holder's consent.

COMPENSATION OF DIRECTORS

         Directors who are not full-time employees of High Speed: (i) are reimbursed for reasonable travel expenses incurred in attending meetings of the Board or committees of the Board; (ii) are paid a fee of $1,000 for each day on which the Board and/or committee meets or is in conference, which such Directors attend, except for committee meetings held on the same date as a Board meeting or conference; and (iii) in the future may be granted stock options pursuant to the terms of our Equity Compensation Plan.

     COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         We have only recently established our employee stock plan and compensation committee, and currently all members of the board of directors serve on the compensation committee. The compensation committee made recent decisions concerning the compensation of our recently appointed executive officers, one of which, Andrew L. Fox, serves on our board of directors. Mr. Fox is the former Executive Vice President of Sales and Marketing and served as a member on the board of directors of Summus.

         Several of the members of our board of directors and our compensation committee are members of the board of directors of Summus. Dr. Bjorn Jawerth serves on our board of directors and on our compensation committee. Mr. Bradford Silvernail was a director of High

Speed from February 17, 2000 to June 1, 2000 and during this time our entire board of directors comprised our compensation committee, thus, during this time Mr. Silvernail was on our compensation committee. Dr. Jawerth is the Chairman of our board of directors, the Chairman of the board of directors of Summus, and our largest shareholder.

         Other than the interlocking relationships with Summus, no other interlocking relationships exist.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         For all of the transactions described in this section the terms and conditions associated with each transaction resulted from arms-length negotiations between each party. The terms of each transaction were as good as could be obtained from unaffiliated third parties.

         Summus directors and executive officers serve on our board of directors. Dr. Bjorn Jawerth, the Chairman, President, and majority shareholder of Summus, is the Chairman of the Board of High Speed. Alan R. Kleinmaier, our Executive Vice President, Secretary, and Treasurer, is an Executive Vice President of Summus.

         OUR OWNERSHIP IN SUMMUS

         We own 167,000 shares of Summus Ltd. Our shares represent approximately 14.1% of the outstanding common stock of Summus, but represent only 12.8% of Summus' common stock on a fully diluted basis. We acquired 1,000,182 shares of the common stock of Summus Technologies, Inc. during the first half of 1999. We acquired these Summus Technologies, Inc., shares from transactions with individuals who owned shares of Summus Technologies, Inc. in exchange for cash and shares of our common stock. These individuals are given below.

                                              Consideration
                                           in shares of Summus           Number of High Speed Shares
              Individual                       Technologies                or other consideration
          -------------------              -------------------           ---------------------------
          William R. Dunavant                     250,000                         350,000

           Wallace Permenter                        5,000                          18,334

              Rick Turbin                          27,000                          30,000

            Robert Chalnick                        20,000                          25,000

            Cale Yarborough                       100,000                         366,667

          StoneLeigh Ltd.                         418,182                              (1)
     (an entity established by Mr.
         Bradford Richdale)

          Debra Richdale                          180,000                              (1)

         (1) These shares of the common stock of Summus Technologies, Inc. were conveyed to High Speed in connection with two related and contemporaneous transactions: (i) a stock purchase agreement executed in August of 1999 between Summus and Mr. Bradford Richdale and various entities established by Mr. Richdale, under which Summus purchased 9,542,360 shares of our common stock from Mr. Bradford Richdale in exchange for 132,888 shares of Summus Ltd; and (ii) the merger of Summus Ltd. and Summus Technologies, Inc., described in the paragraph immediately below. We did not issue any shares of our common stock to the individual or entity transferring to us the Summus Technologies, Inc. shares because the consideration such individual or entity received was in connection with and satisfied under the two related and contemporaneous transactions described in this footnote.

months later Marketer's World ceased to function as a business. A number of the people that received High Speed shares in connection with these transactions subsequently cancelled them and other parties conveyed other contributions (specifically the Summus Technology shares) back to High Speed.

         In August of 1999 Summus Technologies, Inc. and Summus Ltd merged. Pursuant to the merger, our 1,000,182 shares of Summus Technologies, Inc. were converted into 167,000 shares of Summus Ltd. In conjunction with the merger, we entered into a shareholders agreement in August of 1999 where under certain conditions we cannot transfer our shares without first granting Summus the opportunity to purchase our shares. We cannot transfer our Summus shares to a third party without first offering Summus and then the other Summus shareholders the opportunity to purchase our shares on the same terms offered to us by the third party, except that Summus or the Summus shareholder purchasing our shares may pay 25% of the purchase price in cash and pay the remainder of the purchase price in three equal annual installments with interest at the prime rate of Bank of America. However, we can transfer our Summus shares if High Speed is sold via a stock sale and: (i) the transaction does not have an adverse effect on Summus; and (ii) the entity purchasing High Speed is not an affiliate of Mr. William R. Dunavant. The shareholders agreement obligates parties to the agreement to vote on certain matters as directed by Dr. Bjorn Jawerth, however, High Speed is exempted from these voting provisions of the shareholder agreement.

         THE ASSET PURCHASE OF MARKETERS WORLD, INC.

         In August 1998, we acquired the business and assets of, and assumed the liabilities of, Marketers World, Inc. To pay the sole shareholder of Marketers World, Mr. Bradford Richdale, we issued 9,275,000 shares of common stock to Marketers World, Inc. Before this transaction Mr. Richdale was not a related party to High Speed. Immediately before issuing these 9,275,000 shares of common stock there were 1,000,000 shares of our common stock issued and outstanding.

         Since Marketers World was treated as the accounting acquirer in this transaction, no new value was assigned to the Marketers World assets. The recorded value of these assets was maintained on the historical cost basis. Marketers World assets were primarily office furniture and fixtures and computer equipment.

         In addition to the issuance of these shares, as the related party in the transaction, the president and then sole director and sole corporate officer of High Speed, Mr. Rene Hamouth, transferred 725,000 shares of his personal High Speed common stock to Marketers World to effect the transaction. The transaction was accounted for as a reverse merger whereby Marketers World was treated as the accounting acquirer and High Speed as the acquiree. At the time of the merger High Speed had no assets or liabilities and accordingly, the transaction was accounted for as a recapitalization of High Speed. At the time of the merger, High Speed was a non-operating public shell and Marketers World was a privately owned company. Since High Speed had no assets or liabilities, the transaction was accounted for as a recapitalization of High Speed and the outstanding shares were accounted for accordingly. Consequently, based on this accounting treatment, it was not necessary to value the shares High Speed issued in this transaction or to determine the fair value of the Marketers World assets.

         Subsequently, the 10,000,000 shares that Marketers World received in the transaction were assigned by Mr. Richdale as follows: (i) 6,835,000 shares to Ormond Trust, an entity established by Mr. Richdale; (ii) 140,000 shares to Mr. Cimino; and (iii) the remaining 3,025,000 shares to 24 other persons.

         Marketers World was incorporated in January 1998 and its planned principal operations were to lease computer systems to businesses and to distribute Internet oriented products and perform related services. During 1998, Marketers World was not able execute its planned activities and consequently ceased all operating activities in December 1998. Since Marketers World was a development stage enterprise, there were minimal assets to be disposed. Assets which had no alternative use totaled $36,858 were written off. No proceeds were realized on the disposition of these assets.

         The Marketers World officer executing the asset purchase agreement as president of Marketers World was Mr. Michael Cimino, who subsequently was elected the sole director and executive officer of High Speed.

         Immediately after and as a result of the foregoing transaction, Mr. Bradford Richdale became our primary shareholder. No independent valuation was made of this transaction. Subsequent to the transaction, we decided not to continue in the line of business we acquired in the transaction. We do not believe that the transaction added value to our company on an ongoing basis.

         1998 OFFERING

         In September of 1998 we issued 1,550,000 shares of our common stock to Mr. Bradford Richdale, our controlling shareholder at the time of the transaction, as forgiveness of a debt valued at $149,820 that we owed to him. Mr. Richdale loaned us these funds to finance our operations. We also issued 1,100,000 shares of common stock to StoneLeigh Ltd., an entity established by Mr. Richdale, and we issued 2,330,000 shares of common stock to Rene Hamouth, our president, sole director, and sole corporate officer at the time of the transaction. These shares of our common stock were issued in conjunction with shares issued to thirty other investors. The aggregate consideration we received for these issuances was $317,000, including forgiveness of debt.

         The price per share of the 1,550,000 shares of our common stock issued to Mr. Richdale was $0.097 per share, representing the fair value of our common stock on the date of issuance. The price per share of the 1,100,000 shares issued to Stoneleigh Ltd., the 2,330,000 shares issued to Rene Hamouth, and the 336,600 shares issued to third parties was $0.084 per share, representing the fair value of our common stock on the dates of issuance.

         BRD ACQUISITION

         In September of 1998 we acquired Brad Richdale Direct, Inc., ("BRD"). In exchange for all of the outstanding and issued stock of Brad Richdale Direct we issued: (i) 775,000 shares of common stock to Ormond Trust, Brad Richdale Direct's major shareholder, and an entity established by Mr. Bradford Richdale, our controlling shareholder at the time of the transaction;

and (ii) 225,000 shares of common stock to Mr. Michael Cimino, who at the execution of the transaction was president of Brad Richdale Direct and president of High Speed.

         The transaction was accounted for as an acquisition of licensing rights rather than a business combination because at the time of the acquisition BRD's primary asset was marketing and licensing rights for Summus technology. In connection with this transaction, in February of 1999 we issued an immediately vested option for 1,000,000 shares of common stock to Mr. Bradford Richdale, exercisable at a price of $0.01 per share. Also, in connection with this transaction, in September of 1998, we issued 140,000 shares of our common stock to Mike Cimino. Finally, we issued 100,000 shares to Mr. Cimino as consideration for his services in effecting this transaction. BRD was incorporated in August of 1997.

         The acquisition of BRD was a transaction between us and a company owned by our primary shareholder. No independent valuation was made. The value attributable to the licensing rights totaled $77,500. This amount represents the 775,000 shares issued that were valued using the most recent transactions in our common stock of approximately $0.10 per share. The acquisition of the licensing rights from BRD occurred in September 1998. At the time of this transaction, BRD was not an operating entity and its only significant asset was the marketing and licensing rights to Summus technology. The decision not to ramp up operations of BRD was made in December 1998 along with the decision to discontinue the operations of Marketers World. Since BRD was a non-operating company, no consideration was received when the decision was made to not operate it.

         Subsequent to the transaction we decided not to operate the business we acquired in the transaction. Other than the licensing rights for Summus technology, we do not believe that the transaction added value to our company on an ongoing basis.

         NATIONAL DIRECT CORPORATION AND HEALTHTEC ACQUISITION

         In September of 1998, under a stock purchase agreement, we issued 300,000 shares of common stock for the purpose of acquiring HealthTec, Inc., and National Direct Corporation. We issued 100,000 of these shares to Mr. Bradford Richdale, our controlling shareholder at the time of the transaction, and we issued 100,000 of these shares to Mr. Michael Cimino, our president and chief executive officer. The final 100,000 shares were issued to an unrelated party. This transaction was rescinded in November of 1998 and in August of 1999 we implemented the cancellation of the 300,000 shares issued for this acquisition.

         VR MALL AND GOLF VACATIONS RESORT ACQUISITION

         In September of 1998, under a stock purchase agreement, we agreed to issue 200,000 shares of common stock to Mr. Bradford Richdale, our controlling shareholder at the time of the transaction, for the purpose of acquiring all of the stock of VR Mall, Inc. In September of 1998, under a stock purchase agreement, we agreed to issue 600,000 shares of common stock to Mr. Bradford Richdale for the purpose of acquiring all of the stock of Golf Vacations Resort. These two transactions were canceled in November of 1998. The common stock issuances contemplated by these transactions were never implemented.

         ADVISORY AGREEMENT WITH A DIRECTOR


         In February of 1999 we entered into an advisory agreement with Mr. Richard F. Seifert under which Mr. Seifert provides advisory services for investor relations and identification of funding and revenue opportunities. Mr. Seifert is a member of our board of directors. For successful funding opportunities introduced by Mr. Seifert, we pay 10% of the amount secured for non-debt funding and revenue opportunities, and for introductions which result in successful debt funding we pay 5% of the amount secured. As of February 2000, Mr. Seifert has been paid $62,500 under this agreement.

         ISSUANCE OF CONVERTIBLE DEBENTURES

         During the period between March 3, 1999 and May 24, 1999, we issued $1,636,858 principal amount of convertible debentures. The debentures bore interest at a rate of 8% per annum and were convertible into shares of our common stock at a conversion rate of $0.50 per share. The principal on these debentures was due July 31, 2000. The aggregate consideration we received by issuing these debentures was $1,636,858. All of these debentures were issued to Mr. Bradford Richdale, our controlling shareholder at the time of these transactions, or to entities established by Mr. Richdale: Ormond Trust and StoneLeigh Ltd. On May 24, 1999, all holders converted these debentures into shares of our common stock and we issued 3,273,716 shares of our common stock upon conversion of these debentures. The effective price paid by Mr. Richdale for these shares was $0.50 per share. These debentures were issued and converted between March 3, 1999 and May 24, 1999. The market value of our common stock between these dates ranged from a low of $1.13 per share for a high of $4.88 per share.

         On July 15, 1999, we issued a $62,500 principal amount convertible debenture to Mr. Bradford Richdale. The debenture bore interest at a rate of 8% per annum and was convertible into shares of our common stock at a conversion rate of $0.25 per share. The principal on these debentures was due July 15, 2000. The consideration we received for this debenture was $62,500. On July 15, 1999, the holder converted this debenture into shares of our common stock and we issued 250,000 shares of our common stock upon conversion of this debenture. The effective price paid by Mr. Richdale for these shares was $0.25 per share. These debentures were issued and converted on July 15, 1999 and the market value of our common stock on that date was $1.63 per share at the close of the trading day.

         In August of 1999 we issued $458,640 principal amount of convertible debentures to Mr. Bradford Richdale and to Ormond Trust, an entity established by Mr. Richdale. The debentures bore interest at a rate of 8% per annum and were convertible into shares of our common stock at a conversion rate of $1.00 per share. The principal on these debentures was due August 5, 2000 and August 12, 2000. The consideration we received for these three debentures was $458,640. On the date they were issued, the holder converted these debentures into shares of our common stock and we issued 458,640 shares of our common stock upon conversion of these debentures. The effective price paid by Mr. Richdale for these shares was $0.50 per share. These debentures were issued and converted between August 5, 1999 and August 12, 1999. The market value of our common stock between these dates ranged from a low of $3.38 per share to a high of $4.72 per share.

        The convertible debentures described above were issued as partial consideration for $2,190,000 that was directly paid by Mr. Bradford Richdale to Summus to cover a portion of the first three payments that we were obligated to make to Summus under the Marketing License Agreement. Under the Marketing License Agreement, we were to make four payments of $750,000 each for our rights under the agreement. The value attributable to each of the convertible debentures issued to Mr. Richdale was equal to the stated principal amount of each debenture. These debentures were issued to Mr. Richdale in consideration for the cash payments he personally made to Summus on behalf of High Speed. Accordingly, we did not realize any cash proceeds from the issuance of these debentures.

         ISSUANCE OF SHARES FOR BRD OPTION

         In August of 1999, we issued 1,000,000 shares of our common stock when Mr. Bradford Richdale, our controlling shareholder at the time of the transaction, exercised his common stock option, which were issued with an exercise price of $0.01 per share. We waived payment of the exercise price in exchange for Mr. Richdale transferring to us certain marketing rights to Summus technology. These marketing rights were the rights to market Summus technology in direct marketing channels. Mr. Richdale received these stock options in connection with the purchase by High Speed of all of the stock of Brad Richdale Direct, Inc., as discussed above.

         CANCELLATION OF PRIOR ACQUISITIONS

         In August of 1999, we canceled 5,461,100 shares of common stock for the following transactions. We canceled 300,000 shares of common stock because we rescinded the acquisitions of National Direct Corporation and HealthTec. Furthermore, we canceled 5,161,100 shares of common stock as part of a partial voluntary unwinding of the Marketers World acquisition subsequent to Marketers World ceasing operations.

         PAYMENTS TO SUMMUS UNDER THE MARKETING LICENSE AGREEMENT

         During February of 1999 we entered into a Marketing License Agreement with Summus. During 1999, we made payments of $2,250,000 in cash and a payment in the form of 1,500,000 shares of our common stock, valued at $2,278,125, for the purpose of making the final cash payment of $750,000 due to Summus under the Marketing License Agreement as described in the section entitled "Business." Our original obligation was to pay $750,000 in cash for the final payment, but due to lack of available cash, we renegotiated the final payment so that we could pay by issuing our common stock. In exchange for the $2,250,000 cash payment and the stock payment under the marketing License Agreement, we received the right to license Summus products and the right to share revenues from Summus technologies. As described in the section entitled "Business," we have replaced the Marketing License Agreement and its related agreements with new agreements under which we will have to make future payments to Summus for our use of their software products. The new agreements include: a Master Agreement, a Software License Agreement, a Revenue Sharing Agreement, and a Software Maintenance Agreement.

         As of August of 1999, Summus became our controlling shareholder.

         ISSUANCE OF COMMON STOCK TO THE PARENTS OF A DIRECTOR

         In August of 1999, we issued 250,000 shares of our common stock at $1.00 per share to two investors under a subscription agreement. These investors are the parents of Mr. Richard F. Seifert, a member of our board of directors. The market value of these shares when issued was $4.38.

         LOANS DUE TO MR. BRADFORD RICHDALE, A HIGH SPEED SHAREHOLDER.

         As of December 31, 1999, we owe $435,815 to entities controlled by Mr. Bradford Richdale. We owe these amounts to Mr. Richdale for loans that he extended to us to finance our operations. The loans are unsecured and are payable on demand. We do not pay any interest on these loans.

         LOANS DUE TO SUMMUS.

         Summus has advanced approximately $250,000 during the period beginning in August 1999 through March 31, 2000 to us to provide us with funds to operate. The loans are unsecured and are payable on demand. We do not pay any interest on these loans.

         SUMMUS OWNERSHIP OF HIGH SPEED

         In August of 1999, under a stock purchase agreement, Summus purchased 9,542,360 shares of our common stock from Mr. Bradford Richdale and various entities established by Mr. Richdale in exchange for 132,888 shares of Summus Ltd. Under amendment number 1 to this agreement, Mr. Richdale agreed that he would not serve on the board of directors of High Speed without Summus written consent. Amendment number 2 to this agreement states that the purchase of the High Speed shares by Summus is conditioned upon Mr. Michael Cimino resigning as a member of the board of directors of High Speed and Summus, and upon Mr. Michael Cimino signing a release in favor of High Speed for any claims, past or future. As of July 10, 2000, Summus held 8,474,360 shares of our common stock (39.4% of our outstanding common stock, and 35.9% on a fully diluted basis). Summus can also vote an additional 1,279,667 shares of our common stock under voting agreements with and/or proxies from 14 persons. Total Summus voting power is 45.4% of our outstanding common stock and 41.4% on a fully diluted basis.

PRINCIPAL AND SELLING SHAREHOLDERS

         The following table sets forth information with respect to the beneficial ownership of our capital stock as of July 10, 2000 and as adjusted reflect the potential sale of common stock in this offering by:

         * all those known by us to be beneficial owners of more than five percent of the outstanding shares of common stock;

         *        all named executive officers;

         *        each of our current directors;

         *        all executive officers and directors as a group; and

         *        each selling shareholder.


         Except as otherwise indicated, and subject to applicable community property laws, the persons named below have sole voting and investment power with respect to all shares of common stock held by them.

         Applicable percentage ownership before the offering in the table is based on 21,502,719 shares of our common stock outstanding as of July 10, 2000.

         If all 1,874,717 shares of common stock in this registration are obtained for sale or are obtained for sale and are sold this would entail the issuance of 765,000 new shares of our common stock. This would result in 22,267,719 shares assumed to be outstanding at or shortly after the effective date of this registration statement. This does not include: (i) any issuance of shares for stock options not included in the 765,000 allotment; and (ii) any issuance of shares for conversion of the Series A Convertible Preferred Stock that we have outstanding.

         This registration statement covers 1,874,717 shares of our common stock, of which 1,109,717 shares of common stock are currently issued and outstanding, and of which 765,000 shares represent shares of our common stock that would be issued if this entire offering is sold. Of the 765,000 shares that would be issued, 115,000 shares represent options that two selling shareholders could exercise. Of the 765,000 shares that would be issued, the remaining 650,000 shares represent an estimate of the additional shares that we will have to issue for Mr. William R. Dunavant on or before the date this registration statement goes effective according to the terms of our settlement agreement with Mr. Dunavant.

         Options that are exercisable within sixty days of July 10, 2000 are deemed to be outstanding and to be beneficially owned by the stockholder holding the options for the purpose of computing that stockholder's percentage ownership but are not treated as outstanding for the purpose of computing the percentage ownership of any other stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission that deem shares to be beneficially owned by any person or group who has or shares voting or investment power with respect to such shares. Unless otherwise indicated, the persons named on this table have sole voting and investment control with respect to all shares beneficially owned.


                                                                                              Shares Beneficially Owned if
                                                Shares        Percent of      Number of         All Registered Shares are
                                             Beneficially       Shares       Shares Being        Issued and Outstanding
Name and Address                               Owned (1)     Outstanding       Offered          Number            Percent
--------------------------------------------------------------------------------------------------------------------------
Summus Ltd.                                   9,754,027         45.4%             --           9,754,027           43.8%
Two Hannover Square, Suite 600                  (2)(3)                                           (2)(3)
434 Fayetteville St. Mall
Raleigh, NC  27601

Dr. Bjorn Jawerth                             9,754,027         45.4%             --           9,754,027           43.8%
Chairman of our Board of Directors              (2)(3)                                           (2)(3)
Two Hannover Square, Suite 600
434 Fayetteville St. Mall
Raleigh, NC  27601

William Bradford Silvernail (16)              8,474,360         39.4%             --           8,474,360           38.1%
Two Hannover Square, Suite 600                  (3)(4)                                           (3)(4)
434 Fayetteville St. Mall
Raleigh, NC  27601

Andrew L. Fox                                                                     --
Director, Acting President and Chief                  0(5)         *                                   0(5)           *
Executive Officer, and Executive Vice
President(17)

Richard F Seifert                               250,000          1.2%             --             250,000            1.1%
Director (17)                                    (6)(7)                                            (6)(7)

Herman Rush                                           0            *              --                   0              *
Director(17)

C. Cristine Wittress                                  0                           --                   0              *
Director(17)
                                                                   *
Alan R. Kleinmaier                               90,000(8)         *              --              90,000(8)           *
Executive Vice President, Secretary, and
Treasurer(17)

Robert S. Lowrey, Chief  Financial                    0            *              --                   0              *
Officer And Vice President of Finance(17)

Michael M. Cimino                               800,000(9)       3.7%             --             800,000(9)         3.7%
Former Director, President, Secretary and
Treasurer(17)

Myung K. Kim                                    265,000(10)      1.2%         65,000(10)         265,000(10)        1.2%
Former President and Chief Executive
Officer(17)

Peter R. Rogina                                 240,000(11)      1.1%             --             240,000(11)        1.1%
Former President and Chief Executive
Officer(17)

Ron De Jong(17)                                 100,000(12)         *         100,000(12)         100,000              *

Darlene Beck(17)                                 25,000             *          25,000              25,000              *

John Hinton(17)                                  25,000             *          25,000              25,000              *

Mike Bissell(17)                                  2,000             *           2,000               2,000              *

Tom Godfrey(17)                                  25,000             *          25,000              25,000              *

Joseph Repko(17)                                  5,000             *           5,000               5,000              *

William D. Glycenfer(17)                         44,647             *          44,647              44,647              *

Richard J. Seifert(17)                          125,000             *         125,000             125,000              *


                                                                                              Shares Beneficially Owned if
                                                Shares        Percent of      Number of         All Registered Shares are
                                             Beneficially       Shares       Shares Being        Issued and Outstanding
Name and Address                               Owned (1)     Outstanding       Offered          Number            Percent
--------------------------------------------------------------------------------------------------------------------------
Rita M. Seifert(17)                             125,000            *         125,000             125,000              *

William R. Dunavant(17)                         550,000 (13)     2.6%      1,200,000(13)       1,200,000(13)        5.4%
                                                                                 (14)                (14)
Douglas May(17)                                 133,070            *         133,070             133,070              *

All current directors and executive          10,094,027         46.9%             --          10,094,027           44.9%
officers as a group (7 Persons)                     (15)                                             (15)

         * Represents beneficial ownership of less than one percent (1%) of common stock.

         (1) The persons and entities named in the table have sole voting power and investment power with respect to all shares shown as beneficially owned by them, except as noted above.

         (2) Includes 8,474,360 shares beneficially owned by Summus Ltd. Summus also has the right to vote an additional 1,279,667 shares of our common stock under voting agreements with and/or proxies from 14 persons. Total Summus voting power is 45.4% of our outstanding common stock. Dr. Jawerth owns 54.0% of the outstanding shares of Summus Ltd., and is the President and Chairman of the Board of Directors of Summus Ltd. Dr. Jawerth exercises shared voting and investment power with respect to all High Speed shares owned by Summus Ltd.

         (3) Includes 1,279,667 shares for which Summus has voting power through voting agreements with and/or proxies from 14 persons.

         (4)      Includes 8,474,360 shares beneficially owned by Summus Ltd.

         (5) Mr. Fox has options to acquire 240,000 shares of our common stock pursuant to stock options exercisable over three years in equal installments from the anniversary date of August 25, 1999.

         (6) These shares include 50,000 shares that Mr. Seifert may immediately acquire pursuant to stock options.

         (7) These shares include 200,000 shares that are beneficially owned with his wife, Karen Seifert.

         (8) These shares include 20,000 shares that Mr. Kleinmaier owns with Pamela B. Kleinmaier, the wife of Mr. Kleinmaier. These shares include 50,000 shares that Mr. Kleinmaier may acquire pursuant to stock options immediately exercisable.

         (9) These shares include shares that Mr. Cimino beneficially owns with his wife, Gina M. Cimino.

         (10) These shares include 65,000 shares that Mr. Kim may immediately acquire pursuant to stock options.

         (11) These shares include 200,000 shares that Mr. Rogina may immediately acquire pursuant to stock options, and includes stock options exercisable for 40,000 shares of common stock after July 1, 2000.

         (12) These shares include 50,000 shares that Mr. De Jong may immediately acquire pursuant to stock options.

         (13) In June 2000, we entered into a settlement agreement with William R. Dunavant and Michael Cimino to resolve a litigation suit filed in Florida. The settlement agreement provides, among other things, that we register 350,000 shares of common stock owned by Mr. Dunavant with the Securities and Exchange Commission. Under the settlement agreement, we issued 175,000 new shares of our common stock to Mr. Dunavant on the execution date of the settlement agreement. In addition, the settlement calls for the payment of $12,750 per month and 25,000 shares of common stock per month until the registration of all shares are effective. If our registration statement is not effective on or before January 1, 2001, from that date forward and until we have delivered an effective registration statement, we pay Mr. Dunavant $12,750 and issue 50,000 shares of common stock each month. We must also register all shares delivered under these monthly allotments. Finally, we must also issue and register an allotment of shares of our common stock, which is determined by a calculation that depends on the date upon which the registration statement becomes effective and the difference between the price of our common stock as traded on the OTCBB and $23.00 per share.

         (14) If all 1,874,717 shares of common stock in this registration are obtained for sale or are obtained for sale and are sold this would entail the issuance of 765,000 new shares of our common stock. Of the 765,000 shares that would be issued, 650,000 shares represent an estimate of the additional shares that we will have to issue for Mr. William R. Dunavant on or before the date this registration statement goes effective according to the terms of our settlement agreement with Mr. Dunavant. This estimate assumes that it will take approximately four months for this registration statement to become effective and that the price of our common stock will be at a particular price per share at that time that is significantly below the $23.00 threshold value specified by the calculation in the settlement agreement with Mr. Dunavant.

         (15) This total counts the percentage of ownership attributable to the Summus shares only once.

         (16) Mr. Silvernail resigned from our board of directors on June 1, 2000. We are not aware of any disagreements between Mr. Silvernail and us.

         (17) c/o High Speed Net Solutions, Inc., Suite 2120, 434 Fayetteville St. Mall, Raleigh NC 27601

DESCRIPTION OF CAPITAL STOCK

         In accordance with our amended and restated certificate of incorporation, we are authorized to issue up to 50,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. As of July 10, 2000, there were 21,502,719 shares of common stock outstanding. As of July 10, 2000, there were 2000 shares issued and outstanding of our Series A Convertible Preferred Stock. We have no other class or series of preferred stock.

COMMON STOCK

         As of July 10, 2000, there were 21,502,719 shares of common stock outstanding. In addition, as of July 10, 2000, there were outstanding stock options to purchase 1,280,000 shares of common stock. If the 2,000 shares of Series A Convertible Preferred Stock issued and outstanding were to convert to common stock, then an additional 140,449 shares of our common stock would be issued and outstanding. Based upon the number of shares outstanding as of July 10, 2000, and giving effect to the issuance of common stock upon the exercise of all outstanding stock options, assuming that these options fully vest, and the conversion of all of the Series A Convertible Preferred Stock into common stock, there would be 23,573,168 shares of common stock outstanding.

         Each share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Holders of common stock are entitled to receive ratably the dividends, if any, declared from time to time by the board of directors out of legally available funds. Holders of common stock have no conversion, redemption or preemptive rights to subscribe to any of our securities. In the event of any liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in our assets remaining after provision for payment of liabilities to creditors. The rights, preferences and privileges of holders of common stock may be subject to the rights of the holders of any shares of preferred stock, which we may issue in the future.

PREFERRED STOCK

         As of July 10, 2000, there were 2000 shares issued and outstanding of our Series A Convertible Preferred Stock. We have no other class or series of preferred stock. Before February 28, 2000, we had never issued any shares of preferred stock.

         We have recently amended and restated our articles of incorporation to eliminate the specific rights and privileges originally associated with our preferred stock. We have replaced these specific rights and privileges with language in our articles of incorporation granting the board of directors the power to determine by resolution at a future date the designations, rights and privileges of the preferred stock.

         The board of directors, without further action by shareholders, may from time to time authorize the issuance of shares of preferred stock in one or more series and with certain limitations, rights, preferences, qualifications, or restrictions thereon and the number of shares constituting such series and the designation of such series. Satisfaction of any dividend preferences on outstanding preferred stock would reduce the amount of funds available for the payment of dividends on our common stock. Holders of preferred stock would normally be entitled to receive a preference payment in the event of any liquidation, dissolution, or winding up of High Speed before any payment is made to the holders of common stock. In addition, under certain circumstances, the issuance of such preferred stock may render more difficult or tend to discourage a change in control of High Speed. The board of directors of High Speed, without shareholder approval, may issue preferred stock with voting and conversion rights, which could adversely affect the rights of holders of common stock.

         On February 28, 2000, we designated a series of Preferred Stock called Series A Convertible Preferred Stock consisting of 10,000 shares. The rights of the Series A Convertible Preferred Stock include the following rights: (i) a cumulative dividend of $80 each year per share of Series A Convertible Preferred Stock, and we have the right to pay this dividend by issuing additional shares of Series A Convertible Preferred Stock; (ii) no voting rights except for the right to approve by a majority vote of the holders of the Series A Convertible Preferred Stock our issuance of any shares of a series or class of preferred stock that ranks senior to the Series A Convertible Preferred Stock and any voting rights required under Florida law; (iii) the right to convert the Series A Convertible Preferred Stock into shares of our common stock at a conversion price of $14.24, subject to anti dilution adjustment in the case of common stock dividends, splits and reorganizations; and (iv) a liquidation preference of $1,000 per share of Series A Convertible Preferred Stock, plus accrued unpaid dividends, payable in the event of any liquidation, dissolution, or winding up of High Speed. After March 1, 2002, we have the right to redeem any outstanding shares of the Series A Convertible Preferred Stock at a redemption price of $1,000 per share of Series A Convertible Preferred Stock plus accrued dividends that have not been paid.

         On February 28, 2000 we issued 2,000 shares of our Series A Convertible Preferred Stock for gross consideration of $2,000,000. If the 2,000 shares of Series A Convertible Preferred Stock issued and outstanding were to convert to common stock, then an additional 140,449 shares of our common stock would be issued and outstanding. If we sold the total authorized 10,000 shares of Series A Convertible Preferred Stock, and if all 10,000 shares were to convert to common stock, then an additional 702,247 shares of our common stock would be issued and outstanding.

REGISTRATION RIGHTS

         The following summary description of registration rights outstanding on some of our common stock is not intended to be complete and is qualified by reference to certain exhibits filed with this registration statement.

         In June 2000, we entered into a settlement agreement with William R. Dunavant and Michael Cimino to resolve a litigation suit filed in Florida. The settlement agreement provides, among other things, that we register 350,000 shares of common stock owned by Mr. Dunavant with the Securities and Exchange Commission. Under the settlement agreement, we issued 175,000 new shares of our common stock to Mr. Dunavant on the execution date of the settlement agreement. In addition, the settlement calls for the payment of $12,750 per month and 25,000 shares of common stock per month until the registration of all shares are effective. If our registration statement is not effective on or before January 1, 2001, from that date forward and until we have delivered an effective registration statement, we pay Mr. Dunavant $12,750 and issue 50,000 shares of common stock each month. We must also register all shares delivered under these monthly allotments. Finally, we must also issue and register an allotment of shares of our common stock, which is determined by a calculation that depends on the date upon which the registration statement becomes effective and the difference between the price of our common stock as traded on the OTCBB and $23.00 per share.

         Excluding Mr. Dunavant, all of the other selling shareholders listed in the section entitled "Principle and Selling Shareholders" executed a form of the Selling Shareholder Agreement included with this registration statement as an exhibit. This Selling Shareholder Agreement terminated any prior registration rights that the selling shareholder may have had and specified that the registration rights granted by the Selling Shareholder Agreement would be implemented and satisfied in full by this registration statement.

RIGHTS TO COMMON STOCK AND OPTIONS FOR COMMON STOCK IN EXCHANGE FOR SERVICES

         We have a consulting agreement dated September 24, 1999 with Mr. Kyoung Park under which Mr. Park receives the rights to 2,000 shares of our common stock for revenue we derive from Samsung Electronics of America, Inc., a potential customer of High Speed and Summus. Mr. Park has assisted us in marketing High Speed and Summus products and services to Samsung. Under this consulting agreement we also pay Mr. Park 4% of all revenue we receive from this customer. If revenues with this potential customer in 2000 are $1,000,000 then Mr. Park would receive 20,000 shares. As revenue levels rise Mr. Park has the right to proportionally receive more shares for higher revenue levels. To date, we have no agreement with this potential customer. Consequently, we have not paid Mr. Park any funds nor issued Mr. Park any shares under this agreement.

PLAN OF DISTRIBUTION

         The selling stockholders may sell or distribute some or all of the common stock from time to time through underwriters or dealers or brokers or other agents or directly to one or more purchasers, including privately negotiated transactions in the over-the-counter market, or in transactions in which common stock may be delivered in connection with the issuance of securities by issuers other than us that are exchangeable for (whether optional or mandatory), or payable in such common stock (whether such securities are listed on a national securities exchange or otherwise) or pursuant to which such common stock may be distributed (which securities issued by others will, to the extent required by applicable law, be registered under the Securities Act), or in a combination of such transactions. Such transactions may be effected by the selling stockholders at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. Brokers, dealers, agents or underwriters, if any, participating in such transactions as agent may receive compensation in the form of discounts, concessions or commissions from the selling stockholder. Such discounts, concessions or commissions as to a particular broker, dealer, agent or underwriter might be in excess of those customary in the type of transaction involved. This Prospectus may be used, with our prior written consent, by the selling stockholders, or by other persons acquiring common stock and who wish to offer and sell such common stock under circumstances requiring or making desirable its use.

         The selling stockholders and any such underwriters, brokers, dealers or agents or underwriters that participate with the selling stockholders in the distribution of the common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by any such underwriters, brokers, dealers or agents might be deemed to be underwriting commissions or discounts under the Securities Act. Neither we nor the selling stockholders can presently estimate the amount of such compensation. We know of no existing arrangements between any selling stockholder and any other selling stockholder, underwriter, broker, dealer or other agent relating to the sale or distribution of the common stock.

         We have agreed to pay all fees and expenses incident to the registration of the common stock, except commissions and discounts of underwriters, brokers, dealers or agents and fees and expenses of counsel or any other professionals or other advisors, if any, to the selling stockholders. Each selling stockholder may indemnify any broker, dealer, agent or underwriter that participates in transactions involving sales of the common stock against certain liabilities, including liabilities arising under the Securities Act.

LEGAL MATTERS

         Certain legal matters with respect to the validity of the shares of common stock offered by this prospectus will be passed upon for us by Kilpatrick Stockton LLP, Raleigh, North Carolina.

                                    EXPERTS

         Ernst & Young, LLP, independent auditors, have audited our financial statements at December 31, 1999 and 1998, and for each of the two years in the period ended December 31, 1999, as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about High Speed's ability to continue as a going concern as described in Note 2 to the financial statements). We've included our financial statements in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

CHANGE IN REGISTRANT'S CERTIFYING ACCOUNTANT.

(A)      PREVIOUS INDEPENDENT ACCOUNTANT

                  (i) In November 1999, we engaged Ernst & Young LLP as our independent auditors. Ernst & Young has audited our financial statements for the years ended December 31, 1998 and 1999. Barry L. Friedman, P.C. ("Friedman"), which had served as our independent auditors in prior years, was dismissed by High Speed on the date Ernst & Young was engaged.

                  (ii) The report of Friedman on the financial statements of our company for the period January 1, 1998 to July 22, 1998 and for the two years in the period ended December 31, 1997 included an explanatory paragraph regarding the company's ability to continue as a going concern.

                  (iii) The change in our independent auditors was approved by our Board of Directors.

                  (iv) In connection with the audits performed by Friedman, there were no disagreements with Friedman on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which disagreements, if not resolved to the satisfaction of Friedman, would have caused it to make reference to the subject matter of the disagreement in connection with its report on the financial statements of the company for such periods.

                  (v) During the time period Friedman performed his audits and through the date of dismissal, there were no "reportable events", as that term is defined in Item 304(a)(1)(v) of Regulation S-K, with respect to the services provided by Friedman.

         High Speed requested that Friedman furnish it with a letter addressed to the Commission stating whether it agrees with the above statements and, if not, stating the respects in which it does not agree. A copy of such letter is filed as Exhibit 16 to this registration statement.

(B)      NEW INDEPENDENT AUDITORS

         During our two most recent fiscal years and through the date of the engagement of such firm, High Speed did not consult with Ernst & Young LLP on matters (i) regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on High Speed's financial statements, or (ii) which concerned the subject matter of a disagreement or reportable event with the former auditor (as described in Regulation S-K, Item 304).

WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the Commission's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549, or at its Southeast Regional Offices located at 1401 Brickell Avenue, Suite 200, Miami, FL 33131 and copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may call the Commission at 1-800-732-0330 for further information on the operation of such public reference rooms. You also can request copies of such documents, upon payment of a duplicating fee, by writing to the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or obtain copies of such documents from the Commission's web site at http://www.sec.gov.

FINANCIAL STATEMENTS

         The Financial Statements and Supplementary Data required by this Item are filed as part of this Form S-1. See Index to Financial Statement Information at Pages F-1 of this Form S-1.

                         HIGH SPEED NET SOLUTIONS, INC.
                       INDEX TO THE FINANCIAL STATEMENTS

                                                                   PAGE
                                                                   ----

INTERIM FINANCIAL STATEMENTS - UNAUDITED

  Balance Sheets as of December 31, 1999 (audited) and
    March 31, 2000 (unaudited)........................................F-2
  Statements of Operations for the three months ended
    March 31, 1999 and March 31, 2000 and for the period
    from January 2, 1998 (Inception) through March 31, 2000
    (unaudited).......................................................F-3
  Statement of Stockholders' Equity (Deficit).........................F-4
  Statement of Cash Flows for the three months ended
    March 31, 1999 and March 31, 2000 and for the
    period from January 2, 1998 (Inception) through
    March 31, 2000 (Unaudited)........................................F-5
  Notes to the Financial Statements...................................F-6

ANNUAL FINANCIAL STATEMENTS

  Report of Independent Auditors......................................F-11
  Balance Sheets as of December 31, 1998 and 1999.....................F-12
  Statements of Operations for the years ended
    December 31, 1998 and 1999 and for the period
    from January 2, 1998 (Inception) to December 31, 1999.............F-13
  Statement of Shareholders' Equity (Deficit)
    for the period from January 2, 1998 (Inception)
    to December 31, 1999..............................................F-14
  Statement of Cash Flows for the years ended
    December 31, 1998 and 1999 and for the period
    from January 2, 1998 (Inception) to December 31, 1999.............F-16
  Notes to the Financial Statements...................................F-18

                         High Speed Net Solutions, Inc.
                          (A Development Stage Company)
                                 Balance Sheets

                                                                         MARCH 31          DECEMBER 31
                                                                           2000               1999
                                                                       -------------------------------
                                                                       (unaudited)
ASSETS
Current assets:
   Cash and cash equivalents                                           $  1,427,606       $    248,740
   Other current assets                                                      19,000                 --
                                                                       -------------------------------
Total current assets                                                      1,446,606            248,740

Furniture and equipment, net                                                 19,101              3,720
Investment in common stock of related party                               1,894,127          1,894,127
Prepaid royalties                                                         4,528,125          4,528,125
Licensing rights, net                                                        36,606             43,060
                                                                       -------------------------------
Total assets                                                           $  7,924,565       $  6,717,772
                                                                       ===============================


LIABILITIES AND STOCKHOLDERS' EQUITY
Payables to related parties                                            $    435,815       $    589,815
Accounts payable and accrued expenses                                       479,738             99,876
Loss contingency accrual                                                    984,375            800,000
                                                                       -------------------------------
Total current liabilities                                                 1,899,928          1,489,691

Stockholders' equity:
   Preferred stock, $.001 par value; 5,000,000 shares authorized,
     2,000 shares issued and outstanding                                  1,892,202                 --
   Common stock, $.001 par value, authorized 50,000,000 shares;
     21,112,149 shares issued and outstanding                                21,112             21,112
   Additional paid-in capital                                            17,567,670         17,272,770
   Preferred stock subscription receivable                                 (250,000)                --
   Deficit accumulated during the development stage                     (12,978,728)       (11,838,182)
   Treasury stock, at cost (38,500 shares)                                 (227,619)          (227,619)
                                                                       -------------------------------
Total stockholders' equity                                                6,024,637          5,228,081
                                                                       -------------------------------
Total liabilities and stockholders' equity                             $  7,924,565       $  6,717,772
                                                                       ===============================



See accompanying notes.

                         High Speed Net Solutions, Inc.
                          (A DEVELOPMENT STAGE COMPANY)
                            Statements of Operations

                                                                  THREE             THREE           PERIOD FROM
                                                                  MONTHS            MONTHS        JANUARY 2, 1998
                                                                  ENDED             ENDED           (INCEPTION)
                                                                 MARCH 31          MARCH 31         TO MARCH 31
                                                                   2000              1999               2000
                                                              --------------------------------------------------
Selling, general and administrative expenses                  $    839,890       $  2,125,437       $  8,756,358
Interest expense (income), net                                      (7,577)                --          2,648,749
                                                              --------------------------------------------------
Loss from continuing operations                                   (832,313)        (2,125,437)       (11,404,530)
Loss from discontinued operations                                       --                 --         (1,265,965)
                                                              --------------------------------------------------
Net loss                                                      $   (832,313)      $ (2,125,437)       (12,670,495)
                                                              ==================================================

Net loss applicable to common shareholders:
    Net loss                                                  $   (832,313)      $ (2,125,437)      $(12,670,495)
    Beneficial conversion feature of preferred stock              (294,900)                --           (294,900)
                                                              --------------------------------------------------
Net loss applicable to common shareholders                    $ (1,127,213)      $ (2,125,437)      $(12,965,395)
                                                              ==================================================

Per share amounts (basic and diluted):
Loss applicable to common shareholders from continuing
  operations                                                  $      (0.05)      $      (0.12)      $      (0.80)
Loss applicable to common shareholders from discontinued
  operations                                                            --                 --       $      (0.09)
                                                              --------------------------------------------------
Net loss                                                      $      (0.05)      $      (0.12)      $      (0.89)
                                                              ==================================================

Weighted average shares outstanding                             21,112,149         17,220,996         14,501,381
                                                              ==================================================



See accompanying notes.

                         High Speed Net Solutions, Inc.
                          (A Development Stage Company)
                   Statement of Stockholders' Equity (Deficit)

                                                                                  PREFERRED
                                                       SERIES A CONVERTIBLE         STOCK
                                        DATE OF           PREFERRED STOCK        SUBSCRIPTION            COMMON STOCK
                                      TRANSACTION      SHARES        AMOUNT       RECEIVABLE         SHARES         PAR VALUE
                                    -----------------------------------------------------------------------------------------
Balance at December 31, 1999                              --     $        --     $         --       21,112,149      $  21,112

Issuance of preferred stock at
  $1,000 per share                  February 2000      2,000       2,000,000               --               --             --

Preferred stock subscription        February 2000         --              --         (250,000)              --             --

Preferred stock issuance costs      February 2000         --        (107,798)              --               --             --

Beneficial conversion feature
  related to preferred stock        February 2000         --              --               --               --             --

Preferred stock dividend            March 2000            --              --               --               --             --

Net loss                                                  --              --               --               --             --
                                    -----------------------------------------------------------------------------------------
Balance at March 31, 2000
  (unaudited)                                          2,000     $ 1,892,202     $   (250,000)      21,112,149      $  21,112
                                    =========================================================================================

                         DEFICIT
                       ACCUMULATED
                        DURING THE
     PAID-IN           DEVELOPMENT          TREASURY
     CAPITAL              STAGE              STOCK              TOTAL
--------------------------------------------------------------------------
   $17,272,770         $ (11,838,182)      $ (227,619)         $ 5,228,081


            --                    --               --            2,000,000


            --                    --               --             (250,000)


            --                    --               --             (107,798)


       294,900              (294,900)              --                   --

            --               (13,333)              --              (13,333)

            --              (832,313)              --             (832,313)

--------------------------------------------------------------------------

   $17,567,670         $ (12,978,728)      $ (227,619)         $ 6,024,637
==========================================================================


See accompanying notes.

                         High Speed Net Solutions, Inc.
                          (A Development Stage Company)
                            Statements of Cash Flows

                                                                                                            PERIOD FROM
                                                                                                          JANUARY 2, 1998
                                                                                                            (INCEPTION)
                                                                             THREE MONTHS ENDED               THROUGH
                                                                                   MARCH 31                   MARCH 31
                                                                           2000              1999               2000
                                                                       ------------------------------------------------
                                                                                  (Unaudited)
 OPERATING ACTIVITIES
 Loss from continuing operations                                       $  (832,313)      $(2,125,437)      $(11,404,530)
 Adjustments to reconcile net loss to net cash used in operating activities:
     Loss on disposal of equipment                                              --                --             36,858
     Non cash compensation and consulting charges relating to
       stock awards and stock subscriptions                                     --         2,000,000          5,698,038
     Depreciation and amortization                                           8,989             6,459             57,051
     Common stock issued for services                                           --                --            116,064
     Interest expense relating to beneficial conversion feature
       of convertible debt                                                      --                --          2,655,749
     Changes in operating assets and liabilities:
       Prepaid royalties                                                        --                --            (60,000)
       Accounts receivable and other current assets                        (19,000)            7,559            (19,000)
       Accounts payable and accrued expenses                               366,529            (8,457)           466,135
       Loss contingency                                                    184,375                --            984,375
                                                                       ------------------------------------------------
 Net cash used in operating activities from continuing operations         (291,420)         (132,794)        (1,468,990)
 Net cash used in discontinued operations                                       --                --         (1,265,965)
                                                                       ------------------------------------------------
 Total net cash used in operating activities                              (291,420)         (132,794)        (2,734,955)

 INVESTING ACTIVITIES
 Capital expenditures                                                      (17,916)               --            (72,116)
 Cash investment in related party                                               --                --           (102,000)
                                                                       ------------------------------------------------
 Net cash used in investing activities                                     (17,916)               --           (174,116)

 FINANCING ACTIVITIES
 Net proceeds from sale of preferred stock                               1,642,202                --          1,642,202
 Proceeds from sale of common stock                                             --           127,500            559,062
 Shareholder capital contributions                                              --                --          1,091,648
 Advances from stockholders                                                     --                --            876,230
 Repayments to stockholders                                               (154,000)               --           (163,486)
 Proceeds from issuance of convertible debentures                               --                --            558,640
 Purchase of treasury stock                                                     --                --           (227,619)
                                                                       ------------------------------------------------
 Net cash provided by financing activities                               1,488,202           127,500          4,336,677
                                                                       ------------------------------------------------
 Net increase (decrease) in cash and cash equivalents                    1,178,866            (5,294)         1,427,606
 Cash and cash equivalents at beginning of period                          248,740            18,609                 --
                                                                       ------------------------------------------------
 Cash and cash equivalents at end of period                            $ 1,427,606       $    13,315       $  1,427,606
                                                                       ================================================

                         High Speed Net Solutions, Inc.
                          (A Development Stage Company)
                      Statements of Cash Flows (continued)

                                                                                                               PERIOD FROM
                                                                                                             JANUARY 2, 1998
                                                                                                                (INCEPTION)
                                                                                THREE MONTHS ENDED                  TO
                                                                                     MARCH 31                    MARCH 31
                                                                             2000                 1999             2000
                                                                     ------------------------------------------------------
NONCASH INVESTING AND FINANCING ACTIVITIES
Common shares issued for investment in related party                 $         --        $         --         $   1,792,127
                                                                     ======================================================
Common stock issued in exchange for convertible debentures           $         --        $         --         $   2,665,749
                                                                     ======================================================
Common stock issued for prepaid royalties                            $         --        $         --         $   2,278,125
                                                                     ======================================================
Prepaid royalties paid by shareholder on behalf of company           $         --        $    750,000         $   2,190,000
                                                                     ======================================================
Debentures issued for shareholder advances on behalf of company      $         --        $         --         $   2,097,109
                                                                     ======================================================
Common stock issued for licensing rights                             $         --        $         --         $      77,500
                                                                     ======================================================
Common stock issued for payment of debt to stockholder               $         --        $         --         $     149,000
                                                                     ======================================================



See accompanying notes.

                         High Speed Net Solutions, Inc.
                         (A Development Stage Company)

                         Notes to Financial Statements


1.  BUSINESS, ORGANIZATION  AND DEVELOPMENT STAGE COMPANY

High Speed Net Solutions, Inc. ("the Company" or "HSNS") was incorporated in 1984 and was inactive until it merged with Marketers World, Inc. ("MWI") on August 24, 1998. Prior to the merger, HSNS was a non-operating public shell and MWI was a private operating company. In legal form, this merger was effected by HSNS issuing its shares in exchange for the net assets of MWI. At the time of the merger, HSNS had no assets or liabilities, and accordingly, the transaction was accounted for as a recapitalization of HSNS.

MWI was incorporated in January 1998 and its planned principal operations were to lease computer systems to businesses and to distribute Internet oriented products and perform related services. During 1998, MWI was not able to execute its planned activities, other than the sale of pilot products and services, and consequently ceased all operating activities in December 1998. MWI was subsequently legally dissolved in September 1999. Accordingly, the operating results of MWI have been presented as discontinued operations during 1998. These amounts have been presented in the Statement of Operations for the period from January 2, 1998 (inception) to March 31, 2000. Revenues of MWI during 1998 were approximately $1,335,300 and the loss totaled $1,265,965. As of December 31, 1998, the Company had completed its disposal of the discontinued operations of MWI. There were no remaining assets or liabilities related to MWI at December 31, 1998. Since the Company has not yet completed its planned principal operations and since MWI also never commenced its planned principal operations, the accompanying financial statements are presented as those of a development stage company.

In the opinion of management, all normal and recurring adjustments necessary to present fairly the financial position, results of operations and cash flow of the Company at March 31, 2000 and for all periods presented have been recorded.

2.  BASIS OF PRESENTATION

The accompanying financial statements have been prepared on the basis that High Speed Net Solutions, Inc. will continue as a going concern. The Company has incurred operating losses since inception and has experienced negative cash flows and expects these losses and negative cash flows to continue into the foreseeable future. The Company's ability to continue operations as a going concern is predicated on its ability to continue to raise capital, including significant new capital in 2000, the successful completion of its operational plan and ultimately, upon achieving profitable operations.

                         High Speed Net Solutions, Inc.
                         (A Development Stage Company)

                   Notes to Financial Statements (continued)

2.  SIGNIFICANT ACCOUNTING POLICES (CONTINUED)

STOCK BASED COMPENSATION

The Company accounts for stock based compensation under the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations. In accordance with APB 25, the Company has valued employee stock awards and stock issued to employees for services performed based on the traded value of the Company's common stock, or its estimated fair value prior to it becoming traded, at the measurement date of the stock options or awards.

INCOME TAXES

Income taxes are accounted for using the liability method in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes.

LOSS PER SHARE

Loss per share has been calculated in accordance with Statement of Financial Accounting Standards No. 128 "Earnings per Share." The Company has potential common stock equivalents related to its outstanding stock options. These potential common stock equivalents were not included in loss per share for all periods presented because the effect would have been antidilutive.

INVESTMENT IN COMMON STOCK OF RELATED PARTY

Investment in common stock of related party represents the Company's 14.0% ownership interest in Summus. The Company accounts for its investment in Summus using the cost method. Under this method, the investment is recorded at its historical cost. Although the market value of this investment is not readily determinable, management believes its fair value is not less than its carrying amount.

NEW ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board issued Statement No. 133 "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), which is required to be adopted in years beginning after June 15, 2000. Because of the Company's minimal use of derivatives, management does not anticipate that the adoption of the new statement will have a significant effect on operations or the financial position of the Company.

                         High Speed Net Solutions, Inc.
                         (A Development Stage Company)

                   Notes to Financial Statements (continued)

3.  SIGNIFICANT ACCOUNTING POLICES

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

EQUIPMENT AND FURNITURE

Equipment and furniture is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets beginning when assets were placed in service. Based on the discontinuance of MWI's operations in 1998, along with no future alternative use, the net book value of MWI's equipment and furniture at December 31, 1998, totaling $36,858 was written off.

PREPAID ROYALTIES AND LICENSING RIGHTS

Prepaid royalties represent prepayments made to Summus Ltd, ("Summus"), a related party, under various licensing agreements. As future revenues from services subject to the provisions of these agreements are earned, the prepaid royalties will be charged to royalty expense over the terms of the various agreements.

Licensing rights represent the cost of acquiring the right to license certain products developed by Summus. These costs are being amortized on a straight-line basis over the term of the related agreements, which was initially a three-year agreement and was extended to six years in January 2000.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of unrestricted cash accounts and highly liquid investments with an original maturity of three months or less when purchased.

                         High Speed Net Solutions, Inc.
                         (A Development Stage Company)

                   Notes to Financial Statements (continued)

4.  CONVERTIBLE DEBENTURES

During 1998, the company issued convertible debentures to officers, stockholders and third parties. These debentures were convertible at the date of issuance. Since the conversion price of the debentures was below the fair market value of the common stock, the Company recorded a $2,655,749 beneficial conversion feature as debt discount and additional paid-in-capital on the date the debenture were issued. The resulting interest expense was immediately recognized in 1998 because the debentures were convertible upon issuance.

5. PREFERRED STOCK

On February 28, 2000, the Company sold 2,000 shares of its $.001 par value Series A Convertible Preferred Stock ( the "Preferred Stock") at a price of $1,000 per share. Proceeds, net of issuance costs of $107,798 and a subscription receivable in the amount of $250,000 for 250 shares, were $1,642,202. The subscription receivable is expected to be collected in June 2000.

The Preferred Stock holders are entitled to receive cumulative cash dividends at rate 8% per annum of the initial liquidation preference of $1,000 per share (the "Liquidation Preference"). Dividends shall be cumulative from the date of issuance and shall be payable, when, as and if declared by the Board of Directors on March 31 and September 31 of each year commencing on September 30, 2000. As of March 31, 2000 cumulative dividends accrued were $13,333.

Each share of the Preferred Stock shall be convertible at the option of the holder, at any time after the date of issuance, into shares of common stock equal to the Liquidation Preference divided by initial conversion price of $14.24. The conversion price is subject to adjustment as defined in the Company's articles of incorporation. Since the Preferred Stock was convertible at the date of issuance and since the conversion price was below the fair value of the common stock, the Company recorded a beneficial conversion feature in the amount of $294,900. The beneficial conversion feature has been added to the historical net loss for the three month period ended March 31, 2000, for purposes of computing the net loss applicable to common shareholders.

                         High Speed Net Solutions, Inc.
                         (A Development Stage Company)

                   Notes to Financial Statements (continued)

6.  LITIGATION CONTINGENCY

In January 2000, a former shareholder of Summus Technologies, Inc. who received 350,000 shares of HSNS common stock and $100,000 in cash in exchange for his shares of Summus Technologies, Inc. stock filed a lawsuit against the Company, seeking damages of $13.3 million resulting from the Company's alleged failure to register such shares under the Securities Act of 1933 (the "Act"). Under an agreement between the former shareholder and the Company, the Company is required to issue and include in a registration statement under the Act an additional 25,000 shares of the Company's common stock for each additional month that passes subsequent to the Company's initial deadline date to register the 350,000 shares. Management is attempting to settle this matter out-of-court. The Company has accrued approximately $985,000 for settlement of this matter, representing management's best estimate of the ultimate outcome. However, the ultimate exposure could be more or less, depending on the outcome of settlement discussions, the length of time that passes prior to the effectiveness of a registration statement covering shares of the Company held by the plaintiff and the ultimate value of the Company's shares on the date of settlement. Because the matter is expected to be resolved by issuing additional shares, the ultimate outcome is not expected to have an adverse impact on the Company's liquidity or cash flow.


7.  SUBSEQUENT EVENT

On April 24, 2000, the Company acquired 100% of the issued and outstanding shares of common stock of JSJ Capital Corp., a Nevada Corporation ("JSJ"), in exchange for 50,000 shares of 144 restricted common stock of the Company. As a result of HSNS's 100% ownership of JSJ, the Board of Directors of HSNS approved the merger of JSJ into HSNS whereby HSNS will be the surviving corporation. The acquisition was accounted for as an issuance of HSNS common stock in exchange for the net monetary assets of JSJ, accompanied by a recapitalization.

The 50,000 shares issued by the Company in connection with the acquisition of JSJ are considered a nominal issuance to effect the acquisition. All share and per share data presented herein have been restated to reflect the issuance of these shares. The pro forma impact of the JSJ acquisition is a $400,000 charge to retained earnings on the Company's balance sheet, representing cash legal fees paid in excess of net assets acquired. This charge was recognized in earnings upon consummation of the acquisition.

                         Report of Independent Auditors

The Board of Directors and Shareholders
High Speed Net Solutions, Inc.

We have audited the accompanying balance sheets of High Speed Net Solutions, Inc. (a development stage company) as of December 31, 1999 and 1998, and the related statements of operations, stockholders' equity (deficit), and cash flows for the years ended December 31, 1999 and 1998 and for the period from January 2, 1998 (inception) to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of High Speed Net Solutions, Inc. (a development stage company) at December 31, 1999 and 1998, and the results of its operations and its cash flows for the years ended December 31, 1999 and 1998 and for the period from January 2, 1998 (inception) to December 31, 1999 in conformity with accounting principles generally accepted in the Unites States.

The accompanying financial statements have been prepared assuming that High Speed Net Solutions, Inc. (a development stage company) will continue as a going concern. As more fully described in Note 2, the Company has incurred operating losses since inception and will require additional capital in 2000 to continue operations. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.


February 15, 2000, except for Note 12, as to which the date is April 24, 2000 Raleigh, North Carolina

                         High Speed Net Solutions, Inc.
                          (A Development Stage Company)

                                 Balance Sheets

                                                                           DECEMBER 31
                                                                    1998                 1999
                                                                 -----------         ------------
ASSETS
Current assets:
   Cash and cash equivalents                                     $    18,609         $    248,740
   Accounts receivable                                                 7,559                   --
                                                                 -----------         ------------
Total current assets                                                  26,168              248,740

Furniture and equipment, net                                              --                3,720
Investment in common stock of related party                               --            1,894,127
Prepaid royalties                                                         --            4,528,125
Licensing rights, less accumulated amortization of $8,610
   and $25,830 in 1998 and 1999                                       68,890               43,060
                                                                 -----------         ------------
Total assets                                                     $    95,058         $  6,717,772
                                                                 ===========         ============


LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Payables to related parties                                      $   295,558         $    589,815
Accounts payable and accrued expenses                                  8,457               99,876
Loss contingency accrual                                                  --              800,000
                                                                 -----------         ------------
Total current liabilities                                            304,015            1,489,691

Stockholders' equity (deficit):
   Preferred stock, $0.001 par value; 5,000,000 shares
     authorized, no shares issued and outstanding                         --                   --
   Common stock, $.001 par value, authorized 50,000,000
     shares; issued and outstanding 16,651,700 and
     21,112,149 shares                                                16,652               21,112
   Additional paid-in capital                                      1,642,816           17,272,770
   Deficit accumulated during the development stage               (1,640,806)         (11,838,182)
   Treasury stock, at cost (38,500 shares)                          (227,619)            (227,619)
                                                                 -----------         ------------
Total stockholders' equity (deficit)                                (208,957)           5,228,081
                                                                 -----------         ------------
                                                                 $    95,058         $  6,717,772
                                                                 ===========         ============



See accompanying notes.

                         High Speed Net Solutions, Inc.
                          (A Development Stage Company)

                            Statements of Operations

                                                                                               PERIOD FROM
                                                                                             JANUARY 2, 1998
                                                                                              (INCEPTION) TO
                                                         YEAR ENDED DECEMBER 31                DECEMBER 31
                                                        1998                 1999                 1999
                                                    ------------         ------------         ------------

Selling, general and administrative expenses        $    374,841         $  7,541,627         $  7,916,468
Interest expense                                              --            2,655,749            2,655,749
                                                    ------------         ------------         ------------
Loss from continuing operations                         (374,841)         (10,197,376)         (10,572,217)
Discontinued operations (Note 1):
   Loss from discontinued operations                  (1,265,965)                  --           (1,265,965)
                                                    ------------         ------------         ------------
Net loss                                            $ (1,640,806)        $(10,197,376)        $(11,838,182)
                                                    ============         ============         ============

Per share amounts (basic and diluted):
   Loss from continuing operations                  $      (0.03)        $      (0.53)        $      (0.74)
                                                    ============         ============         ============
   Loss from discontinued operations                $      (0.11)        $         --         $      (0.09)
                                                    ============         ============         ============
Net loss                                            $      (0.14)        $      (0.53)        $      (0.83)
                                                    ============         ============         ============

Weighted average shares outstanding                   11,898,867           19,080,492           14,324,778
                                                    ============         ============         ============


See accompanying notes.

                         High Speed Net Solutions, Inc.
                          (A Development Stage Company)

                  Statements of Stockholders' Equity (Deficit)


                                                                              DATE OF               COMMON STOCK
                                                                            TRANSACTION         SHARES        PAR VALUE
                                                                         ------------------ --------------- --------------

Balance at January 2, 1998 (inception) reflecting the
   recapitalization of the Company                                                             9,325,000       $  9,325
Founders shares issued for no consideration                              Jan. 1998                   100              -
Shareholders capital contributions                                       June-July 1998                -              -
Common stock issued to acquire net assets of Marketers World, Inc.       Aug. 1998             1,000,000          1,000
Common stock sold for cash at $0.08 per share                            Sept. 1998            3,766,600          3,767
Common stock issued for payment of debt to a shareholder at $0.10
   per share                                                             Sept. 1998            1,550,000          1,550
Treasury stock acquired for cash                                                                       -              -
Common stock issued to acquire licensing rights at $0.10 per share       Sept. 1998              775,000            775
(Note 5)
Common stock issued for services at $0.10 per share (Note 8)             Sept. 1998              765,000            765
Net loss for the year ended December 31, 1998                                                          -              -
Cancellation of compensatory stock                                       Sept. 1998             (530,000)          (530)
                                                                                            --------------- --------------
Balance at December 31, 1998                                                                  16,651,700         16,652
Compensation expense related to grant of stock option to purchase
   1,000,000 shares at no exercise price  (Note 8)                       Feb. 1999                     -              -
Common stock sold for cash at $1.08 per share                            March 1999              118,188            118
Common stock sold for cash at $1.00 per share                            April 1999              220,000            220
Compensation expense related to grant of options to purchase
   825,000 shares at $.01 per share (Note 8)                             May 1999                      -              -
Common stock issued for investment in related party at $2.25 per         May 1999                795,001            795
   share (Note 8)
Common stock issued for services at $1.53 per share (Note 8)             July 1999                85,500             85
Common stock issued for advance royalty payment at $1.52 per             July 1999             1,500,000          1,500
    share (Note 4)
Common stock issued in exchange for convertible debentures at
    $0.55 per share                                                      Aug. 1999             4,852,860          4,853
Beneficial conversion feature related to convertible debt (Note 6)       Aug. 1999                     -              -
Common stock canceled in connection with merger between High
   Speed Net Solutions, Inc. and Marketers World, Inc. in August
   1998 (Note 8)                                                         Aug. 1999            (5,161,100)        (5,161)
Cancellation of compensatory stock                                       Aug. 1999               (25,000)           (25)
Stock option exercises                                                   Aug. 1999             1,825,000          1,825
Common stock issued in conjunction with subscription agreement,
   250,000 shares at $1.00 per share (Note 8)                            Aug. 1999               250,000            250
Compensation expense related to grant of option to purchase 240,000
   shares at $.01 per share (Note 8)                                     Sept. 1999                    -              -
Net loss for the year ended December 31, 1999                                                          -              -
                                                                                            --------------- --------------
Balance at December 31, 1999                                                                  21,112,149       $ 21,112
                                                                                            =============== ==============

                      DEFICIT
                    ACCUMULATED
                     DURING THE
    PAID-IN         DEVELOPMENT       TREASURY
    CAPITAL            STAGE            STOCK           TOTAL
----------------- ----------------- -------------- -----------------


  $    (9,325)       $        -       $        -     $         -
            -                 -                -               -
    1,091,648                 -                -       1,091,648
       (1,000)                -                -               -
      313,233                 -                -         317,000

      148,270                 -                -         149,820
            -                 -         (227,619)       (227,619)
       76,725                 -                -          77,500

       75,735                 -                -          76,500
            -        (1,640,806)               -      (1,640,806)
      (52,470)                -                -         (53,000)
----------------- ----------------- -------------- -----------------
    1,642,816        (1,640,806)        (227,619)       (208,957)

    2,000,000                 -                -       2,000,000
      127,382                 -                -         127,500
      219,780                 -                -         220,000

    1,640,000                 -                -       1,640,000
    1,791,332                 -                -       1,792,127

      130,729                 -                -         130,814
    2,276,625                 -                -       2,278,125


    2,650,896                 -                -       2,655,749
    2,655,749                 -                -       2,655,749


        5,161                 -                -               -
      (38,225)                -                -         (38,250)
       (1,825)                -                -               -

    1,094,750                 -                -       1,095,000

    1,077,600                 -                -       1,077,600
            -       (10,197,376)               -     (10,197,376)
----------------- ----------------- -------------- -----------------
  $17,272,770      $(11,838,182)    $   (227,619)  $   5,228,081
================= ================= ============== =================

See accompanying notes.

                         High Speed Net Solutions, Inc.
                          (A Development Stage Company)

                            Statements of Cash Flows

                                                                                                   PERIOD FROM
                                                                                                 JANUARY 2, 1998
                                                                                                 (INCEPTION) TO
                                                                 YEAR ENDED DECEMBER 31            DECEMBER 31
                                                                 1998              1999               1999
                                                             -----------       ------------       ------------
OPERATING ACTIVITIES
Loss from continuing operations                              $  (374,841)      $(10,197,376)      $(10,572,217)
Adjustments to reconcile net loss to net cash used in
  operating activities:
     Loss on disposal of equipment                                36,858                 --                 --
     Non cash compensation and consulting charges
       relating to stock awards and stock subscriptions               --          5,698,038          5,698,038
     Depreciation and amortization                                21,900             26,162             48,062
     Common stock issued for services                             23,500             92,564            116,064
     Interest expense relating to beneficial conversion
       feature of convertible debt                                    --          2,655,749          2,655,749
     Changes in operating assets and liabilities:
       Prepaid royalties                                              --            (60,000)           (60,000)
       Accounts receivable                                        (7,559)             7,559                 --
       Accounts payable and accrued expenses                       8,457             91,419             99,876
       Loss contingency                                               --            800,000            800,000
                                                             -----------       ------------       ------------
Net cash used in operating activities from continuing
       operations                                               (291,685)          (885,885)        (1,177,570)
Net cash used in discontinued operations                      (1,265,965)                --         (1,265,965)
                                                             -----------       ------------       ------------
Total net cash used in operating activities                   (1,557,650)          (885,885)        (2,443,535)

INVESTING ACTIVITIES
Capital expenditures                                             (50,148)            (4,052)           (54,200)
Cash investment in related party                                      --           (102,000)          (102,000)
                                                             -----------       ------------       ------------
Net cash used in investing activities                            (50,148)          (106,052)          (156,200)

FINANCING ACTIVITIES
Proceeds from sale of common stock                               317,000            242,062            559,062
Shareholder capital contributions                              1,091,648                 --          1,091,648
Advances from stockholders                                       445,378            430,852            876,230
Repayments to stockholders                                            --             (9,486)            (9,486)
Proceeds from issuance of convertible debentures                      --            558,640            558,640
Purchase of treasury stock                                      (227,619)                --           (227,619)
                                                             -----------       ------------       ------------
Net cash provided by financing activities                      1,626,407          1,222,068          2,848,475
                                                             -----------       ------------       ------------
Net increase in cash and cash equivalents                         18,609            230,131            248,740
Cash and cash equivalents at beginning of period                      --             18,609                 --
                                                             -----------       ------------       ------------
Cash and cash equivalents at end of period                   $    18,609       $    248,740       $    248,740
                                                             ===========       ============       ============

                         High Speed Net Solutions, Inc.
                          (A Development Stage Company)

                      Statements of Cash Flows (continued)


                                                                                         PERIOD FROM
                                                                                       JANUARY 2, 1998
                                                                                       (INCEPTION) TO
                                                           YEAR ENDED DECEMBER 31        DECEMBER 31
                                                             1998           1999            1999
                                                          ---------      ----------      ----------

NONCASH INVESTING AND FINANCING ACTIVITIES
Common shares issued for investment in related party      $      --      $1,792,127      $1,792,127
                                                          =========      ==========      ==========
Common stock issued in exchange for convertible
  debentures                                              $      --      $2,665,749      $2,665,749
                                                          =========      ==========      ==========
Common stock issued for prepaid royalties                 $      --      $2,278,125      $2,278,125
                                                          =========      ==========      ==========
Debentures issued for shareholder advances on
  behalf of company                                       $      --      $2,097,109      $2,097,109
                                                          =========      ==========      ==========
Common stock issued for licensing rights                  $  77,500      $       --      $   77,500
                                                          =========      ==========      ==========
Common stock issued for payment of debt to
  stockholder                                             $ 149,820      $       --      $  149,820
                                                          =========      ==========      ==========



See accompanying notes.

                         High Speed Net Solutions, Inc.
                          (A Development Stage Company)

                          Notes to Financial Statements

                                December 31, 1999


1.  BUSINESS, ORGANIZATION AND DEVELOPMENT STAGE COMPANY

High Speed Net Solutions, Inc. ("the Company" or "HSNS") was incorporated in 1984 and was inactive until it merged with Marketers World, Inc. ("MWI") on August 24, 1998. Prior to the merger, HSNS was a non-operating public shell and MWI was a private operating company. In legal form, this merger was effected by HSNS issuing its shares in exchange for the net assets of MWI. Total outstanding shares of HSNS common stock subsequent to the merger were 10,275,000, which consisted of the 1,000,000 shares outstanding prior to the merger and the 9,275,000 shares issued to acquire the net assets of MWI. At the time of the merger, HSNS had no assets or liabilities, and accordingly, the transaction was accounted for as a recapitalization of HSNS, and the outstanding shares are recorded accordingly.

MWI was incorporated in January 1998 and its planned principal operations were to lease computer systems to businesses and to distribute Internet oriented products and perform related services. During 1998, MWI was not able to execute its planned activities, other than the sale of pilot products and services, and consequently ceased all operating activities in December 1998. MWI was subsequently legally dissolved in September 1999. Accordingly, the operating results of MWI have been presented as discontinued operations for the year ended December 31, 1998. Revenues of MWI during the year ended December 31, 1998 were approximately $1,335,300, the loss totaled $1,265,965. As of December 31, 1998, the Company had completed its disposal of the discontinued operations of MWI. There were no remaining assets or liabilities related to MWI at December 31, 1998. Results for the year ended December 31, 1999 represent solely the activity of HSNS which primarily related to raising capital and establishing strategic relationships. Since the Company has not yet commenced its planned principal operations and since MWI also never commenced its planned principal operations, the accompanying financial statements are presented as those of a development stage company.

In 1984, the Company was incorporated under the name EMN Enterprises, Inc. The Company was inactive from the time of its incorporation in 1984 until the time of the MWI transaction in 1998. In September 1998, in conjunction with the MWI merger, the Company changed its name to ZZAP.NET, Inc. and in January 1999 the name changed to High Speed Net Solutions, Inc.

                         High Speed Net Solutions, Inc.
                          (A Development Stage Company)

                    Notes to Financial Statements (continued)


1.  BUSINESS, ORGANIZATION AND DEVELOPMENT STAGE COMPANY (CONTINUED)

In August 1999, Summus Ltd. ("Summus") acquired 51% of the outstanding common stock of the Company. Subsequently, Summus sold certain of the shares it acquired and at December 31, 1999, Summus owned 40.7% of the Company's outstanding common stock. The Company's operating and business strategy is dependent on the development of Summus' technology and products under the terms of various agreements between both parties. Summus is developing media compression and delivery software that the Company intends to use to deliver its services to its customers.

2. BASIS OF PRESENTATION

The accompanying financial statements have been prepared on the basis that High Speed Net Solutions, Inc. will continue as a going concern. The Company has incurred operating losses since inception and has experienced negative cash flow and expects these losses and negative cash flow to continue into the foreseeable future. The Company's ability to continue operations as a going concern is predicated on its ability to continue to raise capital, including significant new capital in 2000, the successful completion of its operational plan and, ultimately, upon achieving profitable operations.

3. SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

EQUIPMENT AND FURNITURE

Equipment and furniture is stated at cost. Depreciation, as recorded by MWI, was computed using the straight-line method over the estimated useful lives of the assets beginning when assets were placed in service. Depreciation expense amounted to $13,290 for the year ended December 31, 1998. Based on the discontinuance of MWI's operations in 1998, along with no future alternative use, the net book value of MWI's equipment and furniture at December 31, 1998, totaling $36,858, was written off.

                         High Speed Net Solutions, Inc.
                          (A Development Stage Company)

                    Notes to Financial Statements (continued)

3. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

PREPAID ROYALTIES AND LICENSING RIGHTS

Prepaid royalties represent prepayments made to Summus under various agreements further described in Note 4. As future revenues from services subject to the provisions of these agreements are earned, the prepaid royalties will be charged to royalty expense over the terms of the various agreements.

Licensing rights represent the cost of acquiring the right to license certain products developed by Summus. These costs are being amortized on a straight-line basis over the term of the related agreements, which was initially a three-year agreement. The term of the licensing agreement was extended to six years in January 2000 (see Note 4). At the time the new agreements become effective in 2000, the net book value of the capitalized license rights will be amortized in accordance with the terms of the new agreement.

Management continuously evaluates the future realization of the prepaid royalties and licensing rights and currently anticipates fully recovering these costs and, accordingly, no valuation adjustment has been recorded to date. The carrying value of the intangible assets is reviewed by management to determine if facts and circumstances exist which would suggest that the intangible asset may be impaired.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of unrestricted cash accounts and highly liquid investments with an original maturity of three months or less when purchased.

STOCK BASED COMPENSATION

The Company accounts for stock based compensation under the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations. In accordance with APB 25, the Company has valued employee stock awards and stock issued to employees for services performed based on the traded value of the Company's common stock, or its estimated fair value prior to it becoming traded, at the measurement date of the stock options and awards.

                         High Speed Net Solutions, Inc.
                          (A Development Stage Company)

                    Notes to Financial Statements (continued)

3. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INCOME TAXES

Income taxes are accounted for using the liability method in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (See Note 10).

LOSS PER SHARE

Loss per share has been calculated in accordance with Statement of Financial Accounting Standards No. 128 "Earnings per Share." The Company has potential common stock equivalents related to its outstanding stock options. These potential common stock equivalents were not included in loss per share for all periods because the effect would have been antidilutive.

INVESTMENT IN COMMON STOCK OF RELATED PARTY

Investment in common stock of related party represents the Company's 14.0% ownership interest in Summus (see Note 8). The Company accounts for its investment in Summus using the cost method. Under this method, the investment is recorded at its historical cost. Although the market value of this investment is not readily determinable, management believes its fair value is not less than its carrying amount.

REVENUE RECOGNITION

Revenue was recognized by MWI when products were shipped and services were performed. Operating activity for MWI has been presented as discontinued operation for the year ended December 31, 1998. To date, no revenues have been generated by HSNS.

                         High Speed Net Solutions, Inc.
                          (A Development Stage Company)

                    Notes to Financial Statements (continued)

3. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

NEW ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board issued Statement No. 133 "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), which is required to be adopted in years beginning after June 15, 2000. Because of the Company's minimal use of derivatives, management does not anticipate that the adoption of the new statement will have a significant effect on operations or the financial position of the Company.

ADVERTISING

MWI expensed advertising costs as incurred. Advertising expense was approximately $128,000 for the year ended December 31, 1998. To date, High Speed Net Solutions has not incurred any advertising expense.

4. PREPAID ROYALTIES

In February 1999, the Company entered into a Marketing and Licensing Agreement ("MLA") with Summus. As consideration for this agreement, the Company prepaid royalty payments to Summus. The amount of prepaid royalties consists of cash payments of $2,250,000 ($2,190,000 of which was made by a stockholder on behalf of the Company) and the issuance of 1,500,000 shares of the Company's common stock valued at $2,278,125, for a total aggregate value of $4,528,125. The value assigned to the 1,500,000 common shares was based on the traded value of the Company's common stock on the date of the transaction. This amount is presented as a non-current asset in the accompanying balance sheet as of December 31, 1999.

The shareholder of the Company who made the cash payments to Summus on behalf of the Company controlled a trust which owned 8.2% of Summus Technologies, Inc. On August 16, 1999, Summus Technologies, Inc. and Summus, Ltd. merged (see Note 8). The Company recorded a payable to the shareholder which was subsequently offset by debentures issued to the shareholder (see Note 6).

In January 2000, the Company and Summus entered into a Master Agreement, which includes a Software License Agreement ("SLA"), a Software Maintenance Agreement ("SMA") and an Agency and a Revenue Sharing Agreement ("RSA") (collectively with the Master License Agreement, the "New Agreements"). The New Agreements entirely replace the MLA entered in February 1999.

                         High Speed Net Solutions, Inc.
                          (A Development Stage Company)

                    Notes to Financial Statements (continued)

4. PREPAID ROYALTIES (CONTINUED)

The SLA gives the Company the right to license Summus' current and future products for digital content management solutions for rich media distribution. Additionally, the SLA gives the Company non-exclusive rights to distribute wavelet encoded content over the Internet or over private network environments for the purposes of advertising or content delivery. The Company will be credited for the $1.0 million upfront license fee due under the SLA from the prepayments made under the MLA. Upon the commencement of the SLA, this $1.0 million will be amortized on a straight-line basis over the six-year term of the SLA. The remaining amount of the Prepaid Royalties will be charged to royalty expense on a systematic basis, as revenues are earned, over the term of the agreement. The Company is also required to make ongoing payments equal to 10% of revenues generated from the use of the Summus' products, as defined in the agreement. The Company was granted a $1.0 million credit, from the prepayments made under the MLA, for such payments. The Company has been granted other rights under the SLA which are defined in the agreement. The SLA has a term of six years.

The RSA entitles the Company to receive 20% of all revenues that Summus receives from third party licenses of its products for rich media distribution. For all customers that the Company refers to Summus for technology licensing, consulting or other product or services sales, the Company will receive 15% of the first year revenue earned by Summus. The RSA also provides for revenue sharing with respect to sales to a potential customer by either the Company or Summus. Revenue earned from this customer in the first two years by either the Company or Summus will be shared equally between both parties. Beginning in the third year, 40% of revenue earned by the Company will be remitted to Summus decreasing to 20% in the final two years. Conversely, 40% of revenue earned by Summus in the third year and 20% of revenue earned by Summus in years four, five and six will be shared with the Company.

Under the new agreements discussed above, the Company is required to make annual payments to Summus for approximately $180,000 in return for software maintenance and upgrades. The payment for the first year beginning February 2000 has been waived. The Company will recognize the aggregate amount of the annual fees on a straight-line basis over the entire six-year term of the agreements.

                         High Speed Net Solutions, Inc.
                          (A Development Stage Company)

                    Notes to Financial Statements (continued)

5. LICENSING RIGHTS

In September 1998, the Company issued 775,000 shares of its common stock, valued at $77,500 for all of the issued and outstanding common stock of Brad Richdale Direct, Inc. ("BRD"). The primary purpose of this transaction was to obtain certain licensing and marketing rights held by BRD for certain products to be developed by Summus. Since BRD had nominal assets and operations, this transaction was accounted for as an acquisition of licensing rights, rather than as a business combination. The value of this transaction was based on recent transactions in the Company's common stock on the date of the transaction, and has been recorded as an intangible asset in the accompanying balance sheet. Subsequent to this transaction, the Company has negotiated new terms and agreements with Summus relating to the licensing and marketing of certain products developed by Summus (see Note 4).

6. CONVERTIBLE DEBENTURES

During 1999, the Company issued $2,655,749 in convertible debentures (the "debentures") to officers, stockholders and third parties. These debentures were issued in exchange for both cash of $558,640 and in partial satisfaction of advances of $2,097,109 from a stockholder of the Company. The debentures were convertible into the Company's common stock at conversion prices ranging from $0.25 to $1.33 per share (all of which were substantially "in-the-money" at date of issuance).

Shortly after the issuance of the debentures, the debenture holders exercised the conversion feature and converted all outstanding debentures into 4,852,860 shares of the Company's common stock. The debentures were convertible at the date of issuance. Since the conversion price of the debentures was below the fair market value of the common stock, the Company recorded a $2,655,749 beneficial conversion feature as debt discount and additional paid-in-capital on the date the debentures were issued. The resulting interest expense was immediately recognized because the debentures were convertible upon issuance.

As of December 31, 1999, all debentures had been converted.

                         High Speed Net Solutions, Inc.
                          (A Development Stage Company)

                    Notes to Financial Statements (continued)

7. RELATED PARTY TRANSACTIONS

As of December 31, 1999 Summus holds a 40.7% ownership interest in the Company. The Company's operating and business strategy is dependent on the development of Summus' technology and products under the New Agreements. Summus is developing media compression and delivery software that the Company has rights to use to deliver services to its customers under its various agreements with Summus.

During 1999, Summus funded certain expenses of the Company. For the year ended December 31, 1999, Summus paid $154,000 of operating expenses on behalf of the Company. This amount is owed to Summus and is included in Payables to Related Parties in the accompanying balance sheet at December 31, 1999.

Payables to related parties, also includes advances made to the Company from a former majority shareholder during 1998 and 1999. These amounts are unsecured and are payable on demand.

8. STOCKHOLDERS' EQUITY

On June 20, 1998, the Company amended its articles of incorporation to increase the number of authorized shares of its $.001 par value common stock to 50,000,000 and to effect a 200 for one stock split thereby increasing its issued and outstanding shares to 1,000,000. The Company has 5,000,000 authorized shares of $.001 par value preferred stock. No preferred shares have ever been issued and outstanding as of December 31, 1999.

During the year ended December 31, 1998 the Company issued 765,000 shares of its stock to employees for services rendered. These shares were valued at $76,500 based on the estimated fair value of the common stock, as determined by a recent sale of the Company's common stock. At that time, the Company's common stock was not publicly traded. During the year ended December 31, 1999, the Company issued 85,500 shares of common stock to employees for services rendered. These shares were valued at $130,814 based on the traded value of the common stock.

                         High Speed Net Solutions, Inc.
                          (A Development Stage Company)

                    Notes to Financial Statements (continued)

8. STOCKHOLDERS' EQUITY (CONTINUED)

During 1998, the Company acquired 38,500 shares of its common stock for $227,619 in cash and currently holds these shares as treasury stock.

In August 1999, the Company issued 795,001 shares of its common stock valued at $1,792,127, along with a cash payment of $102,000, to acquire 1,000,182 shares of common stock, or 19%, of Summus Technologies Inc. The value assigned to these shares was based on the traded value of the Company's common stock. Subsequently, Summus Technologies, Inc. and Summus Ltd. merged. Summus Ltd. was the surviving entity. The Company's ownership in Summus Ltd. after the merger was 16.7% and as of December 31, 1999 was 14.0%. The Company's shares of Summus Ltd. are subject to a shareholder agreement which restricts the Company's ability to transfer or sell its shares without first granting Summus Ltd. the opportunity to purchase them.

In August 1999, former management of the Company entered into a stock subscription agreement with a related party. The agreement provided for the Company to sell 250,000 shares of its common stock for $1.00 per share. Since the subscription price was below the fair market value of the underlying stock on the date of the agreement, $845,000 of expense related to this transaction has been charged to the statement of operations in 1999.

                         High Speed Net Solutions, Inc.
                          (A Development Stage Company)

                    Notes to Financial Statements (continued)

8. STOCKHOLDER' EQUITY (CONTINUED)

Stock Options

During 1999, the Company granted to certain employees and directors 2,520,000 stock options that had exercise prices below the fair value of the underlying common stock. Compensation expense of $4,717,600 has been recognized based upon the difference between the exercise price and the traded value of the common stock on the date of grant. These options vested immediately upon issuance and 1,825,000 of these options were exercised during 1999. Unexercised options expire between 5 and 10 years from date of grant.

In connection with a 200,000 stock option grant, the optionee received protection from potential dilution resulting from future issuances of the Company's securities, as defined. The maximum number of common shares issuable under this agreement is 400,000.

The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards ("SFAS") No. 123; "Accounting for Stock-Based Compensation." As permitted by the provisions of SFAS No. 123, the Company continues to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations for its stock-based awards.

A summary of the Company's stock option activity is as follows:

                                                   WEIGHTED AVERAGE
                                       SHARES       EXERCISE PRICE
                                     ----------     --------------

Outstanding - December 31, 1998              --       $  --
   Granted                            2,520,000        1.21
   Exercised                         (1,825,000)       0.06
                                     ----------       -----
Outstanding - December 31, 1999         695,000        2.29
                                     ==========       =====

                         High Speed Net Solutions, Inc.
                          (A Development Stage Company)

                    Notes to Financial Statements (continued)

8. STOCKHOLDERS' EQUITY (CONTINUED)

The following table summarizes information about stock options outstanding at December 31, 1999:

                                    OPTIONS OUTSTANDING
----------------------------------------------------------------------------------------
      RANGE OF               NUMBER          WEIGHTED AVERAGE          WEIGHTED AVERAGE
  EXERCISE PRICES          OUTSTANDING       CONTRACTUAL LIFE           EXERCISE PRICE
-------------------------- ------------ ------------------------- ----------------------

$    .01                     240,000               5 years             $       .01
    2.00 - 4.38              295,000             6.9 years                    3.45
   10.00 - 13.00             160,000               7 years                   13.00
                           ------------
                             695,000             6.4 years                    5.70
                           ============

                                       OPTIONS EXERCISABLE
                           ------------------------------------------
      RANGE OF                 NUMBER          WEIGHTED AVERAGE
  EXERCISE PRICES            EXERCISABLE        EXERCISE PRICE
-------------------------- ------------- ----------------------------

$    .01                     240,000          $       .01
    2.00 - 4.38              165,000                 4.00
   10.00 - 13.00                   -                    -
                           -------------
                             405,000                 1.18
                           =============

In accordance with SFAS 123, the fair value of each option grant was determined by using the Black-Scholes option pricing model with the following weighted average assumptions for the twelve month period ended December 31, 1999: dividend yield of 0%; volatility of 2.054; risk free interest rate of 4.25% and expected option lives of 5 years. The weighted average fair value at the date of grant was $2.29 per option. Had compensation expense for the Company's stock options been determined based on the fair value at the date of grant consistent with the provisions of SFAS 123, the Company's net loss and net loss per share would have been $13.5 million and $.71 for the twelve months ended December 31, 1999.

                         High Speed Net Solutions, Inc.
                          (A Development Stage Company)

                    Notes to Financial Statements (continued)

8. STOCKHOLDERS' EQUITY (CONTINUED)

During August 1999, the Company negotiated and the Board of Directors approved the cancellation of 5,161,100 shares of its common stock which were originally issued in connection with the merger between the Company and MWI. This cancellation was a result of MWI ceasing its operations in 1998. Both the majority holder of these shares and the Company agreed that the initial purchase price was over valued and accordingly, the shares were voluntarily returned to the Company and the Company then canceled the shares. Since no value was ascribed to the initial shares issued in connection with the MWI merger, no value was ascribed to the subsequent cancellation. Also during 1999, the Company executed the cancellation of 555,000 shares of its common stock, 530,000 of which were originally issued in 1998 and 25,000 issued in 1999 for services rendered by an employee for a total value of $91,250. During 1999, it was determined that these services had not been performed satisfactorily and therefore the common stock was voluntarily returned to the Company and canceled.

9. LEASES

During 1999, the Company established it headquarters in Raleigh, North Carolina and entered into a noncancelable lease for office space and certain office equipment. Rent expense incurred during the twelve months ended December 31, 1999 was approximately $11,375.

The following is a schedule of future minimum lease payments for operating leases :

     2000                   $       32,973
     2001                           32,973
     2002                           32,973
     2003                           32,973
     2004                           32,973
                            ----------------
                            $      164,865
                            ================

During 1998, MWI leased its office facility and certain office equipment under noncancelable operating leases, all which were terminated in 1998. Total rent expense incurred in 1998 by MWI was approximately $40,000.

                         High Speed Net Solutions, Inc.
                          (A Development Stage Company)

                    Notes to Financial Statements (continued)

10. INCOME TAXES

No provision for income taxes has been recorded during the current year due to the Company's significant losses.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets are as follows:

                                                 DECEMBER 31       DECEMBER 31
                                                    1998              1999
                                                 ---------         ---------

Deferred tax assets:
   Net operating loss carryforwards              $  29,300         $ 206,000
   Start-up expenses                               134,000           100,500
   Related party expenses                          178,000           234,000
   Other deductible temporary differences           79,000            79,000
                                                 ---------         ---------
Total deferred tax assets                          420,000           619,500
Deferred tax asset valuation allowance            (420,000)         (619,500)
                                                 ---------         ---------
Net deferred taxes                               $      --         $      --
                                                 =========         =========

Management has determined that a 100% valuation allowance for existing deferred tax assets is appropriate given the uncertainty regarding the ultimate realization of any such assets.

At December 31, 1999, the Company had federal and state net operating loss carryforwards of approximately $515,000 for income tax purposes. The tax benefit of these carryforwards are reflected in the above table of deferred tax assets. If not used, these carryforwards begin to expire in 2018 for federal tax purposes and in 2003 for state tax purposes. U. S. tax rules impose limitations on the use of net operating losses following certain changes in ownership. If such a change occurs, the limitation could reduce the amount of these benefits that would be available to offset future taxable income each year, starting with the year of ownership change.

                         High Speed Net Solutions, Inc.
                          (A Development Stage Company)

                    Notes to Financial Statements (continued)

11. COMMITMENTS

In December 1999, the Company entered into a consulting agreement whereby the consulting firm received option rights to purchase up to 200,000 shares of the Company's common stock at an exercise price of $10.00 per share. The options vest and become exercisable in increments of 50,000 shares based on the achievement of certain levels of revenue earned by the Company. As of December 31, 1999, no options were vested under this agreement. These options will be accounted for under the provisions of FAS 123.

In October 1999, the Company entered into a consulting agreement whereby the consultant will receive the rights to purchase 2,000 shares of the Company's common stock based on the achievement of revenue, as defined, from a potential customer of the Company and Summus. The Company is also obligated to pay the consultant 4% of all revenue the Company earns from this potential customer. As revenues earned from this potential customer increase, the consultant has the right to proportionally receive more shares based on the higher levels of revenues earned. As of December 31, 1999, no amounts have been earned under this agreement. As the options are granted, they will be accounted for under the provisions of FAS 123.

12. SUBSEQUENT EVENT

In January 2000, a former shareholder of Summus Technologies, Inc. who received 350,000 shares of HSNS common stock and $100,000 in cash in exchange for his shares of Summus Technologies, Inc. stock (see Note 8) has filed a lawsuit against the Company, seeking damages of $13.3 million resulting from the Company's alleged failure to register such shares under the Securities Act of 1933 (the "Act"). Under an agreement between the former shareholder and the Company, the Company is required to issue and include in a registration statement under the Act an additional 25,000 shares of the Company's common stock for each additional month that passes subsequent to the Company's initial deadline date to register the 350,000 shares. Management is attempting to settle this matter out-of-court. The Company as accrued $800,000 for settlement of this matter, representing management's best estimate of the ultimate outcome. However, the ultimate exposure could be more or less, depending on the outcome of settlement discussions, the length of time that passes prior to the effectiveness of a registration statement covering shares of the Company held by the plaintiff and the ultimate value of the Company's shares on the date of settlement. Because the matter is expected to be resolved by issuing additional shares, the ultimate outcome is not expected to have an adverse impact on the Company's liquidity or cash flow.

On April 24, 2000, the Company acquired 100% of the issued and outstanding shares of common stock of JSJ Capital Corp., a Nevada Corporation ("JSJ"), in exchange for 50,000 shares of 144 restricted common stock of the Company. As a result of HSNS's 100% ownership of JSJ, the Board of Directors of HSNS approved the merger of JSJ into HSNS whereby HSNS will be the surviving corporation. The acquisition was accounted for as an issuance of HSNS common stock in exchange for the net monetary assets of JSJ, accompanied by a recapitalization.

The 50,000 shares issued by the Company in connection with the acquisition of JSJ are considered a nominal issuance to effect the acquisition. All share and per share data presented herein have been restated to reflect the issuance of these shares. The pro forma impact of the JSJ acquisition is a $400,000 charge to retained earnings on the Company's balance sheet, representing cash legal fees paid in excess of net assets acquired. This charge was recognized in earnings upon consummation of the acquisition.

Subsequent to year-end, the Company entered into a settlement agreement with William Dunavant and Michael Cimino to resolve a litigation suit filed in Florida. The settlement agreement provides, among other things, that the Company register 350,000 shares of common stock with the Securities and Exchange Commission.

                                    PART II


ITEM 13.  EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the fees and expenses, payable by us in connection with the issuance and distribution of the securities being registered hereunder, all of which are being paid by us. Except for the SEC registration fee, all amounts are estimates.

SEC registration fee..........................................   $  3,155.15
Other fees....................................................   $ 20,000.00
Printing and filing expenses..................................   $ 30,000.00
Legal fees and expenses.......................................   $ 60,000.00
Accounting fees and expenses..................................   $ 15,000.00
Blue sky fees and expenses....................................   $  5,000.00
Transfer agent fees ..........................................   $  5,000.00

Total.........................................................   $138,155.15


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The following summary description of indemnification and limitation of liability for our officers is not intended to be complete and is qualified by reference to our amended and restated certificate of incorporation and our amended and restated bylaws, filed as exhibits to this registration statement, and is qualified by the applicable provisions of the Florida Business Corporation Act (the "FBCA").

         Our Articles of Incorporation and Bylaws provide for indemnification of officers and directors to the fullest extent permitted by Florida law and, to the extent permitted by such law, eliminate, or limit the personal liability of directors to High Speed and its shareholders for monetary damages for certain breaches of fiduciary duties. The liability of a director is not eliminated or limited (i) for any breach of the director's duty of loyalty to High Speed or its shareholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) for any improper distribution under the FBCA; or (iv) for any transaction from which the director derived an improper personal benefit. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers, or persons controlling High Speed pursuant to the foregoing provisions, we have been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

         We intend to obtain liability insurance for our directors and officers. At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the amended and restated certificate of incorporation. We are not aware of any threatened litigation or proceeding that may result in a claim for this type of indemnification.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

         As of January 1, 1997, 5,000 shares of our common stock were issued and outstanding. Of this 5,000 shares, High Speed's sole director and corporate officer at this time owned beneficially 4,875 shares of common stock and 25 non-affiliates of High Speed each owned 5 shares of our common stock. From our inception until corporate action taken on July 20, 1998, our articles of incorporation authorized the issuance of up to 5,000 shares of common stock. On this same date we increased our authorized common stock to 50,000,000 shares.

         Since January 1, 1997, we have issued the following securities as described below. In the summary below, all references to "High Speed," "us," "we," or "our" refer to High Speed Net Solutions, Inc. under any of its prior corporate names (ZZAP.NET Inc., and EMN Enterprises, Inc.).

(1) During the period commencing on January 1, 1997, and ending on June 20, 1998, no common stock was issued.

(2) On July 20, 1998, we took the following corporate actions: (i) our authorized common stock was increased to 50,000,000 shares; and (ii) the outstanding 5,000 shares of common stock were split 200:1, creating an issued and outstanding capitalization of 1,000,000 shares of our common stock.

(3) In August 1998, we issued 1,550,000 shares of common stock to Mr. Bradford Richdale as forgiveness of a debt valued at $149,820 that we owed to him. Mr. Richdale loaned us these funds to enable us to finance our operations. Mr. Richdale paid an effective price per share of $0.097 for these shares.

(4) In August of 1998, we issued 3,766,600 shares of common stock for an aggregate consideration of $317,000. Included in these issuances were:
         (i) issuance of 1,100,000 shares to StoneLeigh Ltd., an entity established by Mr. Richdale; (ii) issuance of 2,330,000 shares to Mr. Rene Hamouth, the sole director and sole corporate officer of High Speed; (iii) issuance of 116,600 shares to 24 investors; and (iv) issuance of 220,000 shares to five investors. All of these issuances were at $0.084 per share. The proceeds from these transactions were used to finance operations.

         The 116,600 shares issued to 24 investors and the 220,000 shares issued to five investors are listed below with the number of shares issued to each of the individuals or entities listed:

             Individual                                                    Number of Shares
             ----------                                                    ----------------
             J. Danny Hodge                                                      1,500

             Frank D. Brigio                                                    10,000

             Joseph W. Veight                                                   10,000

             Corsica Marketing Services International                            4,000

             Forest C. Troutner/Janet L. Troutner                                3,000

             Todd Surgill                                                        1,000

             Robert P. Atwood                                                    2,500

             Jim Estep                                                          10,000

             Paul Vernon, MD                                                     4,000

             Malone Enterprises, Inc.                                            1,000

             Fairwind Investments Limited                                       10,000

             Ira Butler                                                          2,000

             Dawkins Concrete Products, Inc.                                     6,000

             Randy Sells                                                         3,300

             Jerry Wilhite                                                      11,100

             John Allen                                                          5,000

             Mike/Judy Johnson                                                   1,500

             Tim/Linda Johnson                                                  10,000

             Joe Morgan                                                          1,100

             Prosper International Trust 9206                                    7,000

             David Crescenzo                                                     1,100

             David Arnold                                                          500

             Richard Allen                                                       1,000

             Frick Enterprises, Inc.                                            10,000

             Mike Pruit                                                        125,000

             Virtual Realty Mall, Inc.                                          20,000

             Clair Calvert                                                      30,000

             Jule Berar                                                         35,000

             Catherine Cox                                                      10,000

(5) In August 1998, we acquired the business and assets of, and assumed the liabilities of, Marketers World, Inc. The planned principal operations of Marketers World were to lease computer systems to businesses and to distribute Internet oriented products and perform related services. Its assets were $495,259, and its liabilities were $75,000. To pay Marketers World, we issued 9,275,000 shares of common stock to Marketers World, Inc. Mr. Bradford Richdale was the sole shareholder of Marketers World. In addition, the president and then sole director and sole corporate officer of High Speed, Mr. Hamouth, transferred 725,000 shares of his personal common stock to Marketers World to effect the transaction. No independent valuation was made of the amount of assets we acquired and the liabilities we assumed.

         The book value of assets obtained from Marketers World was $420,259. Prior to and at the time of the merger, High Speed was a non-operating public shell that had no assets or liabilities. Marketers World was a private operating company. Accordingly, this transaction was accounted for as a recapitalization of High Speed. Since this merger was accounted for as a recapitalization of High Speed, the common shares issued to acquire Marketers World were not valued and consequently, no goodwill was recorded. The Marketers World officer executing the asset purchase agreement was Mr. Michael Cimino, who subsequently was elected the sole director and officer of High Speed. Subsequently, the 10,000,000 shares that Marketers World received in the transaction were assigned by Mr. Richdale as follows: (i) 6,835,000 shares to Ormond Trust, an entity established by Mr. Richdale; (ii) 140,000 shares to Mr. Cimino; and (iii) the remaining 3,025,000 shares to 24 other persons.

(6) In September of 1998 we acquired the business, assets and liabilities of Brad Richdale Direct, Inc. The planned principal operation of Brad Richdale Direct was to acquire product-licensing rights and sell the products through direct marketing channels. Brad Richdale Direct's assets were its rights to license and market Summus technology. Its liabilities were nominal. In exchange for all of the outstanding and issued stock of Brad Richdale Direct we issued: (i) 775,000 shares of common stock to Ormond Trust, Brad Richdale Direct's major shareholder, and an entity established by Mr. Bradford Richdale; and
         (ii) 225,000 shares of common stock to Mr. Michael Cimino, who at the execution of the transaction was President of Brad Richdale Direct and President of High Speed.

         The primary purpose of this transaction was to obtain certain licensing and marketing rights held by Brad Richdale Direct for certain products to be developed by Summus. Since Brad Richdale Direct had nominal assets and operations, this transaction was accounted for as an acquisition of licensing rights, rather than as a business combination. The value of this transaction was based on recent transactions in our common stock on the date of the transaction, and has been recorded as an intangible asset in High Speed's balance sheet. The 225,000 shares issued to Mr. Cimino were valued based on recent transactions in our common stock on the date of the transaction and has been recorded as compensation expense.

         In connection with this transaction, in February of 1999 we issued an immediately vested option for 1,000,000 shares of common stock to Mr. Bradford Richdale, exercisable at a price of $0.01 per share. As discussed below, this option was later exercised in August of 1999. Also, in connection with this transaction, in September of 1999, we issued 140,000 shares of common stock to Mike Cimino. Finally, we issued 100,000 shares to Mr. Cimino as consideration for his services in effecting this transaction. The value of these transactions was recorded as compensation expense based on the traded value of our common stock on the date each transaction occurred.

(7) In September of 1998, we issued 300,000 shares of common stock for the purpose of acquiring HealthTec, Inc., and National Direct Corporation. We issued 100,000 of these shares to Mr. Bradford Richdale and we issued 100,000 of these shares to Mr. Michael Cimino. This transaction was rescinded in November of 1998 and in August of 1999 we implemented the cancellation of the 300,000 shares issued for this acquisition. In September of 1998, under a stock purchase agreement, we agreed to issue 200,000 shares of common stock to Mr. Bradford Richdale for the purpose of acquiring all of the stock of VR Mall, Inc.

         In September of 1998, under a stock purchase agreement, we agreed to issue 600,000 shares of common stock to Mr. Bradford Richdale for the purpose of acquiring all of the stock of Golf Vacations Resort. These two transactions were rescinded in November of 1998. The common stock issuances contemplated by these transactions were never implemented.

(8) In February of 1999 we issued 157,323 shares of common stock to GEM Singapore for an agreement that GEM Singapore pay us $471,987. On July 16, 1999, we canceled these shares for lack of consideration because the transaction did not close.

(9) From February to April of 1999 we issued 338,188 shares of our common stock to 15 individuals or entities for a price per share ranging from $1.00 to $2.50 per share and we received an aggregate investment of $347,500 for these shares, net of stock issuance costs of $109,168. The proceeds from these investments were used to finance operations.

         The 16 investors purchasing 338,188 shares are listed below with details concerning the price paid and number of shares issued to each of the individuals listed:

             Individual                       Price Paid           Number of Shares
             ----------                       ----------           ----------------
             Joel Holt                         $100,000                 49,286

             Joe Pacifico                      $ 11,668                  4,667

             Tom Godfrey                       $ 25,000                 10,000

             D. Mark White                     $ 50,000                 24,268

             First Southwest                   $ 50,000                 29,967

             C. Dawkins                        $ 30,000                 30,000

             Greg Thompson                     $ 15,000                 15,000

             OL Thompson                       $ 15,000                 15,000

             N. Maero                          $ 15,000                 15,000

             John D. Allen                     $ 15,000                 15,000

             Jerry Wilhite                     $ 45,000                 45,000

             Rene Hansen                       $ 20,000                 20,000

             D.L. and J.P. Smith               $ 30,000                 30,000

             J. Walsh                          $ 25,000                 25,000

             J & L Nadelman                    $ 10,000                 10,000

(10) In May of 1999, we issued 795,001 shares of common stock in exchange for a 16.7% investment in Summus Technologies, Inc. Subsequent to this transaction, Summus Technologies merged with Summus Ltd. giving us a 16.7% ownership in Summus Ltd. We issued the 795,001 shares to 5 individuals for their shares of Summus Technologies. Except for one individual, we gave no other consideration for the Summus Technologies shares beyond the issuance of our common stock. Of the 795,001 shares issued, 350,000 shares were issued to Mr. William R. Dunavant under a stock purchase agreement. In addition to the issuance of the 350,000 shares, we also paid Mr. Dunavant $100,000 in cash. In return we received 250,000 shares of the common stock of Summus Technologies.

         The 5 investors receiving 795,001 shares are listed below with details concerning the consideration and number of shares issued to each of the individuals listed:

             Individual                     Consideration               Number of Shares
             ----------                     -------------               ----------------
                                         (in shares of Summus      (and other consideration, as
                                             Technologies)                 applicable)
             William R. Dunavant                250,000                      350,000
                                                                       (and $100,000 cash)

             Wallace Permenter                    5,000                       18,334

             Rick Turbin                         27,000                       30,000

             Robert Chalnick                     20,000                       25,000

             Cale Yarborough                    100,000                      366,667

(11) In May of 1999, we issued 200,000 shares of our common stock when Myung K. Kim exercised his common stock options for an exercise price of $0.01 per share. Mr. Kim received these stock options under his employment agreement as our President.

(12) In May of 1999, we issued 200,000 shares of our common stock when Richard F. Seifert exercised his common stock options for an exercise price of $0.01 per share. Mr. Seifert received these stock options under his verbal employment agreement as our Vice President.

(13) In May of 1999, we issued 425,000 shares of our common stock when Mike Cimino exercised his common stock options for an exercise price of $0.01 per share. Mr. Cimino received these stock options under his verbal employment agreement as our President.

(14) During the four-month period between February 1, 1999 and May 24, 1999, we issued 17 convertible debentures at 8% per annum at a $0.50 per share conversion rate. The aggregate consideration we received by issuing these debentures was $1,986,858. Except for one debenture in the amount of $350,000, issued to Williston UBOT, all of these debentures were issued to Mr. Bradford Richdale or to entities established by Mr. Richdale: Ormond Trust and StoneLeigh Ltd. On May 24, 1999, all holders converted these debentures into shares of our common stock and we issued 3,973,720 shares of our common stock upon conversion of these debentures.

         The debenture to Williston UBOT was issued on February 1, 1999. The market value of our common stock on this date was $2.00 per share. Upon conversion of the debenture to our common stock on May 24, 1999, Williston UBOT paid an effective price of $0.50 per share.

         The debentures to Mr. Richdale or entities established by Mr. Richdale were issued between March 3, 1999, and May 24, 1999. The market value, as represented by the close price, of our common Stock, between these dates ranges from a low of $1.25 per share to a high of $4.88 per share. Upon conversion of the debentures to our common stock Mr. Richdale and the entities established by him paid an effective price of $0.50 per share.

         From July 1, 1999 through July 15, 1999 we issued 6 convertible debentures at 8% per annum at $0.50 per share conversion rate. The aggregate consideration we received by issuing these debentures was $47,750. On July 15, 1999, all holders converted these debentures into shares of our common stock and we issued 95,500 shares of our common stock upon conversion of these debentures. The effective price paid by all holders was $0.50 per share.

         The individuals to whom we issued the 6 convertible debentures and the number of shares into which each was converted are listed below:

             Individual                  Market Price           Number of Shares
             ----------                  ------------           ----------------
             Darlene Beck                $1.94 on 7/1/99             25,000

             John Minton                 $1.94 on 7/1/99             25,000

             Mike Bissell                $1.94 on 7/1/99              2,000

             Joseph Pacifico             $1.94 on 7/1/99             13,500

             Tom Godfrey                 $1.94 on 7/1/99             25,000

             Joseph Repko                $1.94 on 7/1/99              5,000

(16) On July 15, 1999 we issued 1 convertible debentures to Mr. Bradford Richdale at 8% per annum at a $0.25 per share conversion rate. The consideration we received for this debenture was $62,500. On July 15, 1999, the holder converted this debenture into shares of our common stock and we issued 250,000 shares of our common stock upon conversion of this debenture.

         The market value of our common stock on July 15, 1999, was $1.63 per share. The effective price paid by Mr. Richdale was $0.25 per share.

(17) On August 12, 1999 we issued 1 convertible debenture to Mr. Bradford Richdale and on August 5, 1999, and August 18, 1999, we issued 2 convertible debentures to Ormond Trust, an entity established by Mr. Richdale, all at 8% per annum at a $1.00 per share conversion rate. The consideration we received for these three debentures was $458,640. On the date they were issued, the holder converted these debentures into shares of our common stock and we issued 458,640 shares of our Common upon conversion of these debentures.

         The market value, as represented by the close price, of our common stock between August 5, 1999, and August 18, 1999, ranged from a low of $3.50 per share to a high of $3.44 per share. The effective price paid by Mr. Richdale and the entity he established, Ormond Trust, was $1.00 per share.

(18) On August 5, 1999 we issued 1 convertible debenture at 8% per annum at a $1.50 per share conversion rate to Mr. William D. Glycenfer. The consideration for this debenture was $100,000. On the date it was issued, the holder converted this debenture into shares of our common stock and we issued 75,000 shares of our common stock upon debenture conversion.

         The market value, as represented by the close price, of our common stock on August 5, 1999, was $3.50 per share. The effective price paid by Mr. Glycenfer was $1.50 per share.

         To summarize the debenture issuances, the total aggregate consideration for all 28 convertible debentures issued was $2,655,748. Of the amounts given above for issuance of the convertible debentures, $2,190,000 was directly paid by Mr. Bradford Richdale to Summus to cover a portion of the first three payments that we were obligated to make to Summus under the Marketing License Agreement. Under the Marketing License Agreement, we were obligated to make four payments of $750,000 each for our rights under the agreement. The remaining $558,640 was used to finance operations. As discussed in the items above, all of these debentures were converted shortly after their issuance by the respective holders to an aggregate of 4,852,856 shares of common stock.

(19) In July of 1999, we issued 500 shares of our common stock to Mr. Jason Parsons in exchange for Mr. Parson's services in developing our company logo. The value of this transaction was based on the traded value of our common stock and was recorded as compensation expense.

(20) In July of 1999, we issued 50,000 shares of our common stock to Mr. Ron De Jong as payment for his services as a consultant to us. The value of this transaction was based on the traded value of our common stock and was recorded as compensation expense.

(21) In July of 1999, we issued 25,000 shares of our common stock to Mr. Bradford Richdale beneficially in exchange for Mr. Richdale's assistance in the William R. Dunavant Summus Technology stock acquisition. The value of this transaction was based on the traded value of our common stock and was recorded as compensation expense.

(22) In July of 1999, we issued 10,000 shares of our common stock to Mr. Greg Catinella in exchange for Mr. Catinella's fundraising services. The value of this transaction was based on the traded value of our common stock and was recorded as compensation expense.

(23) In August of 1999, we issued 1,000,000 shares of our common stock when Mr. Bradford Richdale exercised his common stock options. We issued these shares with an exercise price of $0.01 per share. We waived payment of the exercise price in exchange for Mr. Richdale transferring to us certain marketing rights to Summus technology. Mr. Richdale received these stock options in connection with the purchase by High Speed of all of the stock of Brad Richdale Direct, Inc.

(24) In August of 1999, we implemented the cancellation of 5,873,423 shares of common stock due to lack of consideration for the following acquisitions and investments. We canceled 300,000 shares of common stock because we rescinded the acquisitions of National Direct Corporation and Healthtec. We canceled 5,161,100 shares of common stock as part of a voluntary rollback of the Marketers World acquisition subsequent to Marketers World ceasing operations. We canceled the 25,000 shares issued to Mr. Bradford Richdale for his assistance with the William R. Dunavant transaction. We canceled the 230,000 shares issued to Mr. Michael Cimino for his services. Finally, we canceled 157,323 shares due to lack of consideration for a transaction involving GEM Singapore.

(25) In August of 1999, we issued 1,500,000 shares of our common stock to Summus Ltd. as part of the payment for our rights under a Marketing License Agreement. These shares were issued in lieu of paying Summus the final of four $750,000 payments due to Summus under the Marketing License Agreement. The value assigned to the 1,500,000 common shares was based on the traded value of our common stock on the date of the transaction. This amount, along with the cash payments made for the first three installments are recorded as a non-current asset on our balance sheet.

(26) In August of 1999, we issued 250,000 shares of our common stock at $1.00 per share to two investors under a subscription agreement. These investors are the parents of Mr. Richard F. Seifert, a member of our board of directors. The value of this transaction was based on the traded value of our common stock and was compensatory in nature.

(27) On February 28, 2000, we sold 2,000 shares of Series A Convertible Preferred Stock to an investor at a price of $1,000 per share, for an aggregate consideration of $2,000,000. The investors were F. van Lanschot Bankiers (350 shares), Insinger de Bearfort (250 shares) and AAA Trust (1,400 shares). The sale and issuance of the Series A Convertible Preferred Stock was made in reliance on Rule 506 of Regulation D.

(28) In May of 2000, pursuant to an Agreement and Plan of Merger (the "Merger Agreement") dated as of April 18, 2000 between High Speed, and J.S.J Capital Corp. ("JSJ"), a Nevada corporation, we acquired all the outstanding shares of common stock of JSJ from the sole stockholder thereof in exchange for issuing 50,000 shares of our restricted common stock in a transaction in which HSNS was the successor corporation.

         The consideration exchanged pursuant to the Merger Agreement was negotiated between High Speed and JSJ. In evaluating the Merger, JSJ used criteria such as the value of assets of High Speed, High Speed's ability to compete in the marketplace, High Speed's current and anticipated business operations, and High Speed management's experience and business plan. In evaluating JSJ, High Speed placed a primary emphasis on JSJ's status as a reporting company under Section 12(g) of the Securities Exchange Act of 1934, as amended, and JSJ's potential to facilitate High Speed becoming a reporting company under the Securities Exchange Act.

         The value of this transaction as recorded for financial purposes was based on the traded value of our common stock, which produced a valuation of $356,250.

(29) In June of 2000, we issued 7,500 shares of our common stock to Mr. Gregory Gush in association with Mr. Gush's acceptance of our offer of employment as an Executive Vice President at High Speed. The value of this transaction was based on the traded value of our common stock, which produced a valuation of $51,094, and for financial purposes was treated as compensation expense.

(30) In June 2000, we issued 175,000 shares to Mr. William R. Dunavant pursuant to a settlement agreement with Mr. Dunavant, which resolved a litigation suit filed in Florida. The settlement agreement provided, among other things, that we register 350,000 shares of common stock owned by Mr. Dunavant with the Securities and Exchange Commission. Under the settlement agreement, we issued 175,000 new shares of our common stock to Mr. Dunavant on the execution date of the settlement agreement. In addition, the settlement calls for the payment of $12,750 per month and 25,000 shares of common stock per month until the registration of all shares are effective. As of July 10, 2000, we have issued 200,000 shares of our common stock to Mr. Dunavant under the settlement agreement.

         If our registration statement for Mr. Dunavant, which is being implemented by this Form S-1, is not effective on or before January 1, 2001, from that date forward and until we have delivered an effective registration statement, we pay Mr. Dunavant $12,750 and issue 50,000 shares of common stock each month. We must also register all shares delivered under these monthly allotments. Finally, we must also issue and register an allotment of shares of our common stock, which is determined by a calculation that depends on the date upon which the registration statement becomes effective and the difference between the price of our common stock as traded on the OTCBB and $23.00 per share.

         This registration statement assumes that we will have to issue approximately 650,000 additional shares to Mr. Dunavant on or before the date this registration statement goes effective according to the terms of our settlement agreement with Mr. Dunavant. This estimate assumes that it will take approximately four months for this registration statement to become effective and that the price of our common stock will be at a particular price per share at that time that is significantly below the $23.00 threshold value specified by the calculation in the settlement agreement with Mr. Dunavant.

         The value of this transaction as recorded for financial purposes was based on the traded value of our common stock, which produced a valuation of $1,246,875.

(31) On June 30, 2000 we acquired a marketing and advertising company, Douglas May & Co., Inc., a Texas corporation, for approximately $1,376,000 in fair market value consideration granted in the form of new issuances of our common stock. We plan to hold and operate Douglas May & Co. as a wholly-owned subsidiary. The sole shareholder of Douglas May & Co. has joined us as an employee with the position of Executive Vice President and Chief Creative Officer. Prior to the acquisition, Mr. May was not a stockholder in High Speed and had no relations with us. Under the terms of the acquisition, we issued three allotments of our common stock to Mr. Douglas May based on a negotiated partition of the $1,376,000 valuation assigned to Douglas May & Co. during our negotiations. The three allotments comprise and guarantee Mr. May approximately $1,376,000 in consideration for his conveyance to us of all of the outstanding capital stock of Douglas May & Co. The common stock we issued was assigned a value based on its OTCBB trading price around the date of the closing of the transaction by compiling the ten-day average of the closing price. The terms of each allotment of common stock vary based on the partitioning of the $1,376,000. The first allotment corresponded to $500,000 of value and we issued 50,000 shares of our common stock coupled with a guarantee that if the OTCBB trading price of our common stock one year from the close of the transaction is less than $10.00 per share then we will issue additional shares of our common stock to make up the difference in value. The second allotment corresponded to $576,000 of value and we issued 87,498 shares of our common stock coupled with contractual obligations that (i) we would register these shares in this registration and (ii) if the registration is not effective by a certain date then Mr. May has the right to cause us to repurchase these shares from him by making six cash installment payments to Mr. May. The third allotment corresponded to $300,000 of value and we issued 45,572 shares of our common stock coupled with contractual obligations that (i) we would register these shares in this registration and (ii) if the registration is not effective by a certain date then Mr. May has the right to cause us to repurchase these shares from him by releasing funds the acquisition agreement places into an escrow account, the funds being from certain accounts receivable of Douglas May & Co. valued at $300,000 and anticipated to be collected during the next several months.

         The value of this transaction as recorded for financial purposes was based on the traded value of our common stock, which produced a valuation of $1,258,606.

         The sales and issuances of securities in the above transactions were made in reliance on the exemptions from registration under the Securities Act of 1933, as amended (the "Securities Act"), provided by Section 4(2) thereof, and/or Regulation D and/or Rule 701 thereunder.

         The purchasers of restricted securities represented their intention to acquire the securities for investment only and not with a view to the distribution thereof. Appropriate legends were affixed to the stock certificates issued in such transactions. We believe that all recipients of restricted securities had adequate access, through employment or other relationships, to information about High Speed to make an informed investment decision.

         Sales of shares of our common stock and Preferred Stock were made as listed below:

         This listing recounts by category the securities issuances described in paragraphs 3 through 31 above. The issuances described below are not additional issuances.

(i) 1,397,500 shares of our common stock were issued to persons who were officers, directors or employees of High Speed in exchange for services valued at $1,738,645 in transactions that were exempt under Rule 701.

         These recipients are listed below with details concerning the consideration and number of shares issued to each of the recipients listed:

          Individual or Entity          Consideration                     Number of Shares
          --------------------          -------------                     ----------------
          Michael Cimino                  services                             990,000

          Myung Kim                       services                             200,000

          Richard F. Seifert              services                             200,000

          Gregory S. Gush                 services                               7,500

(ii) 1,285,500 shares of our common stock were issued to persons who were consultants and advisors in exchange for services valued at $2,147,646 in transactions that were exempt under Rule 701.

         These recipients are listed below with details concerning the consideration and number of shares issued to each of the recipients listed of the shares recorded below as issued to Mr. Richdale, 225,000 of the shares issued were canceled as part of the share cancellation discussed in paragraph 24 above in this "Item 15 - Recent Sales of Unregistered Securities."

          Individual or Entity          Consideration             Number of Shares
          --------------------          -------------             ----------------
          Bradford Richdale               services                    1,225,000

          Ron De Jong                     services                       50,000

          Greg Catinella                  services                       10,000

          Jason Parsons                   services                          500

(iii) 1,320,500 shares of our common stock were sold for $1,994,325 to 11 persons not in the foregoing categories in transactions that were exempt under Section 4(2).

         These recipients are listed below with details concerning the price paid and/or valuation and the number of shares issued to each of the recipients listed:

          Individual or Entity         Price Paid or Effective         Number of Shares
          --------------------         -----------------------         ----------------
                                              Valuation
                                              ---------
          Williston UBOT                      $  350,000                     700,000

          Darlene Beck                        $   12,500                      25,000

          John Minton                         $   12,500                      25,000

          Mike Bissell                        $    1,000                       2,000

          Joseph Pacifico                     $    6,750                      13,500

          Tom Godfrey                         $   12,500                      25,000

          Joseph Repko                        $    2,500                       5,000

          William D. Glycenfer                $  100,000                      75,000

          Richard J. Seifert                  $  125,000                     125,000

          Rita M. Seifert                     $  125,000                     125,000

          William R. Dunavant                 $1,246,875                     200,000

(iv) 11,550,000 shares of our common stock were issued to acquire the assets of two companies owned by Mr. Bradford Richdale and to acquire rights under agreements with Summus in transactions that were exempt under Section 4(2). These transactions are discussed in paragraphs 5, 6, and 25 above in this "Item 15 - Recent Sales of Unregistered Securities."

(v) 3,982,356 shares of our common stock were sold for $2,158,299 to Mr. Bradford Richdale and to entities established by Mr. Richdale through issuance and conversion of the convertible debentures discussed in paragraphs 14, 16, and 17 above of this "Item 15 - Recent Sales of Unregistered Securities." Mr. Richdale is the founder of High Speed. The issuances in these transactions were exempt under Section 4(2).

(vi) 795,001 shares of our common stock were issued in exchange for Summus shares valued at $1,792,127 in transactions that were exempt under
         Section 4(2).

         These recipients are listed below with details concerning the price paid and number of shares issued to each of the recipients listed:

          Individual or Entity       Consideration (in shares of          Number of Shares (and other
          --------------------       -------------                        ----------------
                                       Summus Technologies)               consideration, as applicable)
          William R. Dunavant                 250,000                                  350,000
                                                                              (and $100,000 in cash)

          Wallace Permenter                     5,000                                   18,334

          Rick Turbin                          27,000                                   30,000

          Robert Chalnick                      20,000                                   25,000

          Cale Yarborough                     100,000                                  366,667

(vii) 5,654,788 shares of our common stock were sold for $814,320 to 46 persons in transactions that were exempt under Rule 504. These recipients are listed above in this "Item 15 - Recent Sales of Unregistered Securities," in the entries and tables associated with paragraph numbers four and nine.

(viii) 2,000 shares of our Series A Convertible Preferred Stock were sold for $2,000,000 to one investor in a transaction that was exempt under Rule 506 of Regulation D. This investors were F. van Lanschot Bankiers (350 shares), Insinger de Beaufort (250 shares) and AAA Trust (1,400 shares).

(ix) 233,070 shares of our common stock were issued to acquire the assets of two companies in transactions that were exempt under Section 4(2). These transactions are discussed in paragraphs 28 and 31 above in this "Item 15 Recent Sales of Unregistered Securities."

ITEM 16.  EXHIBITS.

INDEX TO EXHIBITS

Exhibit
Number            Exhibit Description
------            -------------------
    2.01*         Agreement and Plan of Merger between High Speed Net Solutions, Inc. and J S J
                  Capital Corp., dated as of April 19, 2000

    2.02*         Certificate of Merger between High Speed Net Solutions, Inc. and J S J Capital
                  Corp., dated April 21 2000

    3.01          Articles of Incorporation, dated April 30, 1984 (as formerly in effect, as amended in Exhibits 3.02, 3.03, 3.04)

    3.02          Amendment to Articles of Incorporation, dated July 20, 1998

    3.03          Amendment to Articles of Incorporation, dated August 24, 1998

    3.04          Amendment to Articles of Incorporation, dated December 10, 1998

    3.05**        Restated Articles of Incorporation, filed February 28, 2000 (as currently in effect)

    3.06          Bylaws

    3.07**        Amended and Restated Bylaws

    3.08**        Articles of Amendment and Statement of Rights and Preferences of the 8%
                  Series A Convertible Preferred Stock filed March 3, 2000

    3.09          Articles of Correction filed June 23, 2000 to Articles of Amendment filed
                  March 2, 2000

    4.01          Specimen common stock certificate

    4.02          Specimen Series A preferred stock certificate

    5.01          Opinion of Kilpatrick Stockton LLP (to be filed by amendment)

   10.01**        Master Agreement ("MA") with Summus, Ltd. ("Summus"), dated February 18, 2000

   10.02**        Software License Agreement ("SLA") with Summus, dated February 18, 2000

   10.03**        Software Maintenance Agreement ("SMA") with Summus, dated February 18, 2000

   10.04**        Revenue Sharing Agreement ("RSA") with Summus, dated February 18,  2000

   10.05**        Equity Compensation Plan, effective January 31, 2000

   10.06          Amendment to Equity Compensation Plan, effective May 1, 2000

   10.07**        Employment Offer Letter with Andrew L. Fox, dated January 20, 2000.

   10.08**        Stock Option Award Agreement with Andrew L. Fox, dated August 25, 1999.

   10.09**        Employment Offer Letter with Alan R. Kleinmaier, dated February 7, 2000.

   10.10**        Stock Option Award Agreement with Alan R. Kleinmaier , dated August 25, 1999.

   10.11          Employment Offer Letter with Robert S. Lowrey, dated March 29, 2000

   10.12          Stock Option Award Agreement with Robert S. Lowrey, dated June 1, 2000

   10.13          Marketing License Agreement ("MLA") with Summus, including
                  Exhibit A and Exhibit E, dated as of February 1999

   10.14          First Amendment to MLA, dated August 16, 1999

   10.15          Letter Agreement among Bradford J. Richdale, Michael M. Cimino, President of
                  Zzap.net, Inc., predecessor in interest to High Speed Net Solutions, Inc.
                  ("HSNS"), and Dr. Bjorn Jawerth, President of Summus, Ltd., and Summus
                  Technologies, Inc., dated January 14, 1999

   10.16          First Amendment to Letter Agreement, dated August 16, 1999

   10.17          Letter to Samsung Electronics, dated March 25, 1999

   10.18          Samsung Non-Circumvention Agreement with Summus, dated April 15, 1999

   10.19          Letter to Samsung Electronics, dated August 9, 1999

   10.20          Letter concerning Agency Agreement for Samsung negotiations, dated March 25, 1999

   10.21          Capital Associates Lease Agreement between High Speed and Phoenix Limited
                  Partnership of Raleigh, dated October 15, 1999

   10.22          Stock Purchase Agreement with William R. Dunavant, dated August 13, 1999.

   10.23          Amended and Restated Settlement Agreement by and among William R. Dunavant, the Registrant and Michael Cimino

   10.24          Supplement to Agreement by and Between High Speed and William R. Dunavant,
                  dated August 13, 1999.

   10.25          Advisory Agreement with R J Seifert Enterprises, dated February 6, 1999

   10.26          Non-Circumvention and Non-Disclosure Agreement with R J Seifert Enterprises, dated February 6, 1999

   10.27          Settlement Agreement by and between the Registrant and Peter R. Rogina, dated September 22, 1999

   10.28          Employment and Stock Option Agreement with Peter R. Rogina, dated March 1, 1999

   10.29          Consulting Agreement with Kyoung Park, Summus and the
                  Registrant dated September 24, 1999

   10.30          Confidentiality and Non-Competition Agreement with Robert S. Lowrey

   10.31          Shareholders' Agreement with Summus, Sharon Stairs, Ahmad Moradi, Antonio
                  Bianco, Joseph Peretta, Rich, Bahman & Berger, David Anderson, Stephen
                  Purkiss, Kerstin Jawerth, Ron Compton, dated August 16, 1999

   10.32**        Letter of Intent among High Speed, Samsung Electronics of America, Inc. and
                  Summus, dated February 15, 2000.

   10.33**        Software Escrow Agreement with Summus and Fort Knox Escrow Services, Inc., dated February 18,  2000

   10.34**        Letter Agreement with Summus, dated March 13, 2000

   10.35          Lease Modification Agreement #1, dated March 23, 2000, to that certain Lease dated October 15, 1999 (included as Exhibit 10.21)

   10.36          Lease Modification Agreement #2, dated June 9, 2000, to that certain Lease dated October 15, 1999 (included as Exhibit 10.21)

   10.38          Form of Agreement to Terminate Registration Rights

   10.39          Form of Selling Shareholder Agreement

   10.40          Share Acquisition Agreement with Douglas May, dated June 30, 2000

   10.41          Employment Agreement with Douglas D. May dated June 30, 2000

   16.01          Letter from Barry L. Friedman, P.C. regarding change in Certifying Accountant dated June 20, 2000

   23.1           Consent of Kilpatrick Stockton LLP (to be filed by amendment)

   23.2           Consent of Ernst & Young LLP

   24.1           Power of Attorney (included following signature page)

   27             Financial Data Schedule

         * Included as an Exhibit to Form 8-K filed with the Securities and Exchange Commission on May 8, 2000.


         ** Included as an Exhibit to Form 10-Q filed with the Securities and Exchange Commission on May 15, 2000.

ITEM 17.  UNDERTAKINGS

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i)      To include any prospectus required by
Section 10(a)(3) of the Securities Act of 1933.

                           (ii)     To reflect in the prospectus any facts or
events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                           (iii)    To include any material information with
respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c)      The undersigned registrant hereby undertakes that:

                  (1) For the purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of act action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by its is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on July 18, 2000.


                              High Speed Net Solutions, Inc.



                              By: /s/ Andrew L. Fox
                                  ---------------------------------------------
                                  Andrew L. Fox
                                  Acting President and Chief Executive Officer, and Executive Vice President

Date: July 18, 2000

                               POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Andrew L. Fox and Robert S. Lowrey his true and lawful attorneys-in-fact, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments, including any post-effective amendments, to this registration statement, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting alone, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, the following persons in the capacities and on the dates indicated have signed this Registration Statement below.

/s/ Andrew L. Fox                   Acting President and Chief Executive Officer,
---------------------------         Executive Vice President and Director (principal
Andrew L. Fox                       executive officer)


/s/ Alan R. Kleinmaier              Executive Vice President, Secretary and Treasurer
---------------------------
Alan R. Kleinmaier


/s/ Robert S. Lowrey                Chief Financial Officer and Vice President of
---------------------------         Finance(principal financial officer)
Robert S. Lowrey


/s/ Bjorn Jawerth                   Director
---------------------------
Dr. Bjorn Jawerth


/s/ Richard F. Seifert              Director
---------------------------
Richard F. Seifert


/s/ C. Cristine Wittress            Director
---------------------------
C. Cristine Wittress